UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2004

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

SELECTED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Audited Consolidated Financial Statements as of December 31, 2002 and 2001 and for the Years Ended December 31, 2002, 2001 and 2000
SIGNATURES
Ex-23.1 Consent of Ernst & Young LLP

Item 5. Other Events and Regulation FD Disclosure.

      Filed herewith are Gaylord Entertainment Company’s (the “Company”) audited financial statements for the three years ended December 31, 2002, which reflect the addition of financial information concerning subsidiaries that are guarantors or non-guarantors of the Company’s outstanding 8% Senior Notes Due 2013, certain similar unaudited financial information with respect to the guarantor/non-guarantor entities for the nine months ended September 30, 2003, and September 30, 2002, and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2002 and the nine months ended September 30, 2003. Management’s Discussion and Analysis of Financial Condition and Results of Operations is presented on an integrated basis consistent with the presentation contained in the Company’s Registration Statement on Form S-4 filed today with the Securities and Exchange Commission and contains certain information regarding events subsequent to the information in the Company’s Current Report on Form 8-K filed on September 18, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 14, 2003. Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements included herein and in the Form 10-Q for the quarter ended September 30, 2003.

SELECTED HISTORICAL FINANCIAL INFORMATION

      The following selected historical financial information of Gaylord and its subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 was derived from our audited consolidated financial statements. The selected financial information as of December 31, 2000, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 was derived from previously issued audited consolidated financial statements adjusted for unaudited revisions for discontinued operations. The selected financial information for the nine-month periods ended September 30, 2003 and 2002 was derived from our unaudited consolidated financial statements. These unaudited interim consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments necessary (consisting of normal recurring adjustments) in the opinion of management for a fair presentation of the financial position and the results of operations for these periods. The information in the following table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Form 8-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Income Statement Data

									Nine Months Ended
	Years Ended December 31,								September 30,

	1998		1999		2000	2001	2002		2002	2003

	(In thousands)
Revenues:
Hospitality	$237,076		$239,248		$237,260	$228,712	$339,380		$245,834	$272,502
Attractions	110,452		97,839		69,283	67,064	65,600		50,037	45,310
Corporate and other	5,797		5,318		64	290	272		144	139

Total revenues	353,325		342,405		306,607	296,066	405,252		296,015	317,951

Operating expenses:
Operating costs	217,064		220,088		210,018	201,299	254,583		188,888	191,933
Selling, general and administrative	66,428		74,004		89,052	67,212	108,732		76,363	79,941
Preopening costs(1)	—		1,892		5,278	15,927	8,913		7,946	7,111
Gain on sale of assets(2)	—		—		—	—	(30,529)		(30,529)	—
Impairment and other charges	—		—		75,660 (9)	14,262 (9)	—		—	—
Restructuring charges	—		2,786	(6)	12,952 (6)	2,182 (6)	(17	)(6)	50	—
Merger costs	—		(1,741	)(7)	—	—	—		—	—
Depreciation and amortization	34,663		40,857		44,659	38,405	56,480		41,925	43,444

Total operating expenses	318,155		337,886		437,619	339,287	398,162		284,643	322,429

Total operating income (loss)	35,170		4,519		(131,012)	(43,221)	7,090		11,372	(4,478)

Interest expense, net of amounts capitalized	(28,742)		(15,047)		(30,307)	(39,365)	(46,960)		(36,289)	(31,139)
Interest income	25,067		5,922		4,046	5,554	2,808		1,917	1,773
Unrealized gain on Viacom stock, net	—		—		—	782	(37,300)		(39,611)	(27,067)
Unrealized gain on derivatives	—		—		—	54,282	86,476		80,805	24,016
Other gains and losses	19,351	(4)(5)	586,371	(8)(4)	(3,514)	2,661	1,163		665	435

Income (loss) from continuing operations before income taxes	50,846		581,765		(160,787)	(19,307)	13,277		18,859	(36,460)
Provision (benefit) for income taxes	19,866		172,831		(52,331)	(9,142)	1,318		1,605	(15,974)

see footnotes beginning on page 3

Nine Months Ended
Years Ended December 31,	September 30,

1998	1999	2000	2001	2002	2002	2003

(In thousands)

Income (loss) from continuing operations	30,980	408,934	(108,456)	(10,165)	11,959	17,254	(20,486)
Gain (loss) from discontinued operations, net of taxes(3)	(1,359)	(15,280)	(47,600)	(48,833)	85,757	83,093	36,126
Cumulative effect of accounting change, net of taxes	—	—	—	11,202	(10)	(2,572	)(11)	(2,572)	—

Net income (loss)	$29,621	$393,654	$(156,056)	$(47,796)	$95,144	$97,775	$15,640

Income (loss) per share:
Income (loss) from continuing operations	$0.94	$12.42	$(3.25)	$(0.30)	$0.36	$0.51	$(0.61)
Gain (loss) from discontinued operations	(0.04)	(0.46)	(1.42)	(1.45)	2.54	2.46	1.07
Cumulative effect of accounting change	—	—	—	0.33	(0.08)	(0.08)	—

Net income (loss)	$0.90	$11.96	$(4.67)	$(1.42)	$2.82	$2.89	$0.46

Income (loss) per share-assuming dilution:
Income (loss) from continuing operations	$0.93	$12.31	$(3.25)	$(0.30)	$0.36	$0.51	$(0.61)
Gain (loss) from discontinued operations	(0.04)	(0.46)	(1.42)	(1.45)	2.54	2.46	1.07
Cumulative effect of accounting change	—	—	—	0.33	(0.08)	(0.08)	—

Net income (loss)	$0.89	$11.85	$(4.67)	$(1.42)	$2.82	$2.89	$0.46

Dividends per share	$0.65	$0.80	$—	$—	$—	$—	$—

Balance Sheet Data

	As of December 31,									As of September 30,

	1998	1999		2000		2001		2002		2002		2003

Total assets	$1,012,624	$1,741,215		$1,930,805	(8)	$2,177,644	(8)	$2,192,196	(8)	$2,209,484		$2,314,551
Total debt	261,328	297,500		175,500		468,997	(12)	340,638	(12)	355,002		468,385
Secured forward exchange contract	—	—		613,054	(8)	613,054	(8)	613,054	(8)	613,054	(8)	613,054	(8)
Total stockholders’ equity	523,587	1,007,149	(10)	765,937		696,988		787,579		797,267		806,268

(1)	Preopening costs are the costs associated with pre-opening expenses related to the construction of new hotels, start-up activities and organization costs related to the Company’s Gaylord Palms Resort and Convention Center hotel in Kissimmee, Florida and the new Gaylord Texan hotel under construction in Grapevine, Texas. Gaylord Palms opened in January 2002 and the Gaylord Texan is anticipated to open in April 2004.

(2)	During 2002, the Company sold its one-third interest in the Opry Mills Shopping Center in Nashville, Tennessee and its interest in the related land lease between the Company and the Mills Corporation.

(3)	In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with the provisions of SFAS No. 144, the Company has presented the operating results and financial position of the following businesses as discontinued operations: WSM-FM and WWTN (the “Radio Operations”); Acuff-Rose Music; OKC Redhawks; Word Entertainment; GET Management; the Company’s artist management business; the Company’s international cable networks; the businesses sold to affiliates of The Oklahoma Publishing Company (“OPUBCO”) in 2001 consisting of Pandora Films, Gaylord Films, Gaylord Sports

Management, Gaylord Event Television and Gaylord Production Company; and the Company’s water taxis.

(4)	In 1995, the Company sold its cable television systems. Net proceeds were $198.8 million in cash and a note receivable with a face amount of $165.7 million, which was recorded at $150.7 million, net of a $15.0 million discount. As part of the sale transaction, the Company also received contractual equity participation rights (the “Rights”) equal to 15% of the net distributable proceeds from future asset sales. During 1998, the Company collected the full amount of the note receivable and recorded a pretax gain of $15.0 million related to the note receivable discount. During 1999, the Company received cash and recognized a pretax gain of $129.9 million representing the value of the Rights. The proceeds from the note receivable prepayment and the Rights were used to reduce outstanding bank indebtedness.

(5)	Includes a pretax gain of $16.1 million on the sale of the Company’s investment in the Texas Rangers Baseball Club, Ltd. and a pretax gain totaling $8.5 million primarily related to the settlement of contingencies from the sales of television stations KHTV in Houston and KSTW in Seattle.

(6)	Related primarily to employee severance and contract termination costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(7)	The merger costs relate to the reversal of merger costs associated with the October 1, 1997 merger when TNN and CMT were acquired by CBS.

(8)	Includes a pretax gain of $459.3 million on the divestiture of television station KTVT in Dallas-Ft. Worth in exchange for CBS Series B preferred stock (which was later converted into 11,003,000 shares of Viacom, Inc. Class B common stock), $4.2 million of cash, and other consideration. The CBS Series B preferred stock was included in total assets at its market value of $648.4 million at December 31, 1999. The Viacom, Inc. Class B common stock was included in total assets at its market values of $448.5 million, $485.8 million and $514.4 million at December 31, 2002, 2001 and 2000, respectively, and $421.4 million and $446.2 million at September 30, 2003 and 2002, respectively. During 2000, the Company entered into a seven-year forward secured exchange contract for a notional amount of $613.1 million with respect to 10,937,900 shares of the Viacom, Inc. Class B common stock. Prepaid interest related to the secured forward exchange contract of $118.1 million, $145.0 million and $171.9 million was included in total assets at December 31, 2002, 2001 and 2000, respectively, and $98.0 million and $124.9 million was included in total assets at September 30, 2003 and 2002, respectively.

(9)	Reflects the divestiture of certain businesses and reduction in the carrying values of certain assets.

(10)	Reflects the cumulative effect of the change in accounting method related to recording the derivatives associated with the secured forward exchange contract at fair value as of January 1, 2001, of $18.3 million less a related tax provision of $7.1 million.

(11)	Reflects the cumulative effect of the change in accounting method related to adopting the provisions of SFAS No. 142. The Company recorded an impairment loss related to impairment of the goodwill of the Radisson Hotel at Opryland. The impairment loss was $4.2 million, less taxes of approximately $1.6 million.

(12)	Related primarily to the construction of the Company’s Gaylord Palms Resort and Convention Center hotel in Kissimmee, Florida and its new Gaylord Texan Resort and Convention Center in Grapevine, Texas.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      Gaylord Entertainment Company is a diversified hospitality and entertainment company which has operated through its subsidiaries, principally in three business segments: Hospitality; Opry and Attractions Group; and Corporate and Other. During 2003, the Company revised its reportable segments for all periods presented based upon the sale of WSM-FM and WWTN(FM), new management and an internal realignment of operational responsibilities. The Company is managed using the three business segments described above, as well as its recently acquired ResortQuest vacation rental and property management business, which will be a new segment. Due to management’s decision during 2003 and 2002 to pursue plans to dispose of certain businesses, those businesses have been presented as discontinued operations as described in more detail below.

Hotel Development and Financing

      Gaylord Palms in Kissimmee, Florida commenced operations in January 2002. The Company recorded $4.5 million and $12.2 million of preopening expenses during 2002 and 2001, respectively. The Gaylord Texan in Grapevine, Texas, which is currently under construction and is scheduled to open in April 2004, recorded $4.0 million and $3.1 million of preopening expenses during 2002 and 2001, respectively. The Company expects increases in preopening costs related to the Gaylord Texan until its completion. As of December 31, 2002, the Company had $98.6 million in unrestricted cash in addition to the net cash flows from certain operations to fund its cash requirements including the Company’s 2003 construction commitments related to its hotel construction projects. These resources were not adequate to fund all of the Company’s 2003 construction commitments. Therefore, additional long-term financing was required to fund the Company’s construction commitments related to its hotel development projects and to fund its overall anticipated operating losses in 2003. During May 2003, the Company finalized a $225 million credit facility, which we refer to as the 2003 Florida/Texas senior secured loans or the 2003 Loans, with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Florida/Texas senior secured loans were repaid with the proceeds of our outstanding 8% senior notes due 2013 and were replaced by our new revolving credit facility in November 2003. The 2003 Loans consisted of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Loans were due in 2006. The senior loan bore interest of LIBOR plus 3.5%. The subordinated loan bore interest of LIBOR plus 8.0%. The 2003 Loans were secured by the Gaylord Palms assets and the Gaylord Texan. At the time of closing the 2003 Loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Loans at 1.48% in year one and 2.09% in year two. The Company was required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the 2003 Loans. At the end of the third quarter of 2003, the Company had 100% borrowing capacity of the $25 million revolver. Proceeds of the 2003 Loans were used to pay off the Term Loan of $60 million as discussed below and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Gaylord Texan. At September 30, 2003 the unamortized balance of the 2003 Loans deferred financing costs were $2.6 million in current assets and $4.3 million in long-term assets. The provisions of the 2003 Loans contained covenants and restrictions including compliance with certain financial covenants, restrictions on additional indebtedness, escrowed cash balances, as well as other customary restrictions. As of September 30, 2003, the Company was in compliance with all covenants under the 2003 loans.

Recent Developments

      On November 12, 2003, the Company completed its offering of $350 million in aggregate principal amount of senior notes due 2013 (the “Senior Notes”) in an institutional private placement, increased from the $225 million proposed offering previously announced. The interest rate of the Senior Notes is 8%, although the Company has entered into interest rate swaps with respect to $125 million principal amount of the Senior Notes which results in an effective interest rate of LIBOR plus 2.95% with respect to that portion of the Senior Notes. The Senior Notes, which mature on November 15, 2013, bear interest semi-annually in cash in arrears on May 15 and November 15 of each year, starting on May 15, 2004. The Senior Notes are redeemable, in whole or in part, at any time on or after November 15, 2008 at a designated redemption amount, plus accrued and unpaid interest. In addition, the Company may redeem up to 35% of the Senior Notes before November 15, 2006 with the net cash proceeds from certain equity offerings. The Senior Notes rank equally in right of payment with the Company’s other unsecured unsubordinated debt, but are effectively subordinated to all of the Company’s secured debt to the extent of the assets securing such debt. The Senior Notes are guaranteed on a senior unsecured basis by each of the Company’s subsidiaries that was a borrower or guarantor under the 2003 Loans, and as of November 2003, of the new revolving credit facility. The net proceeds from the offering of the Senior Notes, together with the Company’s cash on hand, were used as follows:

•	$275.6 million was used to repay the $150 million senior term loan portion and the $50 million subordinated term loan portion of the 2003 Loans, as well as the remaining $66 million of the Company’s $100 million Mezzanine Loan and to pay certain estimated fees and expenses related to the ResortQuest acquisition; and

•	$79.2 million was placed in escrow pending consummation of the ResortQuest acquisition, at which time that amount was used, together with available cash, to repay ResortQuest’s senior notes and its credit facility.

      On November 20, 2003, we entered into a new $65.0 million revolving credit facility, which has been increased to $100.0 million. The new revolving credit facility, which replaced the revolving credit portion under the 2003 Florida/Texas senior secured credit facility, matures in May 2006 and borrowings thereunder bear interest at a rate of either LIBOR plus 3.50% or the lending banks’ base rate plus 2.25%. The new revolving credit facility is guaranteed by our subsidiaries that were guarantors or borrowers under our 2003 Florida/Texas senior secured credit facility and is secured by a leasehold mortgage on the Gaylord Palms Resort & Convention Center. The new revolving credit facility requires us to achieve substantial completion and initial opening of the Gaylord Texan by June 30, 2004. The new revolving credit facility was arranged by Deutsche Bank Securities Inc. and Banc of America Securities LLC.

      On November 20, 2003, the Company acquired ResortQuest in a tax-free stock-for-stock merger. ResortQuest, which is based in Destin, Florida, is one of the largest vacation rental property manager in the United States. ResortQuest will continue to operate as a separate brand led by its existing senior management team. Under the terms of the definitive merger agreement, the ResortQuest stockholders received 0.275 shares of Gaylord common stock for each outstanding share of ResortQuest common stock.

      The Company revised its reportable segments during the first quarter of 2003 due to the Company’s decision to dispose of WSM-FM and WWTN(FM). Subsequent to committing to a plan of disposal during the first quarter of 2003, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus Broadcasting, Inc. (“Cumulus”) in exchange for approximately $62.5 million in cash. The Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 21, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million. At the time of the sale, net proceeds of approximately $50 million were placed in an escrow account for completion of the Gaylord Texan. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

      Gaylord is a party to the lawsuit styled Nashville Hockey Club Limited Partnership v. Gaylord Entertainment Company, Case No. 03-1474, now pending in the Chancery Court for Davidson County, Tennessee. In its complaint for breach of contract, Nashville Hockey Club Limited Partnership alleges that Gaylord failed to honor its payment obligation under a Naming Rights Agreement for the multi-purpose arena in Nashville known as the Gaylord Entertainment Center. Specifically, Plaintiff alleges that Gaylord failed to make a semi-annual payment to Plaintiff in the amount of $1,186,565.50 when due on January 1, 2003 and in the amount of $1,245,894 when due on July 1, 2003. Gaylord contends that it made the payment due under the Naming Rights Agreement by way of set off against obligations owed by Plaintiff to CCK Holdings, LLC (“CCK”) (a wholly-owned consolidated subsidiary of the Company) under a “put option” CCK exercised pursuant to the Partnership Agreement between CCK and Plaintiff. CCK has assigned the proceeds of its put option to Gaylord. Gaylord is vigorously contesting this case by filing an answer and counterclaim denying any liability to Plaintiff, specifically alleging that all payments due to Plaintiff under the Naming Rights Agreement have been paid in full and asserting a counterclaim for amounts owing on the put option under the Partnership Agreement. Nashville Hockey Club Limited Partnership has filed a motion for summary judgment, which has been set for hearing on February 6, 2004, and the parties are proceeding with discovery. Gaylord will continue to vigorously assert its rights in this litigation.

      The Company restated its historical financial statements for 2000, 2001 and the first nine months of 2002 to reflect certain non-cash changes, which resulted primarily from a change to the Company’s income tax accrual and the manner in which the Company accounted for its investment in the Nashville Hockey Club Limited Partnership, which owns the Nashville Predators. The Company has been advised by the SEC Staff that it is conducting a formal investigation into the financial results and transactions that were the subject of the restatement by the Company. The Company has been cooperating with the SEC staff and intends to continue to do so. Although the Company cannot predict the ultimate outcome of the investigation, the Company does not currently believe that the investigation will have a material adverse effect on the Company’s financial condition or results of operations.

Critical Accounting Policies

      “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discusses Gaylord’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Accounting estimates are an integral part of the preparation of the consolidated financial statements and the financial reporting process and are based upon current judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Certain accounting estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from the Company’s current judgments and estimates.

      This listing of critical accounting policies is not intended to be a comprehensive list of all of the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment regarding accounting policy. The Company believes that of its significant accounting policies, as discussed in Note 1 to the consolidated financial statements, the following may involve a higher degree of judgment and complexity.

      Revenue Recognition. The Company recognizes revenue from its rooms as earned on the close of business each day. Revenues from concessions and food and beverage sales are recognized at the time of the sale. The Company recognizes revenues from the Opry and Attractions Group segment when services are provided or goods are shipped, as applicable. Provision for returns and other adjustments are provided for in the same period the revenues are recognized. The Company defers revenues related to deposits on advance room bookings and advance ticket sales at the Company’s tourism properties until such amounts are earned.

      Impairment of Long-Lived Assets and Goodwill. In accounting for the Company’s long-lived assets other than goodwill, the Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company adopted the provisions of SFAS No. 144 during 2001 with an effective date of January 1, 2001. The Company previously accounted for goodwill using SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” In June 2001, SFAS No. 142, “Goodwill and Other Intangible Assets,” was issued. SFAS No. 142 is effective January 1, 2002. Under SFAS No. 142, goodwill and other intangible assets with indefinite useful lives will not be amortized but will be tested for impairment at least annually and whenever events or circumstances occur indicating that these intangibles may be impaired. The determination and measurement of an impairment loss under these accounting standards require the significant use of judgment and estimates. The determination of fair value of these assets and the timing of an impairment charge are two critical components of recognizing an asset impairment charge that are subject to the significant use of judgment and estimation. Future events may indicate differences from these judgments and estimates.

      Restructuring Charges. The Company has recognized restructuring charges in accordance with Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in its consolidated financial statements. Restructuring charges are based upon certain estimates of liabilities related to costs to exit an activity. Liability estimates may change as a result of future events, including negotiation of reductions in contract termination liabilities and expiration of outplacement agreements.

Discontinued Operations

      In August 2001, the FASB issued SFAS No. 144, which superseded SFAS No. 121 and the accounting and reporting provisions for the disposal of a segment of a business of APB Opinion No. 30, “Reporting the Results of Operations -Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 retains the requirements of SFAS No. 121 for the recognition and measurement of an impairment loss and broadens the presentation of discontinued operations to include a component of an entity (rather than a segment of a business).

      In accordance with the provisions of SFAS No. 144, the Company has presented the operating results, financial position and cash flows of the following businesses as discontinued operations in its consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years ended December 31, 2002 and as of September 30, 2003 and for the nine months ended September 30, 2003 and September 30, 2002: WSM-FM and WWTN(FM) (the “Radio Operations”); Word Entertainment (“Word”), the Company’s contemporary Christian music business; the Acuff-Rose Music Publishing catalog entity; GET Management, the Company’s artist management business which was sold during 2001; the Company’s ownership interest in the Oklahoma Redhawks (the “Redhawks”), a minor league baseball team based in Oklahoma City, Oklahoma; the Company’s international cable networks; the businesses sold to affiliates of OPUBCO in 2001 consisting of Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company; and the Company’s water taxis sold in 2001.

Derivatives

      The Company utilizes derivative financial instruments to reduce interest rate risks and to manage risk exposure to changes in the value of certain owned marketable securities. Effective January 1, 2001, the Company records derivatives in accordance with SFAS No. 133, as amended. SFAS No. 133, as amended, established accounting and reporting standards for derivative instruments and hedging activities.

SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for treatment as cash flow hedges in accordance with the provisions of SFAS No. 133. In October 1999, CBS Corporation (“CBS”) acquired the television station KTVT from the Company in exchange for $485.0 million of CBS Series B convertible preferred stock, $4.2 million of cash and other consideration. The Company recorded a pretax gain of $459.3 million, which is included in other gains and losses in the consolidated statements of operations, based upon the disposal of the net assets of KTVT of $29.9 million, including related selling costs. CBS merged with Viacom in May 2000, resulting in the conversion of CBS convertible preferred stock into Viacom stock. During 2000, the Company entered into a seven-year secured forward exchange contract with respect to 10,937,900 shares of its Viacom, Inc. (“Viacom”) stock investment acquired, indirectly, as a result of the divestiture of KTVT in exchange for $485.0 million of CBS Series B convertible preferred stock, $4.2 million of cash and other consideration. Under SFAS No. 133, components of the secured forward exchange contract are considered derivatives. The adoption of SFAS No. 133 has had a material impact on the Company’s results of operations and financial position.

      During 2001, the Company entered into three contracts to cap its interest rate risk exposure on its long-term debt. Two of the contracts cap the Company’s exposure to one-month LIBOR rates on up to $375.0 million of outstanding indebtedness at 7.5%. Another interest rate cap, which caps the Company’s exposure on one-month Eurodollar rates on up to $100.0 million of outstanding indebtedness at 6.625%, expired in October 2002. These interest rate caps qualify for hedge accounting and changes in the values of these caps are recorded as other comprehensive income and losses in the consolidated statements of stockholders’ equity.

Results of Operations

      The following table contains unaudited summary financial data for the nine month periods ended September 30, 2003 and 2002 and the three years ended December 31, 2002. The table also shows the percentage relationships to total revenues and, in the case of segment operating income (loss), its relationship to segment revenues.

							Nine Months Ended
	Years Ended December 31,						September 30,

	2002	%	2001	%	2000	%	2003	%	2002	%

	(Dollars in thousands)
Revenues:
Hospitality	$339,380	83.7	$228,712	77.3	$237,260	77.4	$272,502	85.7	$245,834	83.0
Opry and Attractions Group	65,600	16.2	67,064	22.6	69,283	22.6	45,310	14.3	50,037	16.9
Corporate and other	272	0.1	290	0.1	64	—	139	—	144	—

Total revenues	405,252	100.0	296,066	100.0	306,607	100.0	317,951	100.0	296,015	100.0

Operating expenses:
Operating costs	254,583	62.8	201,299	68.0	210,018	68.5	191,933	60.4	188,888	63.8
Selling, general & administrative	108,732	26.8	67,212	22.7	89,052	29.0	79,941	25.1	76,363	25.8
Preopening costs	8,913	2.2	15,927	5.4	5,278	1.7	7,111	2.2	7,946	2.7
Gain on sale of assets	(30,529)	—	—	—	—	—	—	—	(30,529)	—
Impairment and other charges	—	—	14,262	—	75,660	—
Restructuring charge, net	(17)	—	2,182	—	12,952	—	—	—	50	—
Depreciation and amortization:
Hospitality	44,924		25,593		24,447		34,991		33,547
Opry and Attractions Group	5,778		6,270		13,955		3,851		4,095
Corporate and other	5,778		6,542		6,257		4,602		4,283

Total depreciation and amortization	56,480	13.9	38,405	13.0	44,659	14.6	43,444	13.7	41,925	14.2

Total operating expenses	398,162	98.3	339,287	114.6	437,619	142.7	322,429	101.4	284,643	96.2
Operating income (loss);
Hospitality	25,972	7.7	34,270	15.0	45,478	19.2	34,687	12.7	18,018	7.3
Opry and Attractions Group	1,596	2.4	(5,010)	(7.5)	(44,413)	(64.1)	(610)	(1.3)	2,400	4.8
Corporate and other	(42,111)	—	(40,110)	—	(38,187)	—	(31,379)	—	(31,535)	—
Preopening costs	(8,913)	—	(15,927)	—	(5,278)	—	(7,176)	—	(7,990)	—
Gain on sale of assets	30,529	—	—	—	—	—	—	—	30,529	—
Impairment and other charges	—	—	(14,262)	—	(75,660)	—
Restructuring charge, net	17	—	(2,182)	—	(12,952)	—	—	—	(50)	—

Total operating income (loss)	7,090	1.8	(43,221)	(14.6)	(131,012)	(42.7)	(4,478)	(1.4)	11,372	3.8
Interest expense, net of amounts capitalized	(46,960)	—	(39,365)	—	(30,307)	—	(31,139)	—	(36,289)	—
Interest income	2,808	—	5,554	—	4,046	—	1,773	—	1,917	—
Gain (loss) on Viacom and derivatives, net	49,176	—	55,064	—	—	—	(3,051)	—	41,194	—
Other gains and losses	1,163	—	2,661	—	(3,514)	—	435	—	665	—
(Provision) benefit for income taxes	(1,318)	—	9,142	—	52,331	—	15,974	—	(1,605)	—
Income from discontinued operations, net of taxes	85,757	—	(48,833)	—	(47,600)	—	36,126	—	83,093	—
Cumulative effect of accounting change, net of taxes	(2,572)	—	11,202	—	—	—	—	—	(2,572)	—

Net income (loss)	$95,144		$(47,796)	—	$(156,056)	—	$15,640	—	$97,775	—

      The Company considers Revenue per Available Room (RevPAR) to be a meaningful indicator of our hospitality segment performance because it measures the period over period change in room revenues. The Company calculates RevPAR by dividing room sales by room nights available to guests for the period. RevPAR is not comparable to similarly titled measures such as revenues. Occupancy, average daily rate and RevPAR for Gaylord Opryland and Gaylord Palms, subsequent to its January 2002 opening, are shown in the following table.

	Years Ended December 31,

	2002	2001	2000

Gaylord Opryland
Occupancy	68.6%	70.3%	75.9%
ADR	$142.58	$140.33	$140.03
RevPAR	$97.80	$98.65	$106.22
Gaylord Palms
Occupancy	64.8%	—	—
ADR	$168.65	—	—
RevPAR	$109.37	—	—

Nine Month Periods Ended September 30, 2003 and September 30, 2002

Hospitality

      The Hospitality segment comprises the operations of the Gaylord Hotel properties and the Radisson Hotel at Opryland. The Gaylord Hotel properties consist of the Gaylord Opryland Resort and Convention Center located in Nashville, Tennessee (“Gaylord Opryland”) and the Gaylord Palms Resort and Convention Center located in Kissimmee, Florida (“Gaylord Palms”).

      The Company considers Revenue per Available Room (RevPAR) to be a meaningful indicator of our hospitality segment performance because it measures the period over period change in room revenues. The Company calculates RevPAR by dividing room sales by room nights available to guests for the period. RevPAR is not comparable to similarly titled measures such as revenues. Occupancy, Average Daily Rate and RevPAR for Gaylord Opryland and Gaylord Palms, subsequent to its January 2002 opening, are shown in the following table.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Gaylord Opryland
Occupancy	70.7%	68.7%	72.2%	67.0%
Average Daily Rate	$132.25	$140.78	$135.16	$140.09
RevPAR	$93.46	$96.71	$97.64	$93.83
Gaylord Palms
Occupancy	70.0%	68.6%	76.2%	68.2%
Average Daily Rate	$147.17	$155.54	$169.57	$170.66
RevPAR	$103.00	$106.72	$129.28	$116.41

      Total revenues in the Hospitality segment decreased $2.3 million, or 2.7%, to $82.8 million in the third quarter of 2003 as compared to the third quarter of 2002, and increased $26.7 million, or 10.8%, to $272.5 million in the first nine months of 2003 compared to the same period of 2002. Revenues of Gaylord Palms decreased $3.1 million, or 9.0%, to $31.5 million in the third quarter of 2003, and increased $15.6 million, or 15.6%, to $115.8 million for the first nine months of 2003. Revenues of Gaylord Opryland increased $0.8 million, or 1.5%, to $49.4 million in the third quarter of 2003 and increased $10.8 million, or 7.7%, to $151.5 million in the first nine months of 2003.

      Revenues decreased at Gaylord Palms for the three months ended September 30, 2003, as compared to the three months ended September 30, 2002, due to a reduction in group rooms occupied due to accommodations to groups needing to move their meetings from third quarter 2003 to 2004. The increase in revenues at Gaylord Palms for the nine months ended September 30, 2003, as compared to the nine months ended September 30, 2002, is attributed to higher levels of occupancy at the hotel during the period and higher RevPAR during the period. This higher level of occupancy can be attributed to lower than anticipated results in 2002 due to the effects of the September 11, 2001 terrorist attacks, as well as the fact that the hotel was in operation for the full nine months of 2003. Management also believes this higher level of occupancy can also be attributed to higher customer satisfaction at the hotel, resulting in increases in return and first-time group and individual bookings.

      The increase in revenues at Gaylord Opryland for the three months ended September 30, 2003, as compared to the three months ended September 30, 2002, was driven by higher occupancy at the hotel. While occupancy increased, lower group room rates and an unfavorable change in group customer mix during the period contributed to a reduction in average daily rate and RevPAR during this period. The increase in revenues at Gaylord Opryland for the nine months ended September 30, 2003, as compared to the nine months ended September 30, 2002, is primarily attributed to increased occupancy during the period.

      Total operating expenses, which consists of operating costs and selling, general and administrative expenses, in the Hospitality segment increased $0.4 million, or 0.6%, to $65.7 million in the third quarter of 2003, and increased $8.6 million, or 4.4%, to $202.9 million in the first nine months of 2003. For the third quarter of 2003, Gaylord Palms’ total operating expenses decreased $0.4 million, or 1.5%, to $26.8 million and Gaylord Opryland’s total operating expenses increased $0.6 million, or 1.6%, to $37.6 million. For the first nine months of 2003, Gaylord Palms’ total operating expenses increased $6.3 million, or 8.0%, to $85.2 million and Gaylord Opryland’s total operating expenses increased $2.0 million, or 1.8%, to $113.8 million.

      Operating costs consists of direct costs associated with the daily operations of the Company’s businesses. Operating costs in the Hospitality segment increased $2.7 million, or 5.5%, to $51.5 million for the third quarter of 2003, and increased $6.8 million, or 4.5%, to $157.2 million in the first nine months of 2003. Operating costs at Gaylord Palms increased $0.7 million, to $19.4 million for the third quarter of 2003, and increased $3.8 million, to $61.6 million, for the first nine months of 2003. Operating costs at Gaylord Opryland increased $1.8 million to $31.0 million in the third quarter of 2003, and increased $2.8 million, to $92.9 million, for the first nine months of 2003. The increase at Gaylord Palms for the three months ended September 30, 2003 was due to the increased level of occupancy at the hotel, while the increase at Gaylord Palms for the nine months ended September 30, 2003 was primarily attributed to the fact that the hotel was open for the full nine months of 2003. The increase in operating costs at Gaylord Opryland for the three and nine months ended September 30, 2003 was due to an increase in utilities expense, as well as higher costs resulting from increased occupancy at the hotel.

      Selling, general and administrative expenses in the hospitality segment decreased $2.3 million, or 13.7%, to $14.3 million, for the three months ended September 30, 2003 compared to the same period ended 2002, and increased $1.8 million, or 4.0%, to $45.6 million for the first nine months of 2003. Selling, general and administrative expenses at Gaylord Palms decreased $1.1 million, to $7.3 million, for the third quarter of 2003, and increased $2.5 million to $23.6 million for the first nine months of 2003. The decrease in selling, general and administrative expenses at Gaylord Palms for the three months ending September 30, 2003 is due to a reduction in advertising expenditures and raw materials and supplies. This reduction can be attributed to a higher level of expenditures in 2002 associated with the hotel’s continued “start-up” operations in the third quarter of 2002. The increase in selling, general and administrative expenses at Gaylord Palms for the nine month period ended September 30, 2003, as compared to the nine month period ended September 30, 2002, is primarily attributable to the fact that the hotel was in operation for the full nine months of 2003.

      Selling, general and administrative expenses at Gaylord Opryland decreased $1.2 million, to $6.6 million for the third quarter of 2003, and decreased $0.8 million, to $21.0 million, for the first nine months of 2003. The decrease in selling, general and administrative expenses for the three and nine months ended September 30, 2003 for Gaylord Opryland is due to a decrease in advertising expense related to a reduction in special event advertising and a decrease in direct mail advertising.

Attractions and Opry Group

      The Attractions and Opry Group consists of the Grand Ole Opry, WSM-AM, the Ryman Auditorium, the Wildhorse Saloon, the General Jackson Showboat, the Springhouse Golf Course and Corporate Magic, a company specializing in the production of creative and entertainment events in support of the corporate and meeting marketplace.

      Revenues in the Attractions and Opry Group segment were flat at $15.3 million for the third quarter of 2003 as compared to the third quarter of 2002, and decreased $4.7 million, or 9.4%, to $45.3 million for the first nine months of 2003. The decrease in revenues in the Attractions and Opry Group is primarily due to a $4.3 million decrease at Corporate Magic due to decreased corporate customer spending during the first nine months of 2003, as compared to the same period of 2002. The decrease in revenue of Corporate Magic was partially offset by increased revenues of the Grand Ole Opry and the Wildhorse Saloon during the first nine months of 2003 due to a slightly better tourism market during 2003 as compared to 2002.

      Total operating expenses in the Attractions and Opry Group segment increased $0.6 million, or 4.8%, to $13.2 million in the third quarter of 2003, and decreased $1.5 million, or 3.4%, to $42.1 million for the first nine months of 2003. The decrease in total operating expense for the nine months of 2003 is primarily due to the decrease in operating expenses associated with Corporate Magic’s decrease in revenue.

      Operating costs of the Attractions and Opry Group segment increased $1.3 million, or 15.2%, to $10.1 million for the third quarter of 2003, as compared to the third quarter of 2002, and decreased $4.7 million, or 14.1%, to $28.7 million for the first nine months of 2003, compared to the same period of 2002. The increase in operating costs for the third quarter is primarily attributed to increased labor costs and corporate shared services allocations. The operating costs decrease for the nine months ending September 30, 2003, is due to a decrease in the operating costs of Corporate Magic of $3.4 million, to $6.3 million for the first nine months of 2003, as compared to same period of 2002, as a result of a decrease in Corporate Magic revenue.

      During 2000, the Company began production of an IMAX movie to portray the history of country music. As a result of the 2001 Strategic Assessment, the carrying value of the IMAX film asset was reevaluated on the basis of its estimated future cash flows resulting in an initial impairment charge of $6.9 million.

      In the third quarter of 2003, based on the revenues generated by the theatrical release of the movie, the asset was again reevaluated on the basis of estimated future cash flows. As a result, an additional impairment charge of $0.9 million was recorded in the third quarter of 2003. The carrying value of the asset was $1.2 million, as of September 30, 2003.

      Selling, general and administrative expenses of the Attractions and Opry Group decreased $0.7 million to $3.2 million for the third quarter of 2003, as compared to the third quarter of 2002, and increased $3.3 million, to $13.4 million for the first nine months of 2003. The increase in selling, general and administrative expenses during the first nine months of 2003 is primarily due to the increase in certain profit sharing and bonus plan expenses.

Corporate and Other

      Corporate and Other segment consists of the naming rights agreement, salaries and benefits, legal, human resources, accounting, pension and other administrative costs. Total operating expenses in the Corporate and Other segment increased $0.8 million, or 10.1%, to $9.2 million during the third quarter of 2003, and decreased $0.5 million, or 1.8%, to $27.0 million for the first nine months of 2003. Effective December 31, 2001, the Company amended its retirement plans and its retirement savings plan. As a result of these amendments, the retirement cash balance benefit was frozen and the policy related to future Company contributions to the retirement savings plan was changed. The Company recorded a pretax charge of $5.7 million in the first quarter of 2002 related to the write-off of unamortized prior service cost in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined

Benefit Pension Plans and for Termination Benefits”, and related interpretations, which is included in selling, general and administrative expenses. In addition, the Company amended the eligibility requirements of its postretirement benefit plans effective December 31, 2001. In connection with the amendment and curtailment of the plans and in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and related interpretations, the Company recorded a gain of $2.1 million which is reflected as a reduction in corporate and other selling, general and administrative expenses in the first quarter of 2002. The change in operating costs associated with the change in pension plans was a net increase of selling, general and administrative costs in 2002 of $3.3 million. These nonrecurring gains and losses were recorded in the Corporate and Other segment and were not allocated to the Company’s other operating segments.

Preopening Costs

      Preopening costs are costs related to the Company’s hotel development activities. Preopening costs increased $1.4 million, to $3.3 million for the third quarter of 2003, and decreased $0.8 million, to $7.1 million for the first nine months of 2003. The changes in the preopening costs are attributed to the opening of Gaylord Palms in January 2002, and the increased activity in preparing the Gaylord Texan expected to open in April 2004. Preopening costs for the three months and nine months ended September 30 are as follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(In thousands)
Gaylord Palms	$—	$41	$—	$4,846
Gaylord Texan	3,257	1,438	6,928	2,712
Other preopening	26	388	183	388

Total preopening costs	$3,283	$1,867	$7,111	$7,946

      The Company expects preopening costs to increase during the remainder of 2003 as a result of the Gaylord Texan. The Company anticipates preopening costs associated with the Gaylord Texan to total approximately $12.6 million for the twelve months ended December 31, 2003.

Gain on Sale of Assets

      During 1998, the Company entered into a partnership with The Mills Corporation to develop the Opry Mills Shopping Center in Nashville, Tennessee. The Company held a one-third interest in the partnership as well as the title to the land on which the shopping center was constructed, which was being leased to the partnership. During the second quarter of 2002, the Company sold its partnership share to certain affiliates of The Mills Corporation for approximately $30.8 million in cash proceeds upon the disposition. In accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate”, and other applicable pronouncements, the Company deferred approximately $20.0 million of the gain representing the estimated present value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002. The Company recognized approximately $10.6 million of the proceeds, net of certain transaction costs, as a gain during the second quarter of 2002. During the third quarter of 2002, the Company sold its interest in the land lease and recognized the remaining $20.0 million deferred gain, less certain transaction costs.

Restructuring Charges

      As part of the Company’s ongoing assessment of operations during 2002, the Company identified certain duplication of duties within divisions and realized the need to streamline those tasks and duties. Related to this assessment, during the second quarter of 2002 the Company adopted a plan of restructuring to streamline certain operations and duties. Accordingly, the Company recorded a pretax restructuring charge of $1.1 million related to employee severance costs and other employee benefits. The restructuring charges all relate to continuing operations. The 2002 restructuring charge was partially offset by reversal of prior years’ restructuring accrual of $1.1 million, as discussed below.

      During the second quarter of 2002, the Company reversed $0.9 million of the 2001 restructuring charges related to continuing operations. The reversal included charges related to a lease commitment and certain placement costs related to the 2001 and 2000 restructuring. During the second quarter of 2002, the Company entered into two subleases to lease certain office space the Company previously had recorded in the 2001 and 2000 restructuring charges. The sublease agreements resulted in a reversal of the 2001 and 2000 restructuring charges in the amount of $0.7 million and $0.1 million, respectively. Also during the second quarter of 2002, the Company evaluated the 2001 restructuring accrual and determined certain severance benefits and outplacement services had expired.

      During the fourth quarter of 2000, the Company recognized pretax restructuring charges of $16.4 million related to exiting certain lines of business and implementing a new strategic plan. The restructuring charges consisted of contract termination costs of $10.0 million to exit specific activities and employee severance and related costs of $6.4 million. During the second quarter of 2001, the Company negotiated reductions in certain contract termination costs, which allowed the reversal of $2.3 million of the restructuring charges originally recorded during the fourth quarter of 2000.

Depreciation Expense

      Depreciation expense was $13.2 million for the third quarter and $39.7 million for the first nine months of 2003 and remained relatively constant compared to the same periods of 2002, due to the same amount of depreciable assets in service during the periods.

Amortization Expense

      Amortization expense increased $0.4 million for the third quarter and $1.1 million for the nine months ended September 30, 2003, as compared to the same periods of 2002. The increase in amortization expense is due to additional amortization of software during the periods.

Consolidated Operating Income (Loss)

      Total operating income decreased $26.2 million to an operating loss of $7.9 million in the third quarter of 2003 as compared to the third quarter of 2002, and decreased $15.9 million, to a $4.5 million operating loss in the first nine months of 2003, as compared to the same period of 2002. This decrease is primarily attributed to a gain of $20.0 million representing the estimated fair value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002, that was recognized in the operating results for the nine months ended September 30, 2002. Operating income in the hospitality segment decreased $4.7 million during the third quarter of 2003, and increased $17.5 million for the first nine months of 2003. The decrease for the three months ended September 30, 2003 is attributed to lower RevPAR. The increase for the first nine months of 2003 is primarily as a result of the Gaylord Palms being open for a full nine months in 2003. Operating income of the Attractions and Opry Group segment decreased $0.6 million to $0.8 million for the third quarter of 2003, and decreased $3.0 million, to an operating loss of $0.6 million for the first nine months of 2003. The operating income of the Attractions and Opry Group segment decreased as a result of decreased operating income of Corporate Magic of $1.0 million due to decreased corporate customer spending and a reduction in events for the first nine months of 2003 as compared to 2002.

      The Corporate and Other segment realized an operating loss of $10.7 million for the third quarter of 2003 compared to an operating income of $10.2 million for the same period a year earlier. The decrease of $20.9 million is primarily attributed to a gain of $20.0 million representing the estimated fair value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002, that was recognized in the operating results for the third quarter of 2002. The change is due to increased personnel costs, changes in the Company’s medical plans and the Company’s amendment of its retirement plans, retirement savings plan and postretirement benefits plans.

Consolidated Interest Expense

      Consolidated interest expense, including amortization of deferred financing costs, decreased $1.5 million to $10.5 million for the third quarter of 2003 and decreased $5.2 million in the nine months ended September 30, 2003. The decrease in 2003 was caused by an increase in capitalized interest of $5.7 million primarily related to the increase in capitalized interest of the Gaylord Texan during the first nine months of 2003. The increase in capitalized interest was partially offset by the write-off of unamortized deferred financing costs of the Term Loan at the time the Term Loan was paid off in May 2003. The Company’s weighted average interest rate on its borrowings, including the interest expense related to the secured forward exchange contract, was 5.2% in the first nine months of 2003 as compared to 5.3% in the first nine months of 2002.

Consolidated Interest Income

      Interest income remained relatively constant at $0.7 million for the third quarter of 2003, and $1.8 million for the first nine months of 2003.

Unrealized Gain (Loss) on Viacom Stock and Derivatives

      During 2000, the Company entered into a seven-year secured forward exchange contract with respect to 10.9 million shares of Viacom Class B Common Stock (the “Viacom Stock”). Effective January 1, 2001, the Company adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, and reclassified its investment in Viacom Stock from available-for-sale to trading. Under SFAS No. 133, components of the secured forward exchange contract are considered derivatives.

      For the three months ended September 30, 2003, the Company recorded net pretax losses of $59.0 million related to the decrease in fair value of the Viacom Stock and a pretax gain of $33.0 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract. For the nine months ended September 30, 2003, the Company recorded a pretax loss of $27.1 million related to the decrease in fair value of the Viacom Stock and pretax gains of $24.0 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract.

      For the three months ended September 30, 2002, the Company recorded net pretax losses of $42.0 million related to the decrease in fair value of the Viacom Stock and a pretax gain of $60.7 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract. For the nine months ended September 30, 2002, the Company recorded a pretax loss of $39.6 million related to the decrease in fair value of the Viacom Stock and pretax gains of $80.8 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract.

Consolidated Other Gains and Losses

      Other gains and losses decreased $0.6 million during the three months ended September 30, 2003 as compared to the same period in 2002 and decreased $0.2 million for the nine months ended September 30, 2003.

Consolidated Income Taxes

      The provision for income taxes decreased $26.4 million to a $19.1 million benefit in the third quarter of 2003, and decreased $17.6 million to a $16.0 million benefit for the nine months ended September 30,

2003. The effective tax rate for income taxes was 43.87% for the first nine months of 2003 compared to 8.51% for the first nine months of 2002.

  Discontinued Operations

      In accordance with the provisions of SFAS No. 144, the Company has presented the operating results, financial position, cash flows and any gain or loss on disposal of the following businesses as discontinued operations in its financial statements as of September 30, 2003 and December 31, 2002 and for the three months and nine months ended September 30, 2003 and 2002: WSM-FM, WWTN(FM), Acuff-Rose Music Publishing, the Oklahoma Redhawks (the “Redhawks”), Word Entertainment (“Word”) and the Company’s international cable networks.

      WSM-FM and WWTN(FM). During the first quarter of 2003, the Company committed to a plan of disposal of WSM-FM and WWTN(FM) (collectively, the “Radio operations”). Subsequent to committing to a plan of disposal during the first quarter, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus Broadcasting, Inc. (“Cumulus”) in exchange for approximately $62.5 million in cash. In connection with this agreement, the Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 21, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million and recorded a pretax gain on the sale during the third quarter of 2003 of approximately $54.6 million. At the time of the sale, net proceeds of approximately $50 million were placed in restricted cash for completion of the Gaylord Texan. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

      Acuff-Rose Music Publishing. During the second quarter of 2002, the Company committed to a plan of disposal of its Acuff-Rose Music Publishing catalog entity. During the third quarter of 2002, the Company finalized the sale of the Acuff-Rose Music Publishing catalog entity to Sony/ATV Music Publishing for approximately $157.0 million in cash before royalties payable to Sony for the period beginning July 1, 2002 until the sale date. Proceeds of $25.0 million were used to reduce the Company’s outstanding indebtedness as further described in “Liquidity and Capital Resources — Financing”. During the third quarter of 2003, the Company revised its estimates of reserves previously established for certain sale-related, transaction costs resulting in a reduction in the reserve amount of $0.5 million.

      OKC Redhawks. During the first quarter of 2002, the Company committed to a plan of disposal of its ownership interests in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma. During the third quarter 2003, the Company agreed to sell its interests in the Redhawks. The sale closed during November 2003.

      Word Entertainment. The Company committed to a plan to sell Word during the third quarter of 2001. During January 2002, the Company sold Word’s domestic operations to an affiliate of Warner Music Group for $84.1 million in cash. The Company recognized a pretax gain of $0.5 million during the three months ended March 31, 2002 related to the sale in discontinued operations in the condensed consolidated statements of operations. Proceeds from the sale of $80.0 million were used to reduce the Company’s outstanding indebtedness as further described in “Liquidity and Capital Resources — Financing”. During the third quarter of 2003, due to the expiration of certain indemnification periods as specified in the sales contract, the previously established indemnification reserve of $1.5 million was reversed.

      International Cable Networks. On June 1, 2001, the Company adopted a formal plan to dispose of its international cable networks. During the first quarter of 2002, the Company finalized a transaction to sell certain assets of its Asia and Brazil networks. The terms of this transaction included the assignment of certain transponder leases, which resulted in a reduction of the Company’s transponder lease liability and a related $3.8 million pretax gain, during the first quarter of 2002, which is reflected in discontinued operations in the condensed consolidated statements of operations. The Company guaranteed $0.9 million in future lease payments by the assignee from the date of the sale until December 31, 2002. At the time the Company entered into the guarantee, the Company recorded the associated liability of $0.9 million. Due to the assignee’s failure to pay the lease liability during the fourth quarter of 2002, the Company was required to pay the lease payments. The Company is not required to pay any future lease payments related to the transponder lease. In addition, the Company ceased its operations based in Argentina during 2002.

      The following table reflects the results of operations of businesses accounted for as discontinued operations for the three months and nine months ended September 30:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(In thousands)
Revenues:
Radio operations	$360	$2,764	$3,703	$7,344
Acuff-Rose Music Publishing	—	—	—	7,654
Redhawks	2,137	2,557	5,000	6,048
Word	—	—	—	2,594
International cable networks	—	—	—	744

Total revenues of discontinued operations	$2,497	$5,321	$8,703	$24,384

Operating income (loss):
Radio operations	$89	$741	$613	$661
Acuff-Rose Music Publishing	—	(460)	—	933
Redhawks	497	711	529	974
Word	—	(11)	—	(917)
International cable networks	—	—	—	(1,576)

Total operating income of discontinued operations	586	981	1,142	75
Interest expense	(1)	—	(1)	(80)
Interest income	2	11	7	61
Other gains and losses	56,885	130,790	57,239	135,393

Income before provision for income taxes	57,472	131,782	58,387	135,449
Provision for income taxes	22,322	51,072	22,261	52,356

Income from discontinued operations	$35,150	$80,710	$36,126	$83,093

      The assets and liabilities of the discontinued operations presented in the accompanying condensed consolidated balance sheets are comprised of:

	September 30,	December 31,
	2003	2002

	(In thousands)
Current assets:
Cash and cash equivalents	$1,919	$1,812
Trade receivables, less allowance of $0 and $490, respectively	112	1,600
Inventories	154	163
Prepaid expenses	—	127
Other current assets	—	393

Total current assets	2,185	4,095
Property and equipment, net of accumulated depreciation	3,256	5,157
Goodwill	—	3,527
Amortizable intangible assets, net of accumulated amortization	3,942	3,942
Other long-term assets	1,200	702

Total long-term assets	8,398	13,328

Total assets	$10,583	$17,423

Current liabilities:
Current portion of long-term debt	$—	$94
Accounts payable and accrued expenses	3,167	6,558

Total current liabilities	3,167	6,652
Other long-term liabilities	828	789

Total long-term liabilities	828	789

Total liabilities	3,995	7,441

Minority interest of discontinued operations	2,019	1,885

Total liabilities and minority interest of discontinued operations	$6,014	$9,326

Cumulative Effect of Accounting Change

      During the second quarter of 2002, the Company completed its transitional goodwill impairment test as required by SFAS No. 142. In accordance with the provisions of SFAS No. 142, the Company has reflected the pretax $4.2 million impairment charge as a cumulative effect of a change in accounting principle in the amount of $2.6 million, net of tax benefit of $1.6 million, as of January 1, 2002 in the consolidated statements of operations.

Three Years Ended December 31, 2002

Assessment of Strategic Alternatives

      As part of the Company’s ongoing assessment and streamlining of operations, the Company identified certain duplication of duties during 2002 within divisions and realized the need to streamline those tasks and duties. Related to this assessment, the Company adopted a plan of restructuring during 2002 as discussed in “Results of Operations.”

      In 2001, the Company named a new chairman and a new chief executive officer, and had numerous changes in senior management, primarily because of certain 2000 events discussed below. During 2001, the new management team instituted a corporate reorganization, re-evaluated the Company’s businesses and other investments and employed certain cost savings initiatives (the “2001 Strategic Assessment”). As a result of the 2001 Strategic Assessment, the Company recorded impairment and other charges and restructuring charges as discussed in “Results of Operations.”

      During 2000, the Company experienced a significant number of departures from its senior management, including the Company’s president and chief executive officer. In addition, the Company continued to produce weaker than anticipated operating results during 2000 while attempting to fund its capital requirements related to its hotel construction project in Florida and hotel development activities in Texas. As a result of these factors, during 2000, the Company assessed its strategic alternatives related to its operations and capital requirements and developed a strategic plan designed to refocus the Company’s operations, reduce its operating losses and reduce its negative cash flows (the “2000 Strategic Assessment”). As a result of the 2000 Strategic Assessment, the Company sold or ceased operations of several businesses and recorded impairment and other charges and restructuring charges as discussed in “Results of Operations.”

Terrorist Attacks

      As a result of the September 11, 2001 terrorist attacks and a slowdown in the U.S. economy, the hospitality industry has experienced occupancy rates that were significantly lower than those experienced in the first eight months of 2001 and during 2000 due to decreased tourism and travel activity. Although the Company experienced a slight increase of occupancy, average daily rate and revenue per available room in the fourth quarter of 2002 over fourth quarter of 2001, there is no guarantee that this increase will continue. The September 11 terrorist attacks were dramatic in scope and in their impact on the hospitality industry and it is currently not possible to accurately predict if and when travel patterns will be restored to pre-September 11 levels.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenues

      Total revenues increased $109.2 million, or 36.9%, to $405.3 million in 2002. As discussed below, the increase is primarily due to the opening of Gaylord Palms in January 2002.

      Revenues in the Hospitality segment increased $110.7 million, or 48.4%, to $339.4 million in 2002. Revenues of the Gaylord Palms, subsequent to the January 2002 opening, were $126.5 million. The increase in revenues of the Gaylord Palms was partially offset by a decrease in revenues of Gaylord Opryland of $15.8 million, to $206.1 million, in 2002. This decrease was primarily attributable to the impact of a softer economy and decreased occupancy levels in the weeks following the September 11, 2001 terrorist attacks. The decrease in revenue of the Gaylord Opryland was also partially attributable to the annual rotation of convention business among different markets that is common in the meeting and convention industry.

      Revenues in the Opry and Attractions Group segment decreased $1.5 million, or 2.2%, to $65.6 million in 2002. Revenues from Corporate Magic, a company specializing in the production of creative events in the corporate entertainment marketplace, decreased $5.1 million, to $18.7 million, primarily due to reduced spending by corporate customers as a result of the downturn in the economy. The decrease in revenue of Corporate Magic was partially offset by an increase in revenues of the Grand Ole Opry of $2.5 million, to $15.9 million in 2002. The Grand Ole Opry revenue increase is due to an increase in popular performers appearing on the Grand Ole Opry.

      Revenues in the Corporate and Other segment remained constant at $0.3 million.

Operating Expenses

      Total operating expenses increased $58.9 million, or 17.4%, to $398.2 million in 2002. Operating costs, as a percentage of revenues, decreased to 62.8% during 2002 as compared to 68.0% during 2001. Selling, general and administrative expenses, as a percentage of revenues, increased to 26.9% during 2002 as compared to 22.7% in 2001. Excluding the gain on sale of assets, the impairment and other charges and restructuring charges from both periods, total operating expenses increased $105.9 million, or 32.8%, to $428.7 million in 2002.

      Total operating costs consist of direct costs associated with the daily operations of the Company’s core assets, primarily the room, food and beverage and convention costs in the Hospitality segment. Operating costs also include the direct costs associated with the operations of all of the Company’s business units. Total operating costs increased $53.3 million, or 26.5%, to $254.6 million in 2002.

      Operating costs in the Hospitality segment increased $68.6 million, or 49.0%, to $208.5 million in 2002 primarily as a result of the opening of the Gaylord Palms. Operating costs of the Gaylord Palms, subsequent to the January 2002 opening, was $75.2 million. The increase of operating costs generated by the opening of the Gaylord Palms was partially offset by a decrease in operating costs of the Gaylord Opryland of $6.9 million, to $129.7 million, in 2002. The decrease in operating costs at Gaylord Opryland is associated with lower revenues and reduced occupancy.

      Operating costs in the Opry and Attractions Group segment decreased $11.2 million, or 22.0%, to $39.5 million in 2002. The operating costs of Corporate Magic decreased $7.6 million, to $13.2 million in 2002 as compared to 2001 primarily due to the lower revenue and certain cost saving measures taken by the Company during 2002. The operating costs of the Grand Ole Opry and the General Jackson, the Company’s entertainment showboat, decreased $1.0 million in 2002 due to cost saving measures.

      The operating costs in the Corporate and Other segment decreased $4.1 million, or 38.4%, to $6.6 million in 2002 as compared to 2001 due to the elimination of unnecessary management levels and overhead at the hotels identified in the 2001 reorganization.

      Selling, general and administrative expenses consist of administrative and overhead costs. Selling, general and administrative expenses increased $41.5 million, or 61.8%, to $108.7 million in 2002.

      Selling, general and administrative expenses in the Hospitality segment increased $31.1 million, or 107.2%, to $60.0 million in 2002. The increase is primarily attributable to the opening of Gaylord Palms in January 2002. Selling, general and administrative expenses for Gaylord Palms subsequent to its January 2002 opening was $29.3 million. Selling, general and administrative expenses at Gaylord Opryland increased $2.3 million, to $29.9 million in 2002 primarily due to an increase in advertising to promote the special events held at the resort.

      Selling, general and administrative expenses in the Opry and Attractions Group segment increased $3.6 million, or 23.7%, to $18.7 million in 2002. Selling, general and administrative expenses increased $1.4 million, to $1.9 million, at the General Jackson due to increased labor costs associated with additional revenue and increased management support during 2002. Also, selling, general and administrative expenses increased $1.3 million, to $5.5 million, at the Grand Ole Opry associated with the increase in revenue.

      Corporate selling, general and administrative expenses, consisting primarily of the naming rights agreement, senior management salaries and benefits, legal, human resources, accounting, pension and other administrative costs increased $6.9 million, or 29.8%, to $30.0 million during 2002. Effective December 31, 2001, the Company amended its retirement plans and its retirement savings plan. As a result of these amendments, the retirement cash balance benefit was frozen and the policy related to future Company contributions to the retirement savings plan was changed. The Company recorded a pretax charge of $5.7 million in 2002 related to the write-off of unamortized prior service cost in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and related interpretations, which is included in selling, general and administrative expenses. In addition, the Company amended the eligibility requirements of its postretirement benefit plans effective December 31, 2001. In connection with the amendment and curtailment of the plans and in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and related interpretations, the Company recorded a gain of $2.1 million which is reflected as a reduction in corporate and other selling, general and administrative expenses in 2002. These nonrecurring gains and losses were recorded in the Corporate and Other segment and were not allocated to the Company’s other operating segments. Other increases in corporate, selling, general and administrative expenses can be attributed to increased personnel costs related to new corporate departments that did not exist last year, new management personnel in other corporate departments, and increased corporate marketing expenses as compared to the same period in 2001.

      Preopening costs decreased $7.0 million, or 44.0%, to $8.9 million in 2002 related to the Company’s hotel development activities. The decrease in preopening costs is due to the opening of the Gaylord Palms in January of 2002. Gaylord Palms preopening costs decreased $7.7 million, to $4.5 million in 2002 as compared to 2001. This decrease was partially offset by an increase in preopening costs related to the hotel development in Texas. Preopening costs related to the Gaylord Texan were $4.0 million in 2002, as compared to $3.1 million in 2001. The Gaylord Texan is scheduled to open in April, 2004. In accordance with AICPA SOP 98-5, “Reporting on the Costs of Start-Up Activities,” the Company expenses the costs associated with start-up activities and organization costs as incurred.

     Gain on Sale of Assets

      During 1998, the Company entered into a partnership with The Mills Corporation to develop the Opry Mills Shopping Center in Nashville, Tennessee. The Company held a one-third interest in the partnership as well as the title to the land on which the shopping center was constructed, which was being leased to the partnership. During the second quarter of 2002, the Company sold its partnership share to certain affiliates of The Mills Corporation for approximately $30.8 million in cash proceeds. In accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate,” and other applicable pronouncements, the Company deferred approximately $20.0 million of the gain representing the estimated fair value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002. The Company recognized the remainder of the proceeds, net of certain transaction costs, as a gain of approximately $10.6 million during the second quarter of 2002. During the third quarter of 2002, the Company sold its interest in the land lease to an affiliate of the Mills Corporation and recognized the remaining $20.0 million deferred gain, less certain transaction costs.

     Impairment and Other Charges

      The Company recognized pretax impairment and other charges as a result of the 2001 Strategic Assessment. The components of these charges for the year ended December 31 are as follows (amounts in thousands):

2001

Programming, film and other content	$6,858
Technology investments	4,576
Property and equipment	2,828

Total impairment and other charges	$14,262

      The Company began production of an IMAX movie during 2000 to portray the history of country music. As a result of the 2001 Strategic Assessment, the carrying value of the IMAX film asset was reevaluated on the basis of its estimated future cash flows resulting in an impairment charge of $6.9 million. At December 31, 2000, the Company held a minority investment in a technology start-up business. During 2001, the unfavorable environment for technology businesses created difficulty for this business to obtain adequate capital to execute its business plan and, subsequently, the Company was notified that this technology business had been unsuccessful in arranging financing, resulting in an impairment charge of $4.6 million. The Company also recorded an impairment charge related to idle real estate of $2.0 million during 2001 based upon an assessment of the value of the property. The Company sold this idle real estate during the second quarter of 2002. Proceeds from the sale approximated the carrying value of the property. In addition, the Company recorded an impairment charge for other idle property and equipment totaling $0.8 million during 2001 primarily due to the consolidation of offices resulting from personnel reductions.

     Restructuring Charges

      2002 Restructuring Charge. As part of the Company’s ongoing assessment of operations, the Company identified certain duplication of duties within divisions and realized the need to streamline those tasks and duties. Related to this assessment, during the second quarter of 2002, the Company adopted a plan of restructuring resulting in a pretax restructuring charge of $1.1 million related to employee severance costs and other employee benefits unrelated to discontinued operations. Also during 2002, the Company reversed approximately $1.1 million of the 2001 restructuring charge. The 2002 restructuring charges were recorded in accordance with EITF No. 94-3. As of December 31, 2002, the Company has recorded cash payments of $1.1 million against the 2002 restructuring accrual. During the fourth quarter of 2002, the outplacement agreements expired related to the 2002 restructuring charge. Therefore, the Company reversed the remaining $67,000. There was no remaining balance of the 2002 restructuring accrual at December 31, 2002.

      2001 Restructuring Charge. During 2001, the Company recognized pretax restructuring charges from continuing operations of $5.8 million related to streamlining operations and reducing layers of management. The Company recognized additional pretax restructuring charges from discontinued operations of $3.0 million in 2001. These restructuring charges were recorded in accordance with EITF No. 94-3. The restructuring costs from continuing operations consist of $4.7 million related to severance and other employee benefits and $1.1 million related to contract termination costs, offset by the reversal of restructuring charges recorded in 2000 of $3.7 million primarily related to negotiated reductions in certain contract termination costs. The restructuring costs from discontinued operations consist of $1.6 million related to severance and other employee benefits and $1.8 million related to contract termination costs offset by the reversal of restructuring charges recorded in 2000 of $0.4 million. The 2001 restructuring charges primarily resulted from the Company’s strategic decisions to exit certain businesses and reduce corporate overhead and administrative costs. The 2001 restructuring plan resulted in the termination or notification of pending termination of approximately 150 employees. As of December 31, 2002, the Company has recorded cash payments of $4.4 million against the 2001 restructuring accrual, all of which related to continuing operations. The remaining balance of the 2001 restructuring accrual related to continuing operations at December 31, 2002 of $0.4 million is included in accounts payable and accrued liabilities in the consolidated balance sheets. The Company expects the remaining balances of the restructuring accruals for both continuing and discontinued operations to be paid in 2003.

     Depreciation Expense

      Depreciation expense increased $18.0 million, or 51.7%, to $52.7 million in 2002. The increase during 2002 is primarily attributable to the opening of Gaylord Palms in January 2002. Depreciation expense of Gaylord Palms was $18.6 million subsequent to the January 2002 opening.

     Amortization Expense

      Amortization expense increased slightly, by $0.1 million in 2002. Amortization of software increased $0.9 million during 2002 primarily at Gaylord Opryland, Gaylord Palms and the Corporate and Other segment. This increase was partially offset by the adoption of SFAS No. 142 on January 1, 2002, under the provisions of which the Company no longer amortizes goodwill. Amortization of goodwill for continuing operations for 2001 was $0.7 million.

     Operating Income (Loss)

      Total operating loss decreased $50.3 million to an operating income of $7.1 million during 2002. Hospitality segment operating income decreased $8.3 million to $26.0 million in 2002 primarily as a result of decreased operating income of Gaylord Opryland. The operating loss of the Opry and Attractions Group segment decreased $6.6 million to an operating income of $1.6 million in 2002 primarily as a result of increased operating income of Corporate Magic and the Grand Ole Opry. The operating loss of the

Corporate and Other segment increased $2.0 million to an operating loss of $42.1 million in 2002 primarily because of the net change in the Company’s pension plans.

Interest Expense

      Interest expense increased $7.6 million, or 19.3%, to $47.0 million in 2002, net of capitalized interest of $6.8 million. The increase in interest expense is primarily due to ceasing of interest capitalization in January 2002 because of the opening of the Gaylord Palms. Capitalized interest related to the Gaylord Palms hotel was $0.4 million during 2002 before its opening and was $16.4 million during 2001. The absence of capitalized interest related to Gaylord Palms was partially offset by an increase of $4.0 million of capitalized interest related to the Gaylord Texan. Interest expense related to the amortization of prepaid costs and interest of the secured forward exchange contract was $26.9 million during 2002 and 2001.

      Excluding capitalized interest from each period, interest expense decreased $4.4 million in 2002 due to the lower average borrowing levels and lower weighted average interest rates during 2002. The Company’s weighted average interest rate on its borrowings, including the interest expense associated with the secured forward exchange contract, was 5.3% in 2002 as compared to 6.3% in 2001 as compared to 6.6% in 2000.

      During May 2003, the Company finalized its 2003 Florida/Texas senior secured loans with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Florida/Texas senior secured loans consist of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Florida/Texas senior secured loans are due in 2006. The senior loan bears interest of LIBOR plus 3.5%. The subordinated loan bears interest of LIBOR plus 8.0%. The 2003 Florida/Texas senior secured loans are secured by the Gaylord Palms assets and the Gaylord Texan. At the time of closing the 2003 Florida/Texas senior secured loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Florida/Texas senior secured loans at 1.48% in year one and 2.09% in year two. The Company is required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the revolving portion of the 2003 Florida/Texas senior secured loans. At the end of the second quarter, the Company had 100% borrowing capacity of the $25 million revolver, which pending completion of the Gaylord Texan, may only be drawn to fund the Gaylord Texan construction. Proceeds of the 2003 Florida/Texas senior secured loans were used to pay off the Term Loan of $60 million and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Gaylord Texan. The provisions of the 2003 Florida/Texas senior secured loans contain covenants and restrictions including compliance with certain financial covenants, restrictions on additional indebtedness, escrowed cash balances, as well as other customary restrictions.

Interest Income

      Interest income decreased $2.7 million, or 49.4%, to $2.8 million in 2002. The decrease in 2002 primarily relates to a decrease in average invested cash balances in 2002 as compared to 2001.

Unrealized Gain (Loss) on Viacom Stock and Derivatives

      During 2000, the Company entered into a seven-year secured forward exchange contract with respect to 10.9 million shares of its Viacom stock investment. Effective January 1, 2001, the Company adopted the provisions of SFAS No. 133, as amended. Components of the secured forward exchange contract are considered derivatives as defined by SFAS No. 133.

      In connection with the adoption of SFAS No. 133, the Company recorded a cumulative effect of an accounting change to record the derivatives associated with the secured forward exchange contract at fair value as of January 1, 2001, as discussed below. For the year ended December 31, 2002, the Company recorded net pretax gains of $86.5 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract. For the year ended December 31, 2002, the Company recorded net pretax losses of $37.3 million related to the decrease in fair value of the Viacom Stock. For the year ended December 31, 2001, the Company recorded net pretax gains of $54.3 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract. Additionally, the Company recorded a nonrecurring pretax gain of $29.4 million on January 1, 2001, related to reclassifying its investment in Viacom stock from available-for-sale to trading as permitted by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” For the year ended December 31, 2001, the Company recorded net pretax losses of $28.6 million related to the decrease in fair value of the Viacom stock subsequent to January 1, 2001.

Other Gains and Losses

      Other gains and losses decreased $1.5 million, or 56.3%, to $1.2 million in 2002. During 2001, the indemnification period ended related to the sale of KTVT and the Company recognized a $4.6 million gain.

Income Taxes

      The Company’s provision for income taxes was $1.3 million in 2002 compared to an income tax benefit of $9.1 million in 2001.

Discontinued Operations

      The Company has reflected the following businesses as discontinued operations, consistent with the provisions of SFAS No. 144. The results of operations, net of taxes (prior to their disposal where applicable), and the estimated fair value of the assets and liabilities of these businesses have been reflected in the Company’s consolidated financial statements as discontinued operations in accordance with SFAS No. 144 for all periods presented.

      WSM-FM and WWTN(FM). During the first quarter of 2003, the Company committed to a plan of disposal of WSM-FM and WWTN(FM). Subsequent to committing to a plan of disposal during the first quarter, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus in exchange for approximately $62.5 million in cash. In connection with this agreement, the Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 21, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million. At the time of the sale, net proceeds of approximately $50 million were placed in an escrow account for completion of the Gaylord Texan. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and, under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

      Acuff-Rose Music Publishing. During the second quarter of 2002, the Company committed to a plan of disposal of its Acuff-Rose Music Publishing entity. During the third quarter of 2002, the Company finalized the sale of the Acuff-Rose Music Publishing entity to Sony/ATV Music Publishing for approximately $157.0 million in cash. The Company recognized a pretax gain of $130.6 million during the third quarter of 2002 related to the sale in discontinued operations. The gain on the sale of Acuff-Rose Music Publishing is recorded in income from discontinued operations in the consolidated statement of operations. Proceeds of $25.0 million were used to reduce the Company’s outstanding indebtedness.

      OKC Redhawks. During 2002, the Company committed to a plan of disposal of its ownership interests in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma. Subsequent to September 30, 2003, the Company agreed to sell its interest in the Redhawks. The sale closed during November 2003.

      Word Entertainment. During 2001, the Company committed to a plan to sell Word Entertainment. As a result of the decision to sell Word Entertainment, the Company reduced the carrying value of Word Entertainment to its estimated fair value by recognizing a pretax charge of $30.4 million in discontinued operations during 2001. The estimated fair value of Word Entertainment’s net assets was determined based upon ongoing negotiations with potential buyers. Related to the decision to sell Word Entertainment, a pretax restructuring charge of $1.5 million was recorded in discontinued operations in 2001. The restructuring charge consisted of $0.9 million related to lease termination costs and $0.6 million related to severance costs. In addition, the Company recorded a reversal of $0.1 million of restructuring charges originally recorded during 2000. During the first quarter of 2002, the Company sold Word Entertainment’s domestic operations to an affiliate of Warner Music Group for $84.1 million in cash, subject to future purchase price adjustments. The Company recognized a pretax gain of $0.5 million in discontinued operations during the first quarter of 2002 related to the sale of Word Entertainment. Proceeds from the sale of $80.0 million were used to reduce the Company’s outstanding indebtedness.

      International Cable Networks. During the second quarter of 2001, the Company adopted a formal plan to dispose of its international cable networks. As part of this plan, the Company hired investment bankers to facilitate the disposition process, and formal communications with potentially interested parties began in July 2001. In an attempt to simplify the disposition process, in July 2001, the Company acquired an additional 25% ownership interest in its music networks in Argentina, increasing its ownership interest from 50% to 75%. In August 2001, the partnerships in Argentina finalized a pending transaction in which a third party acquired a 10% ownership interest in the companies in exchange for satellite, distribution and sales services, bringing the Company’s interest to 67.5%.

      In December 2001, the Company made the decision to cease funding of its cable networks in Asia and Brazil as well as its partnerships in Argentina if a sale had not been completed by February 28, 2002. At that time the Company recorded pretax restructuring charges of $1.9 million consisting of $1.0 million of severance and $0.9 million of contract termination costs related to the networks. Also during 2001, the Company negotiated reductions in the contract termination costs with several vendors that resulted in a reversal of $0.3 million of restructuring charges originally recorded during 2000. Based on the status of the Company’s efforts to sell its international cable networks at the end of 2001, the Company recorded pretax impairment and other charges of $23.3 million during 2001. Included in this charge are the impairment of an investment in the two Argentina-based music channels totaling $10.9 million, the impairment of fixed assets, including capital leases associated with certain transponders leased by the Company, of $6.9 million, the impairment of a receivable of $3.0 million from the Argentina-based channels, current assets of $1.5 million, and intangible assets of $1.0 million.

      During the first quarter of 2002, the Company finalized a transaction to sell certain assets of its Asia and Brazil networks, including the assignment of certain transponder leases. Also during the first quarter of 2002, the Company ceased operations based in Argentina. The transponder lease assignment requires the Company to guarantee lease payments in 2002 from the acquirer of these networks. As such, the Company recorded a lease liability for the amount of the assignee’s portion of the transponder lease.

      Businesses Sold to OPUBCO. During 2001, the Company sold five businesses (Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company) to affiliates of OPUBCO for $22.0 million in cash and the assumption of debt of $19.3 million. The Company recognized a pretax loss of $1.7 million related to the sale in discontinued operations in the accompanying consolidated statement of operations. OPUBCO owns a minority interest in the Company. Three of the Company’s directors are also directors of OPUBCO and voting trustees of a voting trust that controls OPUBCO. Additionally, those three directors collectively own a significant ownership interest in the Company.

      The following table reflects the results of operations of businesses accounted for as discontinued operations for the years ended December 31 (amounts in thousands):

	2001	2002

REVENUES:
Radio Operations	$8,207	$10,240
Acuff-Rose Music Publishing	14,764	7,654
Redhawks	6,122	6,289
Word Entertainment	115,677	2,594
International cable networks	5,025	744
Businesses sold to OPUBCO	2,195	—
Other	609	—

Total revenues	$152,599	$27,521

OPERATING INCOME (LOSS):
Radio Operations	$2,184	$1,305
Acuff-Rose Music Publishing	2,119	933
Redhawks	363	841
Word Entertainment	(5,710)	(917)
International cable networks	(6,375)	(1,576)
Businesses sold to OPUBCO	(1,816)	—
Other	(383)	—
Impairment and other charges	(53,716)	—
Restructuring charges	(2,959)	(20)

Total operating income (loss)	(66,293)	566
INTEREST EXPENSE	(797)	(81)
INTEREST INCOME	199	81
OTHER GAINS AND LOSSES	(4,131)	135,442

Income (loss) before provision (benefit) for income taxes	(71,022)	136,008
PROVISION (BENEFIT) FOR INCOME TAXES	(22,189)	50,251

Net income (loss) from discontinued operations	$(48,833)	$85,757

      The assets and liabilities of the discontinued operations at December 31 are comprised of (amounts in thousands):

	2001	2002

CURRENT ASSETS:
Cash and cash equivalents	$3,889	$1,812
Trade receivables, less allowance of $5,132 and $2,938, respectively	29,990	1,954
Inventories	6,486	163
Prepaid expenses	10,333	97
Other current assets	891	69

Total current assets	51,589	4,095
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	19,497	5,157
GOODWILL	31,053	3,527
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION	6,125	3,942
MUSIC AND FILM CATALOGS	26,274	—
OTHER LONG-TERM ASSETS	5,632	702

Total long-term assets	88,581	13,328

Total assets	$140,170	$17,423

CURRENT LIABILITIES:
Current portion of long-term debt	$5,515	$94
Accounts payable and accrued liabilities	25,713	6,558

Total current liabilities	31,228	6,652
LONG-TERM DEBT, NET OF CURRENT PORTION	—	—
OTHER LONG-TERM LIABILITIES	844	789

Total long-term liabilities	844	789

Total liabilities	32,072	7,441
MINORITY INTEREST OF DISCONTINUED OPERATIONS	1,679	1,885

TOTAL LIABILITIES AND MINORITY INTEREST OF DISCONTINUED OPERATIONS	$33,751	$9,326

     Cumulative Effect of Accounting Change

      During the second quarter of 2002, the Company completed its goodwill impairment test as required by SFAS No. 142. In accordance with the provisions of SFAS No. 142, the Company has reflected the pretax $4.2 million impairment charge as a cumulative effect of a change in accounting principle in the amount of $2.6 million, net of tax benefit of $1.6 million, as of January 1, 2002 in the consolidated statements of operations.

      On January 1, 2001, the Company recorded a gain of $11.2 million, net of taxes of $7.1 million, as a cumulative effect of an accounting change to record the derivatives associated with the secured forward exchange contract on its Viacom stock at fair value as of January 1, 2001, in accordance with the provisions of SFAS No. 133.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Revenues

      Total revenues decreased $10.5 million, or 3.4%, to $296.1 million in 2001. Excluding the revenues of businesses divested in 2000, including the Orlando-area Wildhorse Saloon, KOA Campground, Gaylord Digital and country music record label development (collectively, the “2000 Divested Businesses”) from 2000, total revenues decreased $1.3 million, or 0.4% in 2001.

      Revenues in the Hospitality segment decreased $8.5 million, or 3.6%, to $228.7 million in 2001. Revenues of the Gaylord Opryland decreased $7.9 million to $222.0 million in 2001. Gaylord Opryland’s occupancy rate decreased to 70.3% in 2001 compared to 75.9% in 2000. Revenue per available room (RevPAR) for the Gaylord Opryland decreased 7.1% to $98.65 for 2001 compared to $106.22 for 2000. This decrease was primarily attributable to the impact of a softer economy and decreased occupancy levels in the weeks following the September 11 terrorist attacks. The collection of a $2.2 million cancellation fee in 2000 also adversely affects comparisons with the prior year period. Gaylord Opryland’s average daily rate increased to $140.33 in 2001 from $140.03 in 2000.

      Revenues in the Opry and Attractions Group segment decreased $2.2 million, or 3.2%, to $67.1 million in 2001. Excluding the revenues of the 2000 Divested Businesses from 2000, revenues in the Opry and Attractions Group segment increased $7.0 million, or 11.7% due to increased revenues of $10.1 million at Corporate Magic, a company specializing in the production of creative events in the corporate entertainment marketplace that was acquired in March 2000. Revenues of the Grand Ole Opry increased $1.4 million, to $13.4 million in 2001. These increases in revenues were partially offset by decreased revenues of the General Jackson, which decreased $1.5 million in 2001 as a result of an attendance decline of 16.3% partially offset by an increase in per capita spending of 16.3%.

      Revenues in the Corporate and Other segment increased $0.2 million to $0.3 million in 2001.

     Operating Expenses

      Total operating expenses decreased $98.3 million, or 22.5%, to $339.3 million in 2001. Excluding impairment and other charges and restructuring charges, total operating expenses decreased $26.2 million, or 7.5%, to $322.8 million in 2001. Operating costs, as a percentage of revenues, decreased slightly to 68.0% during 2001 as compared to 68.5% during 2000. Selling, general and administrative expenses, as a percentage of revenues, decreased to 22.7% during 2001 as compared to 29.0% in 2000.

      Operating costs decreased $8.7 million, or 4.2%, to $201.3 million in 2001. Excluding the operating costs of the 2000 Divested Businesses from 2000, operating costs increased $8.9 million, or 4.6% in 2001.

      Operating costs in the Hospitality segment increased $1.5 million, or 1.1%, to $139.9 million in 2001 primarily as a result of increased operating costs at Gaylord Opryland of $1.7 million. During 2000, the Company recorded certain unusual operating costs associated primarily with the settlement of tax and utility contingencies related to prior years totaling $5.0 million in the Hospitality segment, $4.5 million of which was related to Gaylord Opryland. Excluding these nonrecurring costs, operating costs at Gaylord Opryland increased $6.7 million, or 5.2% due primarily to costs associated with various new shows and exhibits at the hotel in 2001.

      Operating costs in the Opry and Attractions Group segment decreased $11.1 million, or 18.0%, to $50.7 million in 2001. Excluding the operating costs of the 2000 Divested Businesses from 2000, operating costs in the Opry and Attractions Group segment increased $6.4 million, or 14.6%, in 2001. The operating costs of Corporate Magic increased $9.8 million in 2001 as compared to 2000 subsequent to its acquisition in March 2000 due to the fact that a large share of its annual business occurs in the first quarter of each year. This increase was partially offset by a decrease in operating costs of the Acuff Theater, a venue for concerts and theatrical performances, which had reduced operating costs in 2001 as compared to 2000 of $1.2 million due to decreased utilization of this venue.

      The operating costs in the Corporate and Other segment increased $0.9 million in 2001 as compared to 2000 due to increased overhead and administrative costs related to the management of the Company’s hotels.

      Selling, general and administrative expenses decreased $21.8 million, or 24.5%, to $67.2 million in 2001. Excluding the selling, general and administrative expenses of the 2000 Divested Businesses from 2000, selling, general and administrative expenses decreased $3.0 million, or 4.2%, in 2001.

      Selling, general and administrative expenses in the Hospitality segment remained constant at $29.0 million for 2001 and 2000. Selling, general and administrative expenses at the Gaylord Opryland increased $0.1 million, to $27.6 million in 2001. Selling and promotion expense at the Gaylord Opryland increased $1.9 million due to increased advertising offset by lower general and administrative costs at the Gaylord Opryland of $1.8 million due to cost controls.

      Selling, general and administrative expenses in the Opry and Attractions Group segment decreased $22.8 million, or 60.1%, to $15.1 million in 2001. Excluding the selling, general and administrative expenses of the 2000 Divested Businesses from 2000, selling, general and administrative expenses in the Opry and Attractions Group segment decreased $3.9 million, or 20.6%, in 2001. The decrease in 2001 is primarily attributable to nonrecurring bad debt expense recognized in 2000 of $2.4 million related to the Company’s live entertainment business. In addition, the selling, general and administrative expenses of the Ryman Auditorium decreased $1.2 million in 2001 as compared to 2000 due to reductions in marketing expenses, fewer shows being produced in 2001 compared to 2000 and a shift to more co-produced shows in 2001 compared to 2000.

      Corporate selling, general and administrative expenses, consisting primarily of senior management salaries and benefits, legal, human resources, accounting, and other administrative costs increased $0.9 million, or 4.3%, to $23.1 million in 2001. The increase is primarily related to attracting new key management personnel needed as a result of the 2000 Strategic Assessment.

      Preopening costs increased $10.6 million to $15.9 million in 2001 related to the Company’s hotel development activities in Florida and Texas. In accordance with AICPA SOP 98-5, “Reporting on the Costs of Start-Up Activities,” the Company expenses the costs associated with start-up activities and organization costs as incurred.

Impairment and Other Charges

      The Company recognized pretax impairment and other charges as a result of the 2001 and 2000 Strategic Assessments. The components of these charges for the years ended December 31 are as follows (amounts in thousands):

	2000	2001

Programming, film and other content	$7,410	$6,858
Gaylord Digital and other technology investments	48,127	4,576
Property and equipment	3,397	2,828
Orlando-area Wildhorse Saloon	15,854	—
Other	872	—

Total impairment and other charges	$75,660	$14,262

      Additional impairment and other charges of $29.9 million during 2000 are included in discontinued operations.

2001 Impairment and Other Charges

      The Company began production of an IMAX movie during 2000 to portray the history of country music. As a result of the 2001 Strategic Assessment, the carrying value of the IMAX film asset was reevaluated on the basis of its estimated future cash flows resulting in an impairment charge of $6.9 million. At December 31, 2000, the Company held a minority investment in a technology start-up business. During 2001, the unfavorable environment for technology businesses created difficulty for this business to obtain adequate capital to execute its business plan and, subsequently, the Company was notified that this technology business had been unsuccessful in arranging financing, resulting in an impairment charge of $4.6 million. The Company also recorded an impairment charge related to idle real estate of $2.0 million during 2001 based upon an assessment of the value of the property. The Company sold this idle real estate during the second quarter of 2002. Proceeds from the sale approximated the carrying value of the property. In addition, the Company recorded an impairment charge for other idle property and equipment totaling $0.8 million during 2001 primarily due to the consolidation of offices resulting from personnel reductions.

2000 Impairment and Other Charges

      The Company’s 2000 Strategic Assessment of its programming, film and other content assets resulted in pretax impairment and other charges of $7.4 million based upon the projected cash flows for these assets. This charge included investments of $5.1 million, other receivables of $2.1 million and music and film catalogs of $0.2 million.

      The Company closed Gaylord Digital, its Internet-related business in 2000. During 1999 and 2000, Gaylord Digital was unable to produce the operating results initially anticipated and required an extensive amount of capital to fund its operating losses, investments and technology infrastructure. As a result of the closing, the Company recorded a pretax charge of $48.1 million in 2000 to reduce the carrying value of Gaylord Digital’s assets to their fair value based upon estimated selling prices. The Gaylord Digital charge included the write-down of intangible assets of $25.8 million, property and equipment (including software) of $14.8 million, investments of $7.0 million and other assets of $0.6 million. The operating results of Gaylord Digital are included in continuing operations. Excluding the effect of the impairment and other charges, Gaylord Digital had revenues of $3.9 million and operating losses of $27.5 million for the year ended December 31, 2000.

      During the course of conducting the 2000 Strategic Assessment, other property and equipment of the Company were reviewed to determine whether the change in the Company’s strategic direction resulted in additional impaired assets. This review indicated that certain property and equipment would not be recovered by projected cash flows. The Company recorded pretax impairment and other charges related to its property and equipment of $3.4 million. These charges included property and equipment write-downs in the Hospitality segment of $1.4 million, in the Opry and Attractions Group segment of $0.5 million and in the Corporate and Other segment of $1.5 million.

      During November 2000, the Company ceased the operations of the Orlando-area Wildhorse Saloon. Walt Disney World® Resort paid the Company approximately $1.8 million for the net assets of the Orlando-area Wildhorse Saloon and released the Company from its operating lease for the Wildhorse Saloon location. As a result of this divestiture, the Company recorded pretax charges of $15.9 million to reflect the impairment and other charges related to the divestiture. The Orlando-area Wildhorse Saloon charges included the write-off of equipment of $9.4 million, intangible assets of $8.1 million and other working capital items of $0.1 million offset by the $1.8 million of proceeds received from Disney. The operating results of the Orlando-area Wildhorse Saloon are included in continuing operations. Excluding the effect of the impairment and other charges, the Orlando-area Wildhorse Saloon had revenues of $4.4 million and operating losses of $1.6 million for the year ended December 31, 2000.

Restructuring Charges

      During 2001, the Company recognized pretax restructuring charges from continuing operations of $5.8 million related to streamlining operations and reducing layers of management. The Company recognized additional pretax restructuring charges from discontinued operations of $3.0 million in 2001. These restructuring charges were recorded in accordance with EITF No. 94-3. The restructuring costs from continuing operations consisted of $4.7 million related to severance and other employee benefits and $1.1 million related to contract termination costs, offset by the reversal of restructuring charges recorded in 2000 of $3.7 million primarily related to negotiated reductions in certain contract termination costs. The restructuring costs from discontinued operations consist of $1.6 million related to severance and other employee benefits and $1.8 million related to contract termination costs offset by the reversal of restructuring charges recorded in 2000 of $0.4 million. The 2001 restructuring charges primarily resulted from the Company’s strategic decisions to exit certain businesses and reduce corporate overhead and administrative costs. The 2001 restructuring plan resulted in the termination or notification of pending termination of approximately 150 employees. As of December 31, 2002, the Company has recorded cash payments of $4.4 million against the 2001 restructuring accrual, all of which relate to continuing operations. The remaining balance of the 2001 restructuring accrual related to continuing operations at December 31, 2002 of $0.4 million is included in accounts payable and accrued liabilities in the consolidated balance sheets. The Company expects the remaining balances of the restructuring accruals for both continuing and discontinued operations to be paid in 2003.

      As part of the Company’s 2000 strategic assessment, the Company recognized pretax restructuring charges of $13.2 million related to continuing operations during 2000, in accordance with EITF No. 94-3. Additional restructuring charges of $3.2 million during 2000 were included in discontinued operations. Restructuring charges related to continuing operations consist of contract termination costs of $8.0 million to exit specific activities and employee severance and related costs of $5.4 million offset by the reversal of the remaining restructuring accrual from the restructuring charges recorded in 1999 of $0.2 million. The 2000 restructuring charges relate to the Company’s strategic decisions to exit certain lines of business, primarily businesses included in the Company’s former music, media and entertainment segment, and to implement its 2000 strategic plan. As part of the Company’s 2000 restructuring plan, approximately 375 employees were terminated or were informed of their pending termination. During the second quarter of 2002, the Company entered into a sublease that reduced the liability the Company was originally required to pay, and the Company reversed $0.1 million of the 2000 restructuring charge related to the reduction in required payments. During 2001, the Company negotiated reductions in certain contract termination costs, which allowed the reversal of $3.7 million of the restructuring charges originally recorded during 2000. As of December 31, 2002, the Company has recorded cash payments of $9.3 million against the 2000 restructuring accrual related to continuing operations. The remaining balance of the 2000 restructuring accrual at December 31, 2002 of $0.3 million, from continuing operations, is included in accounts payable and accrued liabilities in the consolidated balance sheets, which the Company expects to be paid during 2003.

Depreciation Expense

      Depreciation expense decreased $0.6 million, or 1.8%, to $34.7 million in 2001. Excluding the depreciation of the 2000 Divested Businesses from 2000, depreciation expense increased $0.8 million, or 2.3%, in 2001. The increase is primarily attributable to increased depreciation expense at Gaylord Opryland of $0.9 million related to capital expenditures.

Amortization Expense

      Amortization expense decreased $5.6 million in 2001 primarily due to the divestiture of Gaylord Digital. Amortization expense of Gaylord Digital was zero and $6.1 million during 2001 and 2000, respectively. Amortization of software increased $0.6 million during 2001 primarily at Gaylord Opryland and the Corporate and Other segment.

Operating Income (Loss)

      Total operating loss decreased $87.8 million to an operating loss of $43.2 million during 2001. Excluding the operating losses of the 2000 Divested Businesses from 2000, as well as impairment and other charges and restructuring charges from both periods, total operating loss increased $19.6 million to an operating loss of $26.8 million in 2001.

      Hospitality segment operating income decreased $11.2 million to $34.3 million in 2001 as a result of decreased operating income of Gaylord Opryland. Excluding the operating losses of the 2000 Divested Businesses from 2000, the operating loss of the Opry and Attractions Group segment decreased $4.2 million to an operating loss of $5.0 million in 2001 primarily as a result of decreased operating losses of the Acuff Theater, Corporate Magic and the Ryman Auditorium. The operating loss of the Corporate and Other segment increased $1.9 million to an operating loss of $40.1 million in 2001.

Interest Expense

      Interest expense increased $9.1 million to $39.4 million in 2001, net of capitalized interest of $18.8 million, including $16.4 million of capitalized interest related to Gaylord Palms. The Company no longer capitalized interest on Gaylord Palms subsequent to its opening date in January 2002. The increase in 2001 interest expense is primarily attributable to higher average borrowing levels including construction-related financing related to Gaylord Palms and the new Gaylord Texan in Grapevine, Texas, the secured forward exchange contract entered into in May 2000 and the amortization of deferred costs related to these financing activities. The Company’s weighted average interest rate on its borrowings, including the interest expense associated with the secured forward exchange contract, was 6.3% in 2001 as compared to 6.6% in 2000.

Interest Income

      Interest income increased $1.5 million to $5.6 million in 2001. The increase in 2001 primarily relates to an increase in interest income from invested cash balances.

Unrealized Gain (Loss) on Viacom Stock and Derivatives

      The Company adopted the provisions of SFAS No. 133 on January 1, 2001. In connection with the adoption of SFAS No. 133, as amended, the Company recorded a gain of $11.2 million, net of taxes of $7.1 million, as a cumulative effect of an accounting change to record the derivatives associated with the secured forward exchange contract at fair value effective January 1, 2001. For the year ended December 31, 2001, the Company recorded net pretax gains of $54.3 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract. Additionally, the Company recorded a nonrecurring pretax gain of $29.4 million on January 1, 2001, related to reclassifying its investment in Viacom stock from available-for-sale to trading as defined by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” For the year ended December 31, 2001, the Company recorded net pretax losses of $28.6 million related to the decrease in fair value of the Viacom stock subsequent to January 1, 2001.

Other Gains and Losses

      During 2001, the indemnification period related to the Company’s 1999 disposition of television station KTVT in Dallas-Fort Worth ended, resulting in the recognition of a pretax gain of $4.6 million related to the reversal of previously recorded contingent liabilities.

      During 2001 and 2000, the Company recorded its share of equity losses of $3.9 million and $2.0 million, respectively, in the Nashville Predators. During 2000, the Company sold its KOA Campground located near Gaylord Opryland for $2.0 million in cash. The Company recognized a pretax loss on the sale of $3.2 million.

Income Taxes

      The Company’s benefit for income taxes was $9.1 million in 2001 compared to an income tax benefit of $52.3 million in 2000.

Discontinued Operations

      The Company has reflected the following businesses as discontinued operations, consistent with the provisions of SFAS No. 144. The results of operations, net of taxes, (prior to their disposal where applicable) and the estimated fair value of the assets and liabilities of these businesses have been reflected in the Company’s consolidated financial statements as discontinued operations in accordance with SFAS No. 144 for all periods presented.

      WSM-FM and WWTN(FM). During the first quarter of 2003, the Company committed to a plan of disposal of the Radio Operations.

      Acuff-Rose Music Publishing. During the second quarter of 2002, the Company committed to a plan of disposal of its Acuff-Rose Music Publishing entity.

      OKC Redhawks. During 2002, the Company committed to a plan of disposal of its ownership interests in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma.

      Word Entertainment. During 2001, the Company committed to a plan to sell Word Entertainment. As a result of the decision to sell Word Entertainment, the Company reduced the carrying value of Word Entertainment to its estimated fair value by recognizing a pretax charge of $30.4 million in discontinued operations during 2001. The estimated fair value of Word Entertainment’s net assets was determined based upon ongoing negotiations with potential buyers. Related to the decision to sell Word Entertainment, a pretax restructuring charge of $1.5 million was recorded in discontinued operations in 2001. The restructuring charge consisted of $0.9 million related to lease termination costs and $0.6 million related to severance costs. In addition, the Company recorded a reversal of $0.1 million of restructuring charges originally recorded during 2000. During the first quarter of 2002, the Company sold Word Entertainment’s domestic operations to an affiliate of Warner Music Group for $84.1 million in cash, subject to future purchase price adjustments.

      International Cable Networks. During the second quarter of 2001, the Company adopted a formal plan to dispose of its international cable networks. As part of this plan, the Company hired investment bankers to facilitate the disposition process, and formal communications with potentially interested parties began in July 2001. In an attempt to simplify the disposition process, in July 2001, the Company acquired an additional 25% ownership interest in its music networks in Argentina, increasing its ownership interest from 50% to 75%. In August 2001, the partnerships in Argentina finalized a pending transaction in which a third party acquired a 10% ownership interest in the companies in exchange for satellite, distribution and sales services, bringing the Company’s interest to 67.5%.

      In December 2001, the Company made the decision to cease funding of its cable networks in Asia and Brazil as well as its partnerships in Argentina if a sale had not been completed by February 28, 2002. At that time the Company recorded pretax restructuring charges of $1.9 million consisting of $1.0 million of severance and $0.9 million of contract termination costs related to the networks. Also during 2001, the Company negotiated reductions in the contract termination costs with several vendors that resulted in a reversal of $0.3 million of restructuring charges originally recorded during 2000. Based on the status of the Company’s efforts to sell its international cable networks at the end of 2001, the Company recorded pretax impairment and other charges of $23.3 million during 2001. Included in this charge are the impairment of an investment in the two Argentina-based music channels totaling $10.9 million, the impairment of fixed assets, including capital leases associated with certain transponders leased by the Company, of $6.9 million, the impairment of a receivable of $3.0 million from the Argentina-based channels, current assets of $1.5 million, and intangible assets of $1.0 million.

      Businesses Sold to OPUBCO. During 2001, the Company sold five businesses (Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company) to affiliates of OPUBCO for $22.0 million in cash and the assumption of debt of $19.3 million. The Company recognized a pretax loss of $1.7 million related to the sale in discontinued operations in the accompanying consolidated statement of operations. OPUBCO owns a minority interest in the Company. Three of the Company’s directors are also directors of OPUBCO and voting trustees of a voting trust that controls OPUBCO. Additionally, those three directors collectively own a significant ownership interest in the Company.

      The following table reflects the results of operations of businesses accounted for as discontinued operations for the years ended December 31 (amounts in thousands):

	2000	2001

REVENUES:
Radio operations	$8,865	$8,207
Acuff-Rose Music Publishing	14,100	14,764
Redhawks	5,890	6,122
Word Entertainment	130,706	115,677
International cable networks	6,606	5,025
Businesses sold to OPUBCO	39,706	2,195
Other	1,900	609

Total revenues	$207,773	$152,599

OPERATING INCOME (LOSS):
Radio operations	$3,200	$2,184
Acuff-Rose Music Publishing	1,688	2,119
Redhawks	169	363
Word Entertainment	(15,241)	(5,710)
International cable networks	(9,655)	(6,375)
Businesses sold to OPUBCO	(8,240)	(1,816)
Other	(144)	(383)
Impairment and other charges	(29,878)	(53,716)
Restructuring charges	(3,241)	(2,959)

Total operating loss	(61,342)	(66,293)
INTEREST EXPENSE	(1,322)	(797)
INTEREST INCOME	683	199
OTHER GAINS AND LOSSES	(4,419)	(4,131)

Loss before benefit for income taxes	(66,400)	(71,022)
BENEFIT FOR INCOME TAXES	(18,800)	(22,189)

Net loss from discontinued operations	$(47,600)	$(48,833)

Cumulative Effect of Accounting Change

      On January 1, 2001, the Company recorded a gain of $11.2 million, net of taxes of $7.1 million, as a cumulative effect of an accounting change to record the derivatives associated with the secured forward exchange contract on its Viacom stock at fair value as of January 1, 2001, in accordance with the provisions of SFAS No. 133.

Liquidity and Capital Resources

Overview

      Net cash flows provided by operating activities totaled $47.0 million and $63.2 million for the nine months ended September 30, 2003 and 2002, respectively. The decrease in the total provided by operating activities was primarily related to a significant income tax refund received in 2002. Net cash flows from investing activities was a net use of $110.5 million for the nine months ended September 30, 2003, and was a net source of $157.5 million for the nine months ended September 30, 2002. The decrease was primarily attributed to the sale of Word during the first quarter of 2002 and increased levels of capital spending related to the Gaylord Texan. The decrease in investing activities was also attributed to the sale of the Company’s Opry Mills investment during 2002. Net cash flows from financing activities for the nine months ended September 30, 2003 was a use of $10.3 million compared to a use of $63.8 million for the nine months ended September 30, 2002. The change in financing activities was primarily due to the Company’s 2003 Loans as discussed below.

Indebtedness

2003 Loans

      In this liquidity section, we use the term “2003 Loans” to describe our 2003 Florida/Texas senior secured credit facility, which was repaid with the proceeds of our outstanding 8% senior notes due 2013 and replaced by our new revolving credit facility in November 2003. During May of 2003, the Company finalized a $225 million credit facility (the “2003 Loans”) with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Loans consisted of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Loans were due in 2006. The senior loan bore interest of LIBOR plus 3.5%. The subordinated loan bore interest of LIBOR plus 8.0%. The 2003 Loans were secured by the Gaylord Palms assets and the Gaylord Texan. At the time of closing the 2003 Loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Loans at 1.48% in year one and 2.09% in year two. The interest rate swaps related to the 2003 Loans are discussed in more detail in Note 7. The Company was required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the 2003 Loans. At the end of the third quarter of 2003, the Company had 100% borrowing capacity of the $25 million revolver. Proceeds of the 2003 Loans were used to pay off the Term Loan of $60 million as discussed below and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Gaylord Texan. At September 30, 2003 the unamortized balances of the 2003 Loans deferred financing costs were $2.6 million in current assets and $4.3 million in long-term assets. The provisions of the 2003 Loans contained covenants and restrictions including compliance with certain financial covenants, restrictions on additional indebtedness, escrowed cash balances, as well as other customary restrictions. As of September 30, 2003, the Company was in compliance with all covenants under the 2003 loans.

Term Loan

      During 2001, the Company entered into a three-year delayed-draw senior term loan (the “Term Loan”) of up to $210.0 million with Deutsche Banc Alex. Brown Inc., Salomon Smith Barney, Inc. and CIBC World Markets Corp. (collectively the “Banks”). During May 2003, the Company used $60 million of the proceeds from the 2003 Loans to pay off the Term Loan. Concurrent with the payoff of the Term Loan, the Company expensed the remaining, unamortized deferred financing costs of $1.5 million related to the Term Loan. The $1.5 million is recorded as interest expense in the accompanying condensed consolidated statement of operations. Proceeds of the Term Loan were used to finance the construction of Gaylord Palms and the initial construction phases of the Gaylord Texan as well as for general operating purposes. The Term Loan was primarily secured by the Company’s ground lease interest in Gaylord Palms.

      During the first three months of 2002, the Company sold Word’s domestic operations, which required a prepayment on the Term Loan in the amount of $80.0 million. As required by the Term Loan, the Company used $15.9 million of the net cash proceeds, as defined under the Term Loan agreement, received from the 2002 sale of the Opry Mills investment to reduce the outstanding balance of the Term Loan. In addition, the Company used $25.0 million of the net cash proceeds, as defined under the Term Loan agreement, received from the 2002 sale of Acuff-Rose Music Publishing to further reduce the outstanding balance of the Term Loan. Excluding the payoff amount of $60 million discussed above, the Company made principal payments of approximately $0 and $4.1 million during 2003 and 2002, respectively, under the Term Loan. Net borrowings under the Term Loan for 2003 and 2002 were $0 and $85.0 million, respectively. As of September 30, 2003 and December 31, 2002, the Company had outstanding borrowings of $0 million and $60 million, respectively, under the Term Loan.

      The terms of the Term Loan required the Company to purchase an interest rate instrument which capped the interest rate paid by the Company. This instrument expired in the fourth quarter of 2002. Due to the expiration of the interest rate instrument, the Company was out of compliance with the terms of the Term Loan. Subsequent to December 31, 2002, the Company obtained a waiver from the lenders whereby this event of non-compliance was waived as of December 31, 2002 and also removed the requirement to maintain such instruments for the remaining term of the Term Loan.

Senior Loan and Mezzanine Loan

      In 2001, the Company, through wholly owned subsidiaries, entered into two loan agreements, a $275.0 million senior loan (the “Senior Loan”) and a $100.0 million mezzanine loan (the “Mezzanine Loan”) (collectively, the “Nashville Hotel Loans”) with affiliates of Merrill Lynch & Company acting as principal. The Senior Loan is secured by a first mortgage lien on the assets of Gaylord Opryland Resort and Convention Center (“Gaylord Opryland”) and is due in March 2004. Amounts outstanding under the Senior Loan bear interest at one-month LIBOR plus approximately 1.02%. The Mezzanine Loan, which was repaid and terminated using proceeds of the outstanding notes, was secured by the equity interest in the wholly-owned subsidiary that owns Gaylord Opryland, was due in April 2004 and bore interest at one-month LIBOR plus 6.0%. At the Company’s option, the Senior Loan may be extended for two additional one-year terms beyond its scheduled maturity, subject to Gaylord Opryland meeting certain financial ratios and other criteria. The Company currently anticipates meeting the financial ratios and other criteria and exercising the option to extend the Senior Loan. However, based on the Company’s projections and estimates at September 30, 2003, the Company did not anticipate meeting the financial ratios to extend the Mezzanine Loan. Therefore, the Company has recorded the outstanding balance of the Mezzanine Loan of $66 million as current portion of long-term debt in the accompanying condensed consolidated balance sheet as of September 30, 2003. The Nashville Hotel Loans required monthly principal payments of $0.7 million during their three-year terms in addition to monthly interest payments. The terms of the Senior Loan and the Mezzanine Loan required the Company to purchase interest rate hedges in notional amounts equal to the outstanding balances of the Senior Loan and the Mezzanine Loan in order to protect against adverse changes in one-month LIBOR. Pursuant to these agreements, the Company had purchased instruments that cap its exposure to one-month LIBOR at 7.5%. The Company used $235.0 million of the proceeds from the Nashville Hotel Loans to refinance the remaining outstanding portion of an interim loan obtained from Merrill Lynch Mortgage Capital, Inc. in 2000 (the “Interim Loan”). At closing, the Company was required to escrow certain amounts, including $20.0 million related to future renovations and related capital expenditures at Gaylord Opryland. The net proceeds from the Nashville Hotel Loans after refinancing of the Interim Loan and paying required escrows and fees were approximately $97.6 million. At September 30, 2003 and December 31, 2002, the unamortized balance of the deferred financing costs related to the Nashville Hotel Loans was $2.8 million and $7.3 million, respectively. The weighted average interest rates for the Senior Loan for the nine months ended September 30, 2003 and 2002, including amortization of deferred financing costs, were 4.3% and 4.5%, respectively. The weighted average interest rates for the Mezzanine Loan for the nine months ended September 30, 2003 and 2002, including amortization of deferred financing costs, were 10.7% and 10.3%, respectively.

      The terms of the Nashville Hotel Loans require that the Company maintain certain escrowed cash balances and comply with certain financial covenants, and impose limits on transactions with affiliates and indebtedness. The financial covenants under the Nashville Hotel Loans are structured such that noncompliance at one level triggers certain cash management restrictions and noncompliance at a second level results in an event of default. Based upon the financial covenant calculations at December 31, 2002, the cash management restrictions were in effect which requires that all excess cash flows, as defined, be escrowed and may be used to repay principal amounts owed on the Senior Loan. During 2002, the Company negotiated certain revisions to the financial covenants under the Nashville Hotel Loans and the Term Loan. In the first quarter of 2003, the noncompliance level which triggered cash management restrictions was cured and the cash management restrictions were lifted. As of September 30, 2003, the Company is in compliance with the financial covenants related to cash management restrictions. There can be no assurance that the Company will remain in compliance with the covenants under the Nashville Hotel Loans. Any event of noncompliance that results in an event of default under the Nashville Hotel Loans would enable the lenders to demand payment of all outstanding amounts, which would have a material adverse effect on the Company’s financial position, results of operations and cash flows.

Completion of Senior Notes Offering

      On November 12, 2003, the Company completed its offering of $350 million in aggregate principal amount of senior notes due 2013 (the “Senior Notes”) in an institutional private placement, increased from the $225 million proposed offering previously announced. The interest rate of the Senior Notes is 8%, although the Company has entered into interest rate swaps with respect to $125 million principal amount of the Senior Notes which results in an effective interest rate of LIBOR plus 2.95% with respect to that portion of the Senior Notes. The Senior Notes, which mature on November 15, 2013, bear interest semi-annually in cash in arrears on May 15 and November 15 of each year, starting on May 15, 2004. The Senior Notes are redeemable, in whole or in part, at any time on or after November 15, 2008 at a designated redemption amount, plus accrued and unpaid interest. In addition, the Company may redeem up to 35% of the Senior Notes before November 15, 2006 with the net cash proceeds from certain equity offerings. The Senior Notes rank equally in right of payment with the Company’s other unsecured unsubordinated debt, but are effectively subordinated to all of the Company’s secured debt to the extent of the assets securing such debt. The Senior Notes are guaranteed on a senior unsecured basis by each of the Company’s subsidiaries that was a borrower or guarantor under the 2003 Loans, and as of November 2003, of the new revolving credit facility. The net proceeds from the offering of the Senior Notes, together with the Company’s cash on hand, were used as follows:

•	$275.6 million was used to repay the $150 million senior term loan portion and the $50 million subordinated term loan portion of the 2003 Loans, as well as the remaining $66 million of the Company’s $100 million Mezzanine Loan and to pay certain estimated fees and expenses related to the ResortQuest acquisition; and

•	$79.2 million was placed in escrow pending consummation of the ResortQuest acquisition, at which time that amount was used, together with available cash, to repay ResortQuest’s senior notes and its credit facility.

Amendment to 2003 Loans

      In connection with the offering of the Senior Notes and the ResortQuest acquisition, on November 12, 2003 the Company amended the 2003 Loans to, among other things, permit the ResortQuest acquisition and the issuance of the Senior Notes, maintain the $25.0 million revolving credit facility portion of the 2003 Loans, to repay and eliminate the $150 million senior term loan portion and the $50 million subordinated term loan portion of the 2003 Loans and make certain other amendments to the 2003 Loans.

New Revolving Credit Facility

      On November 20, 2003, we entered into a new $65.0 million revolving credit facility, which has been increased to $100.0 million. The new revolving credit facility, which replaced the revolving credit portion under the 2003 Florida/Texas senior secured credit facility, matures in May 2006 and borrowings thereunder bear interest at a rate of either LIBOR plus 3.50% or the lending banks’ base rate plus 2.25%. The new revolving credit facility is guaranteed by our subsidiaries that were guarantors or borrowers under our 2003 Florida/Texas senior secured credit facility and is secured by a leasehold mortgage on the

Gaylord Palms Resort & Convention Center. The new revolving credit facility requires us to achieve substantial completion and initial opening of our Gaylord Texan Resort & Convention Center by June 30, 2004. The new revolving credit facility was arranged by Deutsche Bank Securities Inc. and Banc of America Securities LLC.

      On November 20, 2003, the Company acquired ResortQuest in a tax-free stock-for-stock merger. ResortQuest, which is based in Destin, Florida, is one of the largest vacation rental property managers in the United States. ResortQuest will continue to operate as a separate brand led by its existing senior management team. Under the terms of the definitive merger agreement, the ResortQuest stockholders received 0.275 shares of Gaylord common stock for each outstanding share of ResortQuest common stock.

Significant Contractual Obligations

      The following table summarizes our significant contractual obligations as of September 30, 2003, including long-term debt and operating lease commitments:

	Total Amounts	Less than			Over
Contractual Obligations	Committed	1 year	1-2 years	3-4 years	4 years

	(In thousands)
Long-term debt	$467,182	$74,004	$18,004	$375,174	$—
Capital leases	1,127	613	237	252	25
Construction commitments	130,539	115,406	11,483	3,650	—
Arena naming rights	58,950	2,492	5,364	5,913	45,181
Operating leases	701,291	5,056	4,810	7,466	683,959
Other	4,828	322	644	644	3,218

Total contractual obligations	$1,363,917	$197,893	$40,542	$393,099	$732,383

      The total operating lease amount of $701.3 million above includes the 75-year operating lease agreement the Company entered into during 1999 for 65.3 acres of land located in Osceola County, Florida where Gaylord Palms is located. At the expiration of the secured foreign exchange contract relating to the Viacom Stock owned by the Company which is scheduled for May 2007, the Company will be required to pay the deferred taxes relating thereto. A complete description of the secured foreign exchange contract and this deferred tax liability is contained in Notes 10 and 13 to the Company’s Consolidated Financial Statements for the year ended December 31, 2002 included herewith.

Capital Expenditures

      The Company currently projects capital expenditures for the twelve months of 2003 to total approximately $230.5 million, which includes continuing construction costs at the new Gaylord Texan of approximately $207.8 million, approximately $2.0 million related to the possible development of a new Gaylord hotel in Prince George’s County, Maryland and approximately $12.0 million related to Gaylord Opryland. In addition, the Company anticipates approximately $8.6 million of capital expenditures related to the Grand Ole Opry. The Company’s capital expenditures for continuing operations for the nine months ended September 30, 2003 were $170.3 million.

      During the third quarter of 2002, the Company announced that the Gaylord Texan located in Grapevine, Texas near the Dallas/Fort Worth airport, is projected to open in April 2004, two months earlier than previously announced.

Newly Issued Accounting Standards

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have any significant impact on previously reported costs.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123 to provide two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require certain disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the amended provisions of SFAS No. 148 on December 31, 2002 and the information contained in this report reflects the disclosure requirements of the new pronouncement. The Company will continue to account for employee stock-based compensation in accordance with APB Opinion No. 25.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders

Gaylord Entertainment Company

      We have audited the accompanying consolidated balance sheets of Gaylord Entertainment Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaylord Entertainment Company and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 1 and elsewhere in the consolidated financial statements, the Company changed its method of accounting for goodwill and intangible assets in 2002 and derivative financial instruments and the disposition of long-lived assets in 2001.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee

September 15, 2003
(except for Notes 21 and 23,
as to which the date is
November 20, 2003)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000

	(Amounts in thousands,
	except per share data)
Revenues	$405,252	$296,066	$306,607
Operating expenses:
Operating costs	254,583	201,299	210,018
Selling, general and administrative	108,732	67,212	89,052
Preopening costs	8,913	15,927	5,278
Gain on sale of assets	(30,529)	—	—
Impairment and other charges	—	14,262	75,660
Restructuring charges	(17)	2,182	12,952
Depreciation	52,694	34,738	35,378
Amortization	3,786	3,667	9,281

Operating income (loss)	7,090	(43,221)	(131,012)
Interest expense, net of amounts capitalized	(46,960)	(39,365)	(30,307)
Interest income	2,808	5,554	4,046
Unrealized gain (loss) on Viacom stock	(37,300)	782	—
Unrealized gain on derivatives	86,476	54,282	—
Other gains and losses	1,163	2,661	(3,514)

Income (loss) before provision (benefit) for income taxes, discontinued operations and cumulative effect of accounting change	13,277	(19,307)	(160,787)
Provision (benefit) for income taxes	1,318	(9,142)	(52,331)

Income (loss) from continuing operations before discontinued operations and cumulative effect of accounting change	11,959	(10,165)	(108,456)
Gain (loss) from discontinued operations, net of taxes	85,757	(48,833)	(47,600)
Cumulative effect of accounting change, net of taxes	(2,572)	11,202	—

Net income (loss)	$95,144	$(47,796)	$(156,056)

Income (loss) per share:
Income (loss) from continuing operations	$0.36	$(0.30)	$(3.25)
Gain (loss) from discontinued operations, net of taxes	2.54	(1.45)	(1.42)
Cumulative effect of accounting change, net of taxes	(0.08)	0.33	—

Net income (loss)	$2.82	$(1.42)	$(4.67)

Income (loss) per share—assuming dilution:
Income (loss) from continuing operations	$0.36	$(0.30)	$(3.25)
Gain (loss) from discontinued operations, net of taxes	2.54	(1.45)	(1.42)
Cumulative effect of accounting change, net of taxes	(0.08)	0.33	—

Net income (loss)	$2.82	$(1.42)	$(4.67)

The accompanying notes are an integral part of these consolidated financial statements.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

	2002	2001

	(Amounts in thousands,
	except per share data)
ASSETS
Current Assets:
Cash and cash equivalents — unrestricted	$98,632	$9,194
Cash and cash equivalents — restricted	19,323	64,993
Trade receivables, less allowance of $467 and $3,056, respectively	22,374	13,450
Deferred financing costs	26,865	26,865
Deferred income taxes	20,553	23,438
Other current assets	25,889	15,141
Current assets of discontinued operations	4,095	51,589

Total current assets	217,731	204,670
Property and equipment, net of accumulated depreciation	1,110,163	991,192
Goodwill	6,915	11,136
Intangible assets, net of accumulated amortization	1,996	6,299
Investments	509,080	550,172
Estimated fair value of derivative assets	207,727	158,028
Long-term deferred financing costs	100,933	137,513
Other assets	24,323	30,053
Long-term assets of discontinued operations	13,328	88,581

Total assets	$2,192,196	$2,177,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$8,526	$88,004
Accounts payable and accrued liabilities	80,685	88,043
Current liabilities of discontinued operations	6,652	31,228

Total current liabilities	95,863	207,275
Secured forward exchange contract	613,054	613,054
Non-current long-term debt and capital lease obligations, net of current portion	332,112	380,993
Deferred income taxes	244,372	138,599
Estimated fair value of derivative liabilities	48,647	85,424
Other liabilities	67,895	52,788
Long-term liabilities of discontinued operations	789	844
Minority interest of discontinued operations	1,885	1,679
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 100,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 33,780 and 33,736 shares issued and outstanding, respectively	338	337
Additional paid-in capital	520,796	519,695
Retained earnings	282,798	187,654
Unearned compensation	(1,018)	(2,021)
Accumulated other comprehensive loss	(15,335)	(8,677)

Total stockholders’ equity	787,579	696,988

Total liabilities and stockholders’ equity	$2,192,196	$2,177,644

The accompanying notes are an integral part of these consolidated financial statements.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000

	(Amounts in thousands)
Cash flows from operating activities:
Net income (loss)	$95,144	$(47,796)	$(156,056)
Amounts to reconcile net income (loss) to net cash flows provided by operating activities:
(Gain) loss on discontinued operations, net of taxes	(85,757)	48,833	47,600
Impairment and other charges	—	14,262	75,660
Cumulative effect of accounting change, net of taxes	2,572	(11,202)	—
Unrealized gain on Viacom stock and related derivatives	(49,176)	(55,064)	—
Depreciation and amortization	56,480	38,405	44,659
Gain on sale of assets	(30,529)	—	—
Provision (benefit) for deferred income taxes	64,582	(11,428)	(52,309)
Amortization of deferred financing costs	36,164	35,987	20,780
Changes in (net of acquisitions and divestitures):
Trade receivables	(8,924)	5,273	8,830
Accounts payable and accrued liabilities	(336)	(16,773)	41,332
Other assets and liabilities	3,609	14,625	7,316

Net cash flows provided by operating activities — continuing operations	83,829	15,122	37,812
Net cash flows provided by (used in) operating activities — discontinued operations	3,451	368	(26,578)

Net cash flows provided by operating activities	87,280	15,490	11,234

Cash flows from investing activities:
Purchases of property and equipment	(185,649)	(280,921)	(216,861)
Proceeds from sale of assets	30,875	—	—
Other investing activities	9,290	3,033	(33,027)

Net cash flows used in investing activities — continuing operations	(145,484)	(277,888)	(249,888)
Net cash flows provided by (used in) investing activities — discontinued operations	232,570	17,794	(39,052)

Net cash flows provided by (used in) investing activities	87,086	(260,094)	(288,940)

Cash flows from financing activities:
Proceeds from issuance of debt	85,000	535,000	175,500
Repayment of long-term debt	(214,846)	(241,503)	(3,500)
Cash proceeds from secured forward exchange contract	—	—	613,054
Deferred financing costs paid	—	(19,582)	(195,452)
Net payments under revolving credit agreements	—	—	(294,000)
Decrease (increase) in cash and cash equivalents — restricted	45,670	(52,326)	(12,667)
Proceeds from exercise of stock options and stock purchase plans	919	2,548	2,136

Net cash flows provided by (used in) financing activities — continuing operations	(83,257)	224,137	285,071
Net cash flows provided by (used in) financing activities — discontinued operations	(1,671)	2,904	9,306

Net cash flows provided by (used in) financing activities	(84,928)	227,041	294,377

Net change in cash and cash equivalents — unrestricted	89,438	(17,563)	16,671
Cash and cash equivalents — unrestricted, beginning of year	9,194	26,757	10,086

Cash and cash equivalents — unrestricted, end of year	$98,632	$9,194	$26,757

The accompanying notes are an integral part of these consolidated financial statements.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years ended December 31, 2002, 2001 and 2000

					Other
		Additional			Comprehensive	Total
	Common	Paid-in	Retained	Unearned	Income	Stockholders’
	Stock	Capital	Earnings	Compensation	(Loss)	Equity

	(amounts in thousands)
Balance, December 31, 1999	$333	$512,401	$391,506	$(1,570)	$99,060	$1,001,730
Comprehensive Loss:
Net loss	—	—	(156,056)	—	—	(156,056)
Unrealized loss on investments, net	—	—	—	—	(81,901)	(81,901)
Foreign currency translation	—	—	—	—	(705)	(705)

Comprehensive loss						(238,662)
Exercise of stock options	2	1,845	—	—	—	1,847
Tax benefit on stock options	—	1,000	—	—	—	1,000
Employee stock plan purchases	—	289	—	—	—	289
Issuance of restricted stock	1	2,776	—	(2,777)	—	—
Cancellation of restricted stock	(2)	(4,705)	—	4,707	—	—
Compensation expense	—	173	—	(440)	—	(267)

Balance, December 31, 2000	334	513,779	235,450	(80)	16,454	765,937
Comprehensive loss:
Net loss	—	—	(47,796)	—	—	(47,796)
Reclassification of gain on marketable securities	—	—	—	—	(17,957)	(17,957)
Unrealized loss on interest rate caps	—	—	—	—	(213)	(213)
Minimum pension liability, net of deferred income taxes	—	—	—	—	(7,672)	(7,672)
Foreign currency translation	—	—	—	—	711	711

Comprehensive loss						(72,927)
Exercise of stock options	2	2,327	—	—	—	2,329
Tax benefit on stock options	—	720	—	—	—	720
Employee stock plan purchases	—	219	—	—	—	219
Issuance of restricted stock	1	3,664	—	(3,665)	—	—
Cancellation of restricted stock	—	(928)	—	928	—	—
Compensation expense	—	(86)	—	796	—	710

Balance, December 31, 2001	337	519,695	187,654	(2,021)	(8,677)	696,988
Comprehensive Income:
Net income	—	—	95,144	—	—	95,144
Unrealized loss on interest rate caps	—	—	—	—	(161)	(161)
Minimum pension liability, net of deferred income taxes	—	—	—	—	(7,252)	(7,252)
Foreign currency translation	—	—	—	—	755	755

Comprehensive income						88,486
Exercise of stock options	1	660	—	—	—	661
Tax benefit on stock options	—	28	—	—	—	28
Employee stock plan purchases	—	206	—	—	—	206
Modification of stock plan	—	52	—	—	—	52
Issuance of restricted stock	—	115	—	(115)	—	—
Issuance of stock warrants	—	40	—	—	—	40
Cancellation of restricted stock	—	(32)	—	32	—	—
Compensation expense	—	32	—	1,086	—	1,118

Balance, December 31, 2002	$338	$520,796	$282,798	$(1,018)	$(15,335)	$787,579

The accompanying notes are an integral part of these consolidated financial statements.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Description of the Business and Summary of Significant Accounting Policies

      Gaylord Entertainment Company (the “Company”) is a diversified hospitality and entertainment company operating, through its subsidiaries, principally in three business segments: hospitality; attractions; and corporate and other. During the first quarter of 2003, the Company committed to a plan of disposal of the assets primarily used in the operation of WSM-FM and WWTN(FM) (collectively, the “Radio Operations”). The Radio Operations, along with other businesses with respect to which the Company pursued plans of disposal in 2002 and prior periods, have been presented as discontinued operations as described in more detail below and in Note 5. The Radio Operations were previously included in a fourth business segment, media, along with WSM-AM. Due to the Radio Operations being included in discontinued operations, WSM-AM is now grouped in the attractions business segment for all periods presented.

Business Segments

Hospitality

      The hospitality segment includes the operations of Gaylord HotelsTM branded hotels and the Radisson Hotel at Opryland. At December 31, 2002, the Company owns and operates the Gaylord Opryland Resort Hotel and Convention Center (“Gaylord Opryland”) (formerly known as the Opryland Hotel Nashville), the Gaylord Palms Resort Hotel and Convention Center (“Gaylord Palms”) (formerly known as the Opryland Hotel Florida) and the Radisson Hotel at Opryland. Gaylord Opryland and the Radisson Hotel at Opryland are both located in Nashville, Tennessee. Gaylord Opryland is owned and operated by Opryland Hotel Nashville, LLC, a consolidated wholly-owned subsidiary incorporated in Delaware. The Gaylord Palms in Kissimmee, Florida opened in January 2002. The Company is developing a Gaylord hotel in Grapevine, Texas, which is expected to open in 2004. The Company has the option to purchase land for the development of a hotel in the Washington, D.C. area. This project is subject to the availability of financing and final approval of the Company’s Board of Directors.

Attractions

      The attractions segment includes all of the Company’s Nashville-based tourist attractions. At December 31, 2002, these include the Grand Ole Opry, the General Jackson Showboat, the Wildhorse Saloon, the Ryman Auditorium and the Springhouse Golf Club, among others. The attractions segment also includes WSM-AM and Corporate Magic, which specializes in the production of creative events in the corporate entertainment marketplace. During 1999, the Company created a new division, Gaylord Digital, formed to initiate a focused Internet strategy as further discussed in Note 6. During 2000, the Company closed Gaylord Digital, as further discussed in Note 3.

Corporate and Other

      Corporate includes salaries and benefits of the Company’s executive and administrative personnel and various other overhead costs. This segment also includes the expenses associated with the Company’s ownership of various investments, including Bass Pro, the Nashville Predators, the naming rights agreement and Opry Mills. The Company owns minority interests in Bass Pro, Inc. (“Bass Pro”), a leading retailer of premium outdoor sporting goods and fishing products, and the Nashville Predators, a National Hockey League professional team. Until the second quarter of 2002, the Company owned a minority interest in a partnership with The Mills Corporation that developed Opry Mills, a Nashville entertainment and retail complex, which opened in May 2000. The Company sold its interest in Opry Mills during 2002 to certain affiliates of The Mills Corporation, as further discussed in Note 7. During the first quarter of 2002, the Company disclosed that it intended to dispose of its investment in the Nashville Predators.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. Investments in less than 50% owned limited partnerships are accounted for utilizing the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — Unrestricted

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Cash and Cash Equivalents — Restricted

      Restricted cash and cash equivalents represent cash held in escrow for required capital expenditures, property taxes, insurance payments and other reserves required pursuant to the terms of the Company’s debt agreements, as further described in Note 12. The Company also has restricted cash balances of $0.6 million which collateralize certain outstanding letters of credit.

Supplemental Cash Flow Information

      Cash paid for interest for the years ended December 31 was comprised of (amounts in thousands):

	2002	2001	2000

Debt interest paid	$17,749	$23,405	$13,043
Deferred financing costs paid	—	19,582	195,452
Capitalized interest	(6,825)	(18,781)	(6,775)

Cash interest paid, net of capitalized interest	$10,924	$24,206	$201,720

      Income taxes refunds received were $64.6 million, $23.9 million and $18.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Accounts Receivable

      The Company’s accounts receivable are primarily generated by meetings and convention attendees’ room nights. Receivables arising from these sales are not collateralized. Credit risk associated with the accounts receivable is minimized due to the large and diverse nature of the customer base. No customer accounted for more than 10% of the Company’s trade receivables at December 31, 2002.

Allowance for Doubtful Accounts

      The Company provides allowances for doubtful accounts based upon a percentage of revenue and periodic evaluations of the aging of accounts receivable. At December 31, 2001, the Company had fully reserved a $2.4 million trade receivable from a customer. During 2002, the Company learned the customer would not be able to pay the Company for the receivable and therefore, wrote the trade receivable off against the related reserve.

Deferred Financing Costs

      Deferred financing costs consist of prepaid interest, loan fees and other costs of financing that are amortized over the term of the related financing agreements, using the effective interest method. For the years ended December 31, 2002, 2001 and 2000, deferred financing costs of $36.2 million, $36.0 million

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and $20.8 million, respectively, were amortized and recorded as interest expense in the accompanying consolidated statements of operations. The current portion of deferred financing costs at December 31, 2002 represents the amount of prepaid contract payments related to the secured forward exchange contract discussed in Note 10 that will be amortized in the coming year.

Property and Equipment

      Property and equipment are stated at cost. Improvements and significant renovations that extend the lives of existing assets are capitalized. Interest on funds borrowed to finance the construction of major capital additions is included in the cost of the applicable capital addition. Maintenance and repairs are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the following estimated useful lives:

Buildings	40 years
Land improvements	20 years
Attractions-related equipment	16 years
Furniture, fixtures and equipment	3-8 years
Leasehold improvements	The shorter of the lease term or useful life

Impairment of Long-Lived Assets and Goodwill

      In accounting for the Company’s long-lived assets other than goodwill, the Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company adopted the provisions of SFAS No. 144 during 2001 with an effective date of January 1, 2001.

Goodwill and Intangibles

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 supersedes Accounting Principles Board (“APB”) Opinion No. 16, “Business Combinations,” and requires the use of the purchase method of accounting for all business combinations prospectively. SFAS No. 141 also provides guidance on recognition of intangible assets apart from goodwill. The Company adopted the provisions of SFAS No. 141 in June of 2001. SFAS No. 142 supercedes APB Opinion No. 17, “Intangible Assets,” and changes the accounting for goodwill and intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized but are tested for impairment at least annually and whenever events or circumstances occur indicating that these intangible assets may be impaired. The Company adopted the provisions of SFAS No. 142 effective January 1, 2002, and as a result, the Company ceased the amortization of goodwill on that date. In accordance with the provisions of SFAS No. 142, the Company performs its annual review of impairment of goodwill by comparing the carrying value of the applicable reporting unit to the fair value of the reporting unit. If the fair value is less than the carrying value then the Company measures potential impairment by assigning the assets and liabilities of the Company to the reporting unit in a manner similar to a purchase transaction, in accordance with the provisions of SFAS No. 141, and comparing the implied value of goodwill to its carrying value. The Company’s goodwill and intangibles are discussed further in Note 19.

Leases

      The Company is leasing a 65.3 acre site in Osceola County, Florida on which the Gaylord Palms is located and has various other leasing arrangements, including leases for office space and office equipment.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company accounts for lease obligations in accordance with SFAS No. 13, “Accounting for Leases,” and related interpretations. The Company’s leases are discussed further in Note 16.

     Investments

      The Company owns investments in marketable securities and has minority interest investments in certain businesses. Marketable securities are accounted for in accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Generally, non-marketable investments (excluding limited partnerships) in which the Company owns less than 20 percent are accounted for using the cost method of accounting and investments in which the Company owns between 20 percent and 50 percent and limited partnerships are accounted for using the equity method of accounting.

     Other Assets

      Other current and long-term assets of continuing operations at December 31 consist of (amounts in thousands):

	2002	2001

Other current assets:
Other current receivables	$5,916	$5,097
Note receivable — current portion	10,000	—
Inventories	3,900	3,450
Prepaid expenses	3,850	5,949
Current income tax receivable	1,478	—
Other current assets	745	645

Total other current assets	$25,889	$15,141

Other long-term assets:
Note receivable	$7,500	$17,791
Deferred software costs, net	11,101	7,980
Other long-term assets	5,722	4,282

Total other long-term assets	$24,323	$30,053

     Other current assets

      Other current receivables result primarily from non-operating income and are due within one year. The current note receivable at December 31, 2002, is an unsecured note receivable from Bass Pro, which bears interest at a fixed annual rate of 8% which is payable annually. This note matures in October 2003. Inventories consist primarily of merchandise for resale and are carried at the lower of cost or market. Cost is computed on an average cost basis. Prepaid expenses consist of prepaid insurance and contracts that will be expensed during the subsequent year.

     Other long-term assets

      Long-term note receivable relates to an separate unsecured note receivable from Bass Pro. This long-term note receivable bears interest at a variable rate which is payable quarterly and matures in 2009.

      The Company capitalizes the costs of computer software for internal use in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 98-1,

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Accordingly, the Company capitalized the external costs to acquire and develop computer software and certain internal payroll costs during 2002 and 2001. Deferred software costs are amortized on a straight-line basis over their estimated useful lives of 3 to 5 years.

     Preopening Costs

      In accordance with AICPA SOP 98-5, “Reporting on the Costs of Start-Up Activities,” the Company expenses the costs associated with preopening expenses related to the construction of new hotels, start-up activities and organization costs as incurred.

     Accounts Payable and Accrued Liabilities

      Accounts payable and accrued liabilities of continuing operations at December  31 consist of (amounts in thousands):

	2002	2001

Trade accounts payable	$7,524	$6,774
Accrued construction in progress	17,484	27,011
Property and other taxes payable	15,854	15,321
Deferred revenues	11,879	7,311
Accrued salaries and benefits	7,679	6,990
Restructuring accruals	701	5,737
Accrued self-insurance reserves	3,755	4,848
Accrued interest payable	554	1,099
Accrued advertising and promotion	4,206	1,728
Other accrued liabilities	11,049	11,224

Total accounts payable and accrued liabilities	$80,685	$88,043

      Deferred revenues consist primarily of deposits on advance room bookings and advance ticket sales at the Company’s tourism properties. The Company is self-insured up to a stop loss for certain losses relating to workers’ compensation claims, employee medical benefits and general liability claims. The Company recognizes self-insured losses based upon estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry or the Company’s historical experience.

     Income Taxes

      In accordance with SFAS No. 109, “Accounting for Income Taxes,” the Company establishes deferred tax assets and liabilities based on the difference between the financial statement and income tax carrying amounts of assets and liabilities using existing tax laws and tax rates. See Note 13 for more detail on the Company’s income taxes.

     Minority Interests of Discontinued Operations

      Minority interests relate to the interests in consolidated companies that the Company does not wholly own. The Company allocates income or loss to the minority interests based on the percentage ownership throughout the year.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Revenue Recognition

      Revenues are recognized when services are provided or goods are shipped, as applicable. Provision for returns and other adjustments are provided for in the same period the revenues are recognized.

     Advertising Costs

      Advertising costs are expensed as incurred. Advertising costs from continuing operations were $22.8 million, $25.7 million and $40.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. The decrease in advertising expense during 2002 and 2001 compared to 2000 was due to the closing of Gaylord Digital as discussed in Note 3.

     Stock-Based Compensation

      SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method as prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, under which no compensation cost related to employee stock options has been recognized. In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123.” SFAS No. 148 amends SFAS No. 123 to provide two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require certain disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the amended disclosure provisions of SFAS No. 148 on December 31, 2002 and the information contained in this report reflects the disclosure requirements of the new pronouncement. The Company will continue to account for employee stock-based compensation in accordance with APB Opinion No. 25.

      If compensation cost for these plans had been determined consistent with SFAS No. 123, the Company’s net income (loss) (in thousands) and income (loss) per share (in dollars) for the years ended December 31 would have been reduced (increased) to the following pro forma amounts:

	2002	2001	2000

Net income (loss):
As reported	$95,144	$(47,796)	$(156,056)
Stock-based employee compensation, net of tax effect	3,190	2,412	1,233

Pro forma	$91,954	$(50,208)	$(157,289)

Income (loss) per share:
As reported	$2.82	$(1.42)	$(4.67)

Pro forma	$2.72	$(1.50)	$(4.71)

Income (loss) per share — assuming dilution:
As reported	$2.82	$(1.42)	$(4.67)

Pro forma	$2.72	$(1.50)	$(4.71)

      The Company’s stock-based compensation is further described in Note 15.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Discontinued Operations

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 superseded SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions for the disposal of a segment of a business of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 retained the requirements of SFAS No. 121 for the recognition and measurement of an impairment loss and broadened the presentation of discontinued operations to include a component of an entity (rather than a segment of a business). The Company adopted the provisions of SFAS No. 144 during 2001 with an effective date of January 1, 2001.

      In accordance with the provisions of SFAS No. 144, the Company has presented the operating results, financial position and cash flows of the following businesses as discontinued operations in the accompanying consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002: WSM-FM and WWTN(FM), Word Entertainment (“Word”), the Company’s contemporary Christian music business; the Acuff-Rose Music Publishing entity; GET Management, the Company’s artist management business which was sold during 2001; the Company’s ownership interest in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma; the Company’s international cable networks; the businesses sold to affiliates of The Oklahoma Publishing Company (“OPUBCO”) in 2001 consisting of Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company; and the Company’s water taxis that were sold in 2001. The results of operations of these businesses, including impairment and other charges, restructuring charges and any gain or loss on disposal, have been reflected as discontinued operations, net of taxes, in the accompanying consolidated statements of operations and the assets and liabilities of these businesses are reflected as discontinued operations in the accompanying consolidated balance sheets, as further described in Note 5.

     Income (Loss) Per Share

      SFAS No. 128, “Earnings Per Share,” established standards for computing and presenting earnings per share. Under the standards established by SFAS No. 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding after considering the effect of conversion of dilutive instruments, calculated using the treasury stock method. Income per share amounts are calculated as follows for the years ended December 31 (income and share amounts in thousands):

	2002

	Income	Shares	Per Share

Net income	$95,144	33,763	$2.82
Effect of dilutive stock options	—	31	—

Net income — assuming dilution	$95,144	33,794	$2.82

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001

	Loss	Shares	Per Share

Net loss	$(47,796)	33,562	$(1.42)
Effect of dilutive stock options	—	—	—

Net loss — assuming dilution	$(47,796)	33,562	$(1.42)

	2000

	Loss	Shares	Per Share

Net loss	$(156,056)	33,389	$(4.67)
Effect of dilutive stock options	—	—	—

Net loss — assuming dilution	$(156,056)	33,389	$(4.67)

      For the years ended December 31, 2001 and 2000, the effect of dilutive stock options was the equivalent of 99,000 shares and 120,000 shares, respectively, of common stock outstanding. Because the Company had a net loss in each of the years ended December 31, 2001 and 2000, these incremental shares were excluded from the computation of diluted earnings per share for those years as the effect of their inclusion would be anti-dilutive.

Comprehensive Income

      SFAS No. 130, “Reporting Comprehensive Income,” requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income. The Company’s comprehensive income (loss) is presented in the accompanying consolidated statements of stockholders’ equity.

Financial Instruments

      The Company’s carrying value of its debt and long-term notes receivable approximates fair value based upon the variable nature of these financial instruments’ interest rates. Certain of the Company’s investments are carried at fair value determined using quoted market prices as discussed further in Note 9. The carrying amount of short-term financial instruments (cash, trade receivables, accounts payable and accrued liabilities) approximates fair value due to the short maturity of those instruments. The concentration of credit risk on trade receivables is minimized by the large and diverse nature of the Company’s customer base.

Derivatives and Hedging Activities

      The Company utilizes derivative financial instruments to reduce interest rate risks and to manage risk exposure to changes in the value of certain owned marketable securities as discussed in Note 11. Effective January 1, 2001, the Company records derivatives in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS No. 138. SFAS No. 133, as amended, established accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Newly Issued Accounting Standards

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force (“EITF”) No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a significant impact on previously reported costs.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123.” SFAS No. 148 amends SFAS No. 123 to provide two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require certain disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the amended disclosure provisions of SFAS No. 148 on December 31, 2002 and the information contained in this report reflect the disclosure requirements of the new pronouncement. The Company will continue to account for employee stock-based compensation in accordance with APB Opinion No. 25.

2.     Construction Funding Requirements

      Additional long-term financing is required to fund the Company’s construction commitments related to its hotel development projects and to fund its overall anticipated operating losses in 2003. As of December 31, 2002, the Company had $98.6 million in unrestricted cash and the net cash flows from certain operations to fund its cash requirements including the Company’s 2003 construction commitments related to its hotel construction projects. These resources are not adequate to fund all of the Company’s 2003 construction commitments.

      During May of 2003, the Company finalized a $225 million credit facility (the “2003 Loans”) with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Loans consist of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Loans are due in 2006. The senior loan bears interest of LIBOR plus 3.5%. The subordinated loan bears interest of LIBOR plus 8.0%. The 2003 Loans are secured by the Gaylord Palms assets and the Gaylord Texas Hotel. At the time of closing the 2003 Loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Loans at 1.48% in year one and 2.09% in year two. The Company is required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the 2003 Loans. At the end of the second quarter of 2003, the Company had 100% borrowing capacity of the $25 million revolver. Proceeds of the 2003 Loans were used to pay off the Term Loan of $60 million (see Note 12) and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Texas hotel. The provisions of the 2003 Loans contain covenants and restrictions including

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compliance with certain financial covenants, restrictions on additional indebtedness, escrowed cash balances, as well as other customary restrictions.

3.     Impairment and Other Charges

      During 2000, the Company experienced a significant number of departures from its senior management, including the Company’s president and chief executive officer. In addition, the Company continued to produce weaker than anticipated operating results during 2000 while attempting to fund its capital requirements related to its hotel construction project in Florida and hotel development activities in Texas. As a result of these factors, during 2000, the Company completed an assessment of its strategic alternatives related to its operations and capital requirements and developed a strategic plan designed to refocus the Company’s operations, reduce its operating losses and reduce its negative cash flows (the “2000 Strategic Assessment”).

      As a result of the 2000 Strategic Assessment, the Company adopted a plan to divest a number of its under-performing businesses through sale or closure and to curtail certain projects and business lines that were no longer projected to produce a positive return. As a result of the completion of the 2000 Strategic Assessment, the Company recognized pretax impairment and other charges in accordance with the provisions of SFAS No. 121 and other relevant authoritative literature.

      During 2001, the Company named a new chairman and a new chief executive officer, and had numerous changes in senior management, primarily because of certain 2000 events discussed below. The new management team instituted a corporate reorganization and the reevaluation of the Company’s businesses and other investments (the “2001 Strategic Assessment”). As a result of the 2001 Strategic Assessment, the Company determined that the carrying value of certain long-lived assets were not fully recoverable and recorded pretax impairment and other charges from continuing operations in accordance with the provisions of SFAS No. 144.

      The components of the impairment and other charges related to continuing operations for the years ended December 31 are as follows (amounts in thousands):

	2001	2000

Programming, film and other content	$6,858	$7,410
Gaylord Digital and other technology investments	4,576	48,127
Property and equipment	2,828	3,397
Orlando-area Wildhorse Saloon	—	15,854
Other	—	872

Total impairment and other charges	$14,262	$75,660

      Additional impairment and other charges of $53.7 million and $29.9 million during 2001 and 2000, respectively, are included in discontinued operations.

2001 Impairment and Other Charges

      The Company began production of an IMAX movie during 2000 to portray the history of country music. As a result of the 2001 Strategic Assessment, the carrying value of the IMAX film asset was reevaluated on the basis of its estimated future cash flows resulting in an impairment charge of $6.9 million. At December 31, 2000, the Company held a minority investment in a technology start-up business. During 2001, the unfavorable environment for technology businesses created difficulty for this business to obtain adequate capital to execute its business plan and, subsequently, the Company was notified that this technology business had been unsuccessful in arranging financing, resulting in an

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment charge of $4.6 million. The Company also recorded an impairment charge related to idle real estate of $2.0 million during 2001 based upon an assessment of the value of the property. The Company sold this idle real estate during the second quarter of 2002. Proceeds from the sale approximated the carrying value of the property. In addition, the Company recorded an impairment charge for other idle property and equipment totaling $0.8 million during 2001 primarily due to the consolidation of offices resulting from personnel reductions as discussed in Note 3.

2000 Impairment and Other Charges

      The Company’s 2000 Strategic Assessment of its programming, film and other content assets resulted in pretax impairment and other charges of $7.4 million based upon the projected cash flows for these assets. This charge included investments of $5.1 million, other receivables of $2.1 million and music and film catalogs of $0.2 million.

      The Company closed Gaylord Digital, its Internet-related business in 2000. During 1999 and 2000, Gaylord Digital was unable to produce the operating results initially anticipated and required an extensive amount of capital to fund its operating losses, investments and technology infrastructure. As a result of the closing, the Company recorded a pretax charge of $48.1 million in 2000 to reduce the carrying value of Gaylord Digital’s assets to their fair value based upon estimated selling prices. The Gaylord Digital charge included the write-down of intangible assets of $25.8 million, property and equipment (including software) of $14.8 million, investments of $7.0 million and other assets of $0.6 million. The operating results of Gaylord Digital are included in continuing operations. Excluding the effect of the impairment and other charges, Gaylord Digital had revenues of $3.9 million and operating losses of $27.5 million for the year ended December 31, 2000.

      During the course of conducting the 2000 Strategic Assessment, other property and equipment of the Company were reviewed to determine whether the change in the Company’s strategic direction resulted in additional impaired assets. This review indicated that certain property and equipment would not be recovered by projected cash flows. The Company recorded pretax impairment and other charges related to its property and equipment of $3.4 million. These charges included property and equipment write-downs in the hospitality segment of $1.4 million, in the attractions segment of $0.5 million and in the corporate and other segment of $1.5 million.

      During November 2000, the Company ceased the operations of the Orlando-area Wildhorse Saloon. Walt Disney World® Resort paid the Company approximately $1.8 million for the net assets of the Orlando-area Wildhorse Saloon and released the Company from its operating lease for the Wildhorse Saloon location. As a result of this divestiture, the Company recorded pretax charges of $15.9 million to reflect the impairment and other charges related to the divestiture. The Orlando-area Wildhorse Saloon charges included the write-off of equipment of $9.4 million, intangible assets of $8.1 million and other working capital items of $0.1 million offset by the $1.8 million of proceeds received from Disney. The operating results of the Orlando-area Wildhorse Saloon are included in continuing operations. Excluding the effect of the impairment and other charges, the Orlando-area Wildhorse Saloon had revenues of $4.4 million and operating losses of $1.6 million for the year ended December 31, 2000.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Restructuring Charges

      The following table summarizes the activities of the restructuring charges for continuing operations for the years ended December 31, 2002, 2001 and 2000 (amounts in thousands):

	Balance at	Restructuring		Balance at
	December 31,	Charges and		December 31,
	2001	Adjustments	Payments	2002

2002 restructuring charge	$—	$1,062	$1,062	$—
2001 restructuring charges	4,168	(1,079)	2,658	431
2000 restructuring charge	1,569	—	1,299	270

	$5,737	$(17)	$5,019	$701

	Balance at	Restructuring		Balance at
	December 31,	Charges and		December 31,
	2000	Adjustments	Payments	2001

2001 restructuring charges	$—	$5,848	$1,680	$4,168
2000 restructuring charge	10,825	(3,666)	$5,590	$1,569

	$10,825	$2,182	$7,270	$5,737

	Balance at	Restructuring		Balance at
	December 31,	Charges and		December 31,
	1999	Adjustments	Payments	2000

2000 restructuring charge	$—	$13,186	$2,361	$10,825
1999 restructuring charge	469	(234)	235	—

	$469	$12,952	$2,596	$10,825

     2002 Restructuring Charge

      As part of the Company’s ongoing assessment of operations, the Company identified certain duplication of duties within divisions and realized the need to streamline those tasks and duties. Related to this assessment, during the second quarter of 2002 the Company adopted a plan of restructuring resulting in a pretax restructuring charge of $1.1 million related to employee severance costs and other employee benefits unrelated to the discontinued operations. These restructuring charges were recorded in accordance with EITF Issue No. 94-3. As of December 31, 2002, the Company has recorded cash payments of $1.1 million against the 2002 restructuring accrual. During the fourth quarter of 2002, the outplacement agreements expired related to the 2002 restructuring charge. Therefore, the Company reversed the remaining $67,000. There was no remaining balance of the 2002 restructuring accrual at December 31, 2002.

     2001 Restructuring Charges

      During 2001, the Company recognized net pretax restructuring charges from continuing operations of $5.8 million related to streamlining operations and reducing layers of management. These restructuring charges were recorded in accordance with EITF Issue No. 94-3. During the second quarter of 2002, the Company entered into two subleases to lease certain office space the Company previously had recorded in the 2001 restructuring charges. As a result, the Company reversed $0.9 million of the 2001 restructuring charges during 2002 related to continuing operations based upon the occurrence of certain triggering events. Also during the second quarter of 2002, the Company evaluated the 2001 restructuring accrual and determined certain severance benefits and outplacement agreements had expired and adjusted the

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

previously recorded amounts by $0.2 million. As of December 31, 2002, the Company has recorded cash payments of $4.4 million against the 2001 restructuring accrual. The remaining balance of the 2001 restructuring accrual at December 31, 2002 of $0.4 million is included in accounts payable and accrued liabilities in the consolidated balance sheets. The Company expects the remaining balances of the 2001 restructuring accrual to be paid during 2005.

     2000 Restructuring Charge

      As part of the Company’s 2000 strategic assessment, the Company recognized pretax restructuring charges of $13.1 million related to continuing operations during 2000, in accordance with EITF Issue No. 94-3. Additional restructuring charges of $3.2 million during 2000 were included in discontinued operations. During the second quarter of 2002, the Company entered into a sublease that reduced the liability the Company was originally required to pay and the Company reversed $0.1 million of the 2000 restructuring charge related to the reduction in required payments. During 2001, the Company negotiated reductions in certain contract termination costs, which allowed the reversal of $3.7 million of the restructuring charges originally recorded during 2000. As of December 31, 2002, the Company has recorded cash payments of $9.3 million against the 2000 restructuring accrual related to continuing operations. The remaining balance of the 2000 restructuring accrual at December 31, 2002 of $0.3 million, from continuing operations, is included in accounts payable and accrued liabilities in the consolidated balance sheets, which the Company expects to be paid during 2005.

5.     Discontinued Operations

      As discussed in Note 1, the Company has reflected the following businesses as discontinued operations, consistent with the provisions of SFAS No. 144 and APB No. 30. The results of operations, net of taxes, (prior to their disposal where applicable) and the carrying value of the assets and liabilities of these businesses have been reflected in the accompanying consolidated financial statements as discontinued operations in accordance with SFAS No. 144 for all periods presented. These restatements did not impact cash flows from operating, investing or financing activities.

     WSM-FM and WWTN(FM)

      During the first quarter of 2003, the Company committed to a plan of disposal of WSM-FM and WWTN(FM). Subsequent to committing to a plan of disposal during the first quarter of 2003, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus Broadcasting, Inc. (“Cumulus”) in exchange for approximately $62.5 million in cash. In connection with this agreement, the Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 22, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million, at which time, net proceeds of approximately $50 million were placed in an escrow account for completion of the Texas hotel. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Acuff-Rose Music Publishing

      During the second quarter of 2002, the Company committed to a plan of disposal of its Acuff-Rose Music Publishing catalog entity. During the third quarter of 2002, the Company finalized the sale of the Acuff-Rose Music Publishing entity to Sony/ATV Music Publishing for approximately $157.0 million in cash. The Company recognized a pretax gain of $130.6 million during the third quarter of 2002 related to the sale in discontinued operations. The gain on the sale of Acuff-Rose Music Publishing is recorded in the income from discontinued operations in the consolidated statement of operations. Proceeds of $25.0 million were used to reduce the Company’s outstanding indebtedness as further discussed in Note 12.

     OKC Redhawks

      During 2002, the Company committed to a plan of disposal of its ownership interests in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma.

     Word Entertainment

      During 2001, the Company committed to a plan to sell Word Entertainment. As a result of the decision to sell Word Entertainment, the Company reduced the carrying value of Word Entertainment to its estimated fair value by recognizing a pretax charge of $30.4 million in discontinued operations during 2001. The estimated fair value of Word Entertainment’s net assets was determined based upon ongoing negotiations with potential buyers. Related to the decision to sell Word Entertainment, a pretax restructuring charge of $1.5 million was recorded in discontinued operations in 2001. The restructuring charge consisted of $0.9 million related to lease termination costs and $0.6 million related to severance costs. In addition, the Company recorded a reversal of $0.1 million of restructuring charges originally recorded during 2000. During the first quarter of 2002, the Company sold Word Entertainment’s domestic operations to an affiliate of Warner Music Group for $84.1 million in cash, subject to future purchase price adjustments. The Company recognized a pretax gain of $0.5 million in discontinued operations during the first quarter of 2002 related to the sale of Word Entertainment. Proceeds from the sale of $80.0 million were used to reduce the Company’s outstanding indebtedness as further discussed in Note 12.

     International Cable Networks

      During the second quarter of 2001, the Company adopted a formal plan to dispose of its international cable networks. As part of this plan, the Company hired investment bankers to facilitate the disposition process, and formal communications with potentially interested parties began in July 2001. In an attempt to simplify the disposition process, in July 2001, the Company acquired an additional 25% ownership interest in its music networks in Argentina, increasing its ownership interest from 50% to 75%. In August 2001, the partnerships in Argentina finalized a pending transaction in which a third party acquired a 10% ownership interest in the companies in exchange for satellite, distribution and sales services, bringing the Company’s interest to 67.5%.

      In December 2001, the Company made the decision to cease funding of its cable networks in Asia and Brazil as well as its partnerships in Argentina if a sale had not been completed by February 28, 2002. At that time the Company recorded pretax restructuring charges of $1.9 million consisting of $1.0 million of severance and $0.9 million of contract termination costs related to the networks. Also during 2001, the Company negotiated reductions in the contract termination costs with several vendors that resulted in a reversal of $0.3 million of restructuring charges originally recorded during 2000. Based on the status of the Company’s efforts to sell its international cable networks at the end of 2001, the Company recorded pretax impairment and other charges of $23.3 million during 2001. Included in this charge are the impairment of an investment in the two Argentina-based music channels totaling $10.9 million, the impairment of fixed

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets, including capital leases associated with certain transponders leased by the Company, of $6.9 million, the impairment of a receivable of $3.0 million from the Argentina-based channels, current assets of $1.5 million, and intangible assets of $1.0 million.

      During the first quarter of 2002, the Company finalized a transaction to sell certain assets of its Asia and Brazil networks, including the assignment of certain transponder leases. Also during the first quarter of 2002, the Company ceased operations based in Argentina. The transponder lease assignment requires the Company to guarantee lease payments in 2002 from the acquirer of these networks. As such, the Company recorded a lease liability for the amount of the assignee’s portion of the transponder lease.

Businesses Sold to OPUBCO

      During 2001, the Company sold five businesses (Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company) to affiliates of OPUBCO for $22.0 million in cash and the assumption of debt of $19.3 million. The Company recognized a pretax loss of $1.7 million related to the sale in discontinued operations in the accompanying consolidated statement of operations. OPUBCO owns a minority interest in the Company. During 2002, three of the Company’s directors are also directors of OPUBCO and voting trustees of a voting trust that controls OPUBCO. Additionally, these three directors collectively own a significant ownership interest in the Company.

      The following table reflects the results of operations of businesses accounted for as discontinued operations for the years ended December 31 (amounts in thousands):

	2002	2001	2000

Revenues:
Radio Operations	$10,240	$8,207	$8,865
Acuff-Rose Music Publishing	7,654	14,764	14,100
Redhawks	6,289	6,122	5,890
Word Entertainment	2,594	115,677	130,706
International cable networks	744	5,025	6,606
Businesses sold to OPUBCO	—	2,195	39,706
Other	—	609	1,900

Total revenues	$27,521	$152,599	$207,773

Operating income (loss):
Radio Operations	$1,305	$2,184	$3,200
Acuff-Rose Music Publishing	933	2,119	1,688
Redhawks	841	363	169
Word Entertainment	(917)	(5,710)	(15,241)
International cable networks	(1,576)	(6,375)	(9,655)
Businesses sold to OPUBCO	—	(1,816)	(8,240)
Other	—	(383)	(144)
Impairment and other charges	—	(53,716)	(29,878)
Restructuring charges	(20)	(2,959)	(3,241)

Total operating income (loss)	566	(66,293)	(61,342)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002	2001	2000

Interest expense	(81)	(797)	(1,322)
Interest income	81	199	683
Other gains and losses	135,442	(4,131)	(4,419)

Income (loss) before benefit for income taxes	136,008	(71,022)	(66,400)
Provision (benefit) for income taxes	50,251	(22,189)	(18,800)

Net income (loss) from discontinued operations	$85,757	$(48,833)	$(47,600)

      The assets and liabilities of the discontinued operations presented in the accompanying consolidated balance sheets at December 31 are comprised of (amounts in thousands):

	2002	2001

Current assets:
Cash and cash equivalents	$1,812	$3,889
Trade receivables, less allowance of $2,938 and $5,132, respectively	1,954	29,990
Inventories	163	6,486
Prepaid expenses	97	10,333
Other current assets	69	891

Total current assets	4,095	51,589
Property and equipment, net of accumulated depreciation	5,157	19,497
Goodwill	3,527	31,053
Intangible assets, net of accumulated amortization	3,942	6,125
Music and film catalogs	—	26,274
Other long-term assets	702	5,632

Total long-term assets	13,328	88,581

Total assets	$17,423	$140,170

Current liabilities:
Current portion of long-term debt	$94	$5,515
Accounts payable and accrued liabilities	6,558	25,713

Total current liabilities	6,652	31,228
Long-term debt, net of current portion	—	—
Other long-term liabilities	789	844

Total long-term liabilities	789	844

Total liabilities	7,441	32,072
Minority interest of discontinued operations	1,885	1,679

Total liabilities and minority interest of discontinued operations	$9,326	$33,751

6.     Acquisitions

      During 2000, the Company acquired Corporate Magic, a company specializing in the production of creative events in the corporate entertainment marketplace, for $7.5 million in cash and a $1.5 million note payable. The acquisition was financed through borrowings under the Company’s revolving credit agreement

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and was accounted for using the purchase method of accounting. The operating results of Corporate Magic have been included in the accompanying consolidated financial statements from the date of the acquisition.

      During 1999, the Company formed Gaylord Digital, its Internet initiative, and acquired 84% of two online operations, Musicforce.com and Lightsource.com, for approximately $23.4 million in cash. During 2000, the Company acquired the remaining 16% of Musicforce.com and Lightsource.com for approximately $6.5 million in cash. The acquisition was financed through borrowings under the Company’s revolving credit agreement and has been accounted for using the purchase method of accounting. The operating results of the online operations have been included in the accompanying consolidated financial statements from the date of acquisition of a controlling interest. During 2000, the Company announced the closing of Gaylord Digital, as further discussed in Note 3.

7.     Divestitures

      During 1998, the Company entered into a partnership with The Mills Corporation to develop the Opry Mills Shopping Center in Nashville, Tennessee. The Company held a one-third interest in the partnership as well as the title to the land on which the shopping center was constructed, which was being leased to the partnership. During the second quarter of 2002, the Company sold its partnership share to certain affiliates of The Mills Corporation for approximately $30.8 million in cash proceeds. In accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate,” and other applicable pronouncements, the Company deferred approximately $20.0 million of the gain representing the estimated fair value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002. The Company recognized the remainder of the proceeds, net of certain transaction costs, as a gain of approximately $10.6 million during the second quarter of 2002. During the third quarter of 2002, the Company sold its interest in the land lease to an affiliate of the Mills Corporation and recognized the remaining $20.0 million deferred gain, less certain transaction costs.

      During 2001, the indemnification period related to the Company’s 1999 disposition of television station KTVT in Dallas-Fort Worth ended, resulting in the recognition of a pretax gain of $4.6 million related to the reversal of previously recorded contingent liabilities. The gain is included in other gains and losses in the accompanying consolidated statements of operations.

      During 2000, the Company sold its KOA Campground located near Gaylord Opryland for $2.0 million in cash. The Company recognized a pretax loss on the sale of $3.2 million, which is included in other gains and losses in the accompanying consolidated statements of operations. Also during 2000, the Company divested its Orlando-area Wildhorse Saloon and Gaylord Digital, as further discussed in Note 3.

8.     Property and Equipment

      Property and equipment of continuing operations at December 31 is recorded at cost and summarized as follows (amounts in thousands):

	2002	2001

Land and land improvements	$128,972	$95,113
Buildings	819,610	498,050
Furniture, fixtures and equipment	312,690	231,067
Construction in progress	207,215	474,697

	1,468,487	1,298,927
Accumulated depreciation	(358,324)	(307,735)

Property and equipment, net	$1,110,163	$991,192

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Concurrent with the sale of the Opry Mills partnership, the Company purchased $5.0 million of land from The Mills Corporation.

      The decrease in construction in progress during 2002 primarily relates to the opening of the Gaylord Palms which resulted in the transfer of assets previously recorded in construction in progress into the appropriate property and equipment categories as the assets were placed into service. The decrease in construction in progress was partially offset by an increase of the costs of the Texas hotel construction project. Buildings and furniture, fixtures and equipment also increased due to renovations at Gaylord Opryland. Depreciation expense of continuing operations for the years ended December 31, 2002, 2001 and 2000 was $52.7 million, $34.8 million and $35.4 million, respectively. Capitalized interest for the years ended December 31, 2002, 2001 and 2000 was $6.8 million, $18.8 million and $6.8 million, respectively.

9.     Investments

      Investments related to continuing operations at December 31 are summarized as follows (amounts in thousands):

	2002	2001

Viacom Class B non-voting common stock	$448,482	$485,782
Bass Pro	60,598	60,598
Other investments	—	3,792

Total investments	$509,080	$550,172

      The Company acquired CBS Series B convertible preferred stock (“CBS Stock”) during 1999 as consideration in the divestiture of television station KTVT. CBS merged with Viacom in May 2000. As a result of the merger of CBS and Viacom, the Company received 11,003,000 shares of Viacom Class B non-voting common stock (“Viacom Stock”). The original carrying value of the CBS Stock was $485.0 million.

      At December 31, 2000, the Viacom Stock was classified as available-for-sale as defined by SFAS No. 115, and accordingly, the Viacom Stock was recorded at market value, based upon the quoted market price, with the difference between cost and market value recorded as a component of other comprehensive income, net of deferred income taxes. In connection with the Company’s adoption of SFAS No. 133, effective January 1, 2001, the Company recorded a nonrecurring pretax gain of $29.4 million, related to reclassifying its investment in the Viacom Stock from available-for-sale to trading as defined by SFAS No. 115. This gain, net of taxes of $11.4 million, had been previously recorded as a component of stockholders’ equity. As trading securities, the Viacom Stock continues to be recorded at market value, but changes in market value are included as gains and losses in the consolidated statements of operations. For the year ended December 31, 2002, the Company recorded net pretax losses of $37.3 million related to the decrease in fair value of the Viacom Stock. For the year ended December 31, 2001, the Company recorded net pretax losses of $28.6 million related to the decrease in fair value of the Viacom Stock subsequent to January 1, 2001.

      Bass Pro completed a restructuring at the end of 1999 whereby certain assets, including a resort hotel in Southern Missouri and an interest in a manufacturer of fishing boats, are no longer owned by Bass Pro. Subsequent to the Bass Pro restructuring, the Company’s ownership interest in Bass Pro equaled 19% and, accordingly, the Company accounts for the investment using the cost method of accounting. Prior to the restructuring, the Company accounted for the Bass Pro investment using the equity method of accounting through December 31, 1999.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 1997, the Company purchased a 19.9% limited partnership interest in the Nashville Predators for $12.0 million. The Company accounts for its investment using the equity method as required by EITF Issue No. 02-14, “Whether the Equity Method of Accounting Applies When an Investor Does Not Have an Investment in Voting Stock of an Investee but Exercises Significant Influence through Other Means.” The Company recorded its share of losses of $1.4 million, $3.9 million and $2.0 million during 2002, 2001 and 2000, respectively, resulting from the Nashville Predators’ net losses. The carrying value of the investment in the Predators was zero at December 31, 2002 and $1.4 million at December 31, 2001. The Company has not reduced its investment below zero as the Company is not obligated to make future contributions to the Predators.

10.     Secured Forward Exchange Contract

      During May 2000, the Company entered into a seven-year secured forward exchange contract (“SFEC”) with an affiliate of Credit Suisse First Boston with respect to 10,937,900 shares of Viacom Stock. The seven-year SFEC has a notional amount of $613.1 million and required contract payments based upon a stated 5% rate. The SFEC protects the Company against decreases in the fair market value of the Viacom Stock while providing for participation in increases in the fair market value, as discussed below. The Company realized cash proceeds from the SFEC of $506.5 million, net of discounted prepaid contract payments and prepaid interest related to the first 3.25 years of the contract and transaction costs totaling $106.6 million. In October 2000, the Company prepaid the remaining 3.75 years of contract interest payments required by the SFEC of $83.2 million. As a result of the prepayment, the Company will not be required to make any further contract payments during the seven-year term of the SFEC. Additionally, as a result of the prepayment, the Company was released from certain covenants of the SFEC, which related to sales of assets, additional indebtedness and liens. The unamortized balances of the prepaid contract interest are classified as current assets of $26.9 million as of December 31, 2002 and 2001 and long-term assets of $91.2 million and $118.1 million in the accompanying consolidated balance sheets as of December 31, 2002 and 2001, respectively. The Company is recognizing the prepaid contract payments and deferred financing charges associated with the SFEC as interest expense over the seven-year contract period using the effective interest method. The Company utilized $394.1 million of the net proceeds from the SFEC to repay all outstanding indebtedness under its 1997 revolving credit facility. As a result of the SFEC, the 1997 revolving credit facility was terminated.

      The Company’s obligation under the SFEC is collateralized by a security interest in the Company’s Viacom Stock. At the end of the seven-year contract term, the Company may, at its option, elect to pay in cash rather than by delivery of all or a portion of the Viacom Stock. The SFEC eliminates the Company’s exposure to any decline in Viacom’s share price below $56.05. During the seven-year term of the SFEC, if the Viacom Stock appreciates by 35% or less, the Company will retain the increase in value of the Viacom Stock. If the Viacom Stock appreciates by more than 35%, the Company will retain the first 35% increase in value of the Viacom Stock and approximately 25.9% of any appreciation in excess of 35%.

      In accordance with the provisions of SFAS No. 133, as amended, certain components of the secured forward exchange contract are considered derivatives, as discussed in Note 11.

11.     Derivative Financial Instruments

      The Company utilizes derivative financial instruments to reduce interest rate risks and to manage risk exposure to changes in the value of its Viacom Stock. In accordance with the provisions of SFAS No. 133, as amended, the Company recorded a gain of $11.2 million, net of taxes of $7.1 million, as a cumulative effect of an accounting change effective January 1, 2001 to record the derivatives associated with the SFEC at fair value. For the year ended December 31, 2002, the Company recorded net pretax gains in the Company’s consolidated statement of operations of $86.5 million related to the increase in the

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value of the derivatives associated with the SFEC. For the year ended December 31, 2001, the Company recorded net pretax gains in the Company’s consolidated statement of operations of $54.3 million related to the increase in fair value of the derivatives associated with the SFEC subsequent to January 1, 2001.

      During 2001, the Company entered into three contracts to cap its interest rate risk exposure on its long-term debt. Two of the contracts cap the Company’s exposure to one-month LIBOR rates on up to $375.0 million of outstanding indebtedness at 7.5%. Another interest rate cap, which caps the Company’s exposure on one-month Eurodollar rates on up to $100.0 million of outstanding indebtedness at 6.625%, expired in October 2002. These interest rate caps qualify for treatment as cash flow hedges in accordance with the provisions of SFAS No. 133, as amended. As such, the effective portion of the gain or loss on the derivative instrument is initially recorded in accumulated other comprehensive income as a separate component of stockholder’s equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss, if any, is reported to income (expense) immediately.

12.     Debt

      The Company’s debt and capital lease obligations related to continuing operations at December 31 consist of (amounts in thousands):

	2002	2001

Senior Loan	$213,185	$268,997
Mezzanine Loan	66,000	100,000
Term Loan	60,000	100,000
Capital lease obligations	1,453	—

Total debt	340,638	468,997
Less amounts due within one year	(8,526)	(88,004)

Total long-term debt	$332,112	$380,993

      Annual maturities of long-term debt, excluding capital lease obligations, are as follows (amounts in thousands). Note 16 discusses the capital lease obligations in more detail, including annual maturities.

Debt

2003	$8,004
2004	331,181
2005	—
2006	—
2007	—
Years thereafter	—

Total	$339,185

Term Loan

      During 2001, the Company entered into a three-year delayed-draw senior term loan (the “Term Loan”) of up to $210.0 million with Deutsche Banc Alex. Brown Inc., Salomon Smith Barney, Inc. and CIBC World Markets Corp. (collectively the “Banks”). Proceeds of the Term Loan were used to finance the construction of Gaylord Palms and the initial construction phases of the Gaylord hotel in Texas as well

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as for general operating purposes. The Term Loan is primarily secured by the Company’s ground lease interest in Gaylord Palms. At the Company’s option, amounts outstanding under the Term Loan bear interest at the prime interest rate plus 2.125% or the one-month Eurodollar rate plus 3.375%. The terms of the Term Loan required the purchase of interest rate hedges in notional amounts equal to $100.0 million in order to protect against adverse changes in the one-month Eurodollar rate. Pursuant to these agreements, the Company purchased instruments that cap its exposure to the one-month Eurodollar rate at 6.625% as discussed in Note 11. The Term Loan contains provisions that allow the Banks to syndicate the Term Loan, which could result in a change to the terms and structure of the Term Loan, including an increase in interest rates. In addition, the Company is required to pay a commitment fee equal to 0.375% per year of the average unused portion of the Term Loan.

      During the first three months of 2002, the Company sold Word’s domestic operations as described in Note 5, which required the prepayment of the Term Loan in the amount of $80.0 million and, accordingly, this amount was classified as due within one year at December 31, 2001. As required by the Term Loan, the Company used $15.9 million of the net cash proceeds, as defined under the Term Loan agreement, received from the sale of the Opry Mills investment described in Note 7 to reduce the outstanding balance of the Term Loan. In addition, the Company used $25.0 million of the net cash proceeds, as defined under the Term Loan agreement, received from the sale of Acuff-Rose Music Publishing to reduce the outstanding balance of the Term Loan. Also during 2002, the Company made a principal payment of approximately $4.1 million under the Term Loan. Net borrowings under the Term Loan for 2002 and 2001 were $85.0 million and $100.0 million, respectively. As of December 31, 2002 and 2001, the Company had outstanding borrowings of $60.0 million and $100.0 million, respectively, under the Term Loan and was required to escrow certain amounts in a completion reserve account for Gaylord Palms. The Company’s ability to borrow additional funds under the Term Loan expired during 2002. However, the lenders could reinstate the Company’s ability to borrow additional funds at a future date.

      The terms of the Term Loan required the Company to purchase an interest rate instrument which caps the interest rate paid by the Company. This instrument expired in the fourth quarter of 2002. Due to the expiration of the interest rate instrument, the Company was out of compliance with the terms of the Term Loan. Subsequent to December 31, 2002, the Company entered into the First Amendment to the Mezzanine Loan whereby the lender waived this event of non-compliance as of December 31, 2002 and also removed the requirement to maintain such instruments for the remainder of the term of the loan. The maximum amount available under the Term Loan reduces to $50.0 million in April 2004, with full repayment due in October 2004. Debt repayments under the Term Loan reduce its borrowing capacity and are not eligible to be re-borrowed. The Term Loan requires the Company to maintain certain escrowed cash balances, comply with certain financial covenants, and imposes limitations related to the payment of dividends, the incurrence of debt, the guaranty of liens, and the sale of assets, as well as other customary covenants and restrictions. At December 31, 2002 and 2001, the unamortized balance of the deferred financing costs related to the Term Loan was $2.4 million and $5.6 million, respectively. The weighted average interest rate, including amortization of deferred financing costs, under the Term Loan for 2002 and 2001 was 9.6% and 8.3%, respectively. The weighted average interest rate of 9.6% for 2002 includes 4.5% related to commitment fees and the amortization of deferred financing costs.

Senior Loan and Mezzanine Loan

      In 2001, the Company, through wholly owned subsidiaries, entered into two loan agreements, a $275.0 million senior loan (the “Senior Loan”) and a $100.0 million mezzanine loan (the “Mezzanine Loan”) (collectively, the “Nashville Hotel Loans”) with affiliates of Merrill Lynch & Company acting as principal. The Senior Loan is secured by a first mortgage lien on the assets of Gaylord Opryland and is due in 2004. Amounts outstanding under the Senior Loan bear interest at one-month LIBOR plus approximately 1.02%. The Mezzanine Loan, secured by the equity interest in the wholly-owned subsidiary

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that owns Gaylord Opryland, is due in 2004 and bears interest at one-month LIBOR plus 6.0%. At the Company’s option, the Nashville Hotel Loans may be extended for two additional one-year terms beyond their scheduled maturities, subject to Gaylord Opryland meeting certain financial ratios and other criteria. The Nashville Hotel Loans require monthly principal payments of $0.7 million during their three-year terms in addition to monthly interest payments. The terms of the Senior Loan and the Mezzanine Loan required the purchase of interest rate hedges in notional amounts equal to the outstanding balances of the Senior Loan and the Mezzanine Loan in order to protect against adverse changes in one-month LIBOR. Pursuant to these agreements, the Company has purchased instruments that cap its exposure to one-month LIBOR at 7.5% as discussed in Note 11. The Company used $235.0 million of the proceeds from the Nashville Hotel Loans to refinance the Interim Loan discussed below. At closing, the Company was required to escrow certain amounts, including $20.0 million related to future renovations and related capital expenditures at Gaylord Opryland. The net proceeds from the Nashville Hotel Loans after refinancing of the Interim Loan and paying required escrows and fees were approximately $97.6 million. At December 31, 2002 and 2001, the unamortized balance of the deferred financing costs related to the Nashville Hotel Loans was $7.3 million and $13.8 million, respectively. The weighted average interest rates for the Senior Loan for 2002 and 2001, including amortization of deferred financing costs, were 4.5% and 6.2%, respectively. The weighted average interest rates for the Mezzanine Loan for 2002 and 2001, including amortization of deferred financing costs, were 10.5% and 12.0%, respectively.

      The terms of the Nashville Hotel Loans require that the Company maintain certain escrowed cash balances and comply with certain financial covenants, and impose limits on transactions with affiliates and indebtedness. The financial covenants under the Nashville Hotel Loans are structured such that noncompliance at one level triggers certain cash management restrictions and noncompliance at a second level results in an event of default. Based upon the financial covenant calculations at December 31, 2002 and 2001, the cash management restrictions were in effect which requires that all excess cash flows, as defined, be escrowed and may be used to repay principal amounts owed on the Senior Loan. At December 31, 2002 and December 31, 2001, $0 and $13.9 million, respectively, related to the cash management restrictions is included in restricted cash in the accompanying consolidated balance sheets. During 2002, the Company negotiated certain revisions to the financial covenants under the Nashville Hotel Loans and the Term Loan. After these revisions, the Company was in compliance with the covenants under the Nashville Hotel Loans and the covenants under the Term Loan in which the failure to comply would result in an event of default at December 31, 2002 and 2001. There can be no assurance that the Company will remain in compliance with the covenants that would result in an event of default under the Nashville Hotel Loans or the Term Loan. The Company believes it has certain other possible alternatives to reduce borrowings outstanding under the Nashville Hotel Loans which would allow the Company to remedy any event of default. Any event of noncompliance that results in an event of default under the Nashville Hotel Loans or the Term Loan would enable the lenders to demand payment of all outstanding amounts, which would have a material adverse effect on the Company’s financial position, results of operations and cash flows.

      During the second quarter of 2002, like other companies in the hospitality industry, the Company was notified by the insurers providing its property and casualty insurance that policies issued upon renewal would no longer include coverage for terrorist acts. As a result, the servicer for the Senior Loan notified the Company in May of 2002 that it believed the lack of insurance covering terrorist acts and certain related matters did constitute an event of default under the terms of that credit facility. Although coverage for terrorist acts was never specifically required as part of the required property and casualty coverage, the Company determined to resolve this issue by obtaining coverage for terrorist acts. The Company has obtained coverage in an amount equal to the outstanding balance of the Senior Loan. During the third quarter of 2002, the Company received notice from the servicer that any previous existing defaults were cured and coverage in an amount equal to the outstanding balance of the loan satisfied the requirements of

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Senior Loan. The servicer has reserved the right to impose additional insurance requirements if there is a change in, among other things, the availability or cost of terrorism insurance coverage, the risk of terrorist activity, or legislation affecting the rights of lenders to require borrowers to maintain terrorism insurance. Based upon the Company’s curing any default which may have existed, this debt continues to be classified as long-term in the accompanying consolidated balance sheets.

Interim Loan

      During 2000, the Company entered into a six-month $200.0 million interim loan agreement (the “Interim Loan”) with Merrill Lynch Mortgage Capital, Inc. During 2000, the Company utilized $83.2 million of the proceeds from the Interim Loan to prepay the remaining contract payments required by the SFEC discussed in Note 10. During 2001, the Company increased the borrowing capacity under the Interim Loan to $250.0 million. The Company used $235.0 million of the proceeds from the Nashville Hotel Loans discussed previously to refinance the Interim Loan during March 2001. The Interim Loan required a commitment fee of 0.375% per year on the average unused portion of the Interim Loan and a contingent exit fee of up to $4.0 million, depending upon Merrill Lynch’s involvement in the refinancing of the Interim Loan. The Company recognized a portion of the exit fee as interest expense in the accompanying 2000 consolidated statement of operations. Pursuant to the terms of the Nashville Hotel Loans discussed previously, the contingencies related to the exit fee were removed and no payment of these fees was required.

1997 Credit Facility

      In August 1997, the Company entered into a revolving credit facility (the “1997 Credit Facility”) and utilized the proceeds to retire outstanding indebtedness. The Company utilized $394.1 million of the net proceeds from the SFEC in 2000 to repay all outstanding indebtedness under the 1997 Credit Facility as discussed in Note 10. As a result of the SFEC, the 1997 Credit Facility was terminated.

      Accrued interest payable at December 31, 2002 and 2001 was $0.6 million and $1.1 million, respectively, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

13.     Income Taxes

      The provision (benefit) for income taxes from continuing operations consists of the following (amounts in thousands):

	2002	2001	2000

Current:
Federal	$—	$—	$(326)
State	1,336	(32)	304

Total current provision (benefit)	1,336	(32)	(22)

Deferred:
Federal	32	(8,657)	(51,796)
State	(1,393)	(453)	(513)

Total deferred benefit	(1,361)	(9,110)	(52,309)
Effect of tax law change	1,343	—	—

Total provision (benefit) for income taxes	$1,318	$(9,142)	$(52,331)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax benefits associated with the exercise of stock options during the years ended 2002, 2001, and 2000 were $27,700, $0.7 million and $1.0 million, respectively, and are reflected as an increase in additional paid-in capital in the accompanying consolidated statements of stockholders’ equity.

      During 2002, the Tennessee legislature increased the corporate income tax rate from 6% to 6.5%. As a result, the Company increased the deferred tax liability by $1.3 million and increased 2002 tax expense by $1.3 million.

      The effective tax rate as applied to pretax income (loss) from continuing operations differed from the statutory federal rate due to the following:

	2002	2001	2000

U.S. federal statutory rate	35%	35%	35%
State taxes, (net of federal tax benefit and change in valuation allowance)	—	2	—
Effective tax law change	7	—	—
Previously accrued income taxes	(37)	16	(1)
Other	5	(6)	(1)

	10%	47%	33%

      Provision is made for deferred federal and state income taxes in recognition of certain temporary differences in reporting items of income and expense for financial statement purposes and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows (amounts in thousands):

	2002	2001

Deferred tax assets:
Accounting reserves and accruals	$20,553	$23,438
Defined benefit plan	8,360	2,704
Goodwill and other intangibles	5,149	4,082
Investments in stock & partnerships	4,681	11,944
Forward exchange contract	28,111	17,524
Net operating loss carryforwards	15,296	107,236
Tax credits & other carryforwards	7,085	6,417
Other assets	540	2,415

Total deferred tax assets	89,775	175,760
Valuation allowance	(11,403)	(10,703)

Total deferred tax assets, net of allowance	78,372	165,057

Deferred tax liabilities:
Property and equipment, net	72,085	65,425
Investments in stock & derivatives	227,379	207,156
Other liabilities	2,727	7,637

Total deferred tax liabilities	302,191	280,218

Net deferred tax liabilities	$223,819	$115,161

      At December 31, 2002, the Company had federal net operating loss carryforwards of $4.8 million which will begin to expire in 2020. In addition, the Company had federal minimum tax credits of

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$5.4 million that will not expire and other federal tax credits of $0.3 million that will begin to expire in 2018. State net operating loss carryforwards at December 31, 2002 totaled $306.8 million and will expire between 2003 and 2017. Foreign net operating loss carryforwards at December 31, 2002 totaled $2.5 million and will expire between 2010 and 2012. The use of certain state and foreign net operating losses and other state and foreign deferred tax assets are limited to the future taxable earnings of separate legal entities. As a result, a valuation allowance has been provided for certain state and foreign deferred tax assets, including loss carryforwards. The change in valuation allowance was $(0.7) million, $(0.7) million and $(5.7) million in 2002, 2001 and 2000, respectively. Based on the expectation of future taxable income, management believes that it is more likely than not that the results of operations will generate sufficient taxable income to realize the deferred tax assets after giving consideration to the valuation allowance.

      Deferred income taxes resulting from the unrealized gain on the investment in the Viacom Stock were $11.4 million at December 31, 2000 and were reflected as a reduction in stockholders’ equity. Effective January 1, 2001, the Company reclassified its investment in the Viacom Stock from available-for-sale to trading as defined by SFAS No. 115, which required the recognition of a deferred tax provision of $11.4 million for the year ended December 31, 2001. These amounts are reflected in the accompanying consolidated statement of operations for the year ended December 31, 2002.

      During the years ended 2002, 2001 and 2000, the Company recognized provision (benefits) of $(4.9) million, $(3.2) million and $1.1 million, respectively, related to the settlement of certain federal income tax issues with the Internal Revenue Service as well as the closing of open tax years for federal and state tax purposes. The Company reached a $2.0 million partial settlement of Internal Revenue Service audits of the Company’s 1996-1997 tax returns during 2001. The Company reached a final settlement for the 1996 through 1998 years in 2002 with a net cash payment of $0.1 million. During the second quarter of 2002, the Company received an income tax refund of $64.6 million in cash from the U.S. Department of Treasury as a result of the net operating losses carry-back provisions of the Job Creation and Worker Assistance Act of 2002. Net cash refunds for income taxes were approximately $63.2 million, $21.7 million and $18.5 million in 2002, 2001 and 2000, respectively.

14.     Stockholders’ Equity

      Holders of common stock are entitled to one vote per share. During 2000, the Company’s Board of Directors voted to discontinue the payment of dividends on its common stock.

15.     Stock Plans

      At December 31, 2002 and 2001, 3,241,037 and 3,053,737 shares, respectively, of the Company’s common stock were reserved for future issuance pursuant to the exercise of stock options under the stock option and incentive plan. Under the terms of this plan, stock options are granted with an exercise price equal to the fair market value at the date of grant and generally expire ten years after the date of grant. Generally, stock options granted to non-employee directors are exercisable immediately, while options granted to employees are exercisable two to five years from the date of grant. The Company accounts for this plan under APB Opinion No. 25 and related interpretations, under which no compensation expense for employee and non-employee director stock options has been recognized.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: risk-free interest rates of 4.1%, 4.7% and 6.4%; expected volatility of 33.1%, 34.2% and 30.2%; expected lives of 4.3, 5.4 and 7.3 years; expected dividend rates of 0% for all years. The weighted average fair value of options granted was $8.16, $10.10 and $12.83 in 2002, 2001 and 2000, respectively.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The plan also provides for the award of restricted stock. At December 31, 2002 and 2001, awards of restricted stock of 86,025 and 109,867 shares, respectively, of common stock were outstanding. The market value at the date of grant of these restricted shares was recorded as unearned compensation as a component of stockholders’ equity. Unearned compensation is amortized and expensed over the vesting period of the restricted stock.

      Stock option awards available for future grant under the stock plan at December 31, 2002 and 2001 were 956,181 and 1,177,345 shares of common stock, respectively. Stock option transactions under the plans are summarized as follows:

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	3,053,737	$26.60	2,352,712	$26.38	2,604,213	$25.74
Granted	635,475	24.26	1,544,600	25.35	749,700	26.65
Exercised	(29,198)	22.63	(203,543)	11.44	(178,335)	10.36
Canceled	(418,977)	26.33	(640,032)	27.59	(822,866)	28.10

Outstanding at end of year	3,241,037	$26.21	3,053,737	$26.60	2,352,712	$26.38

Exercisable at end of year	1,569,697	$27.27	1,235,324	$27.39	1,138,681	$24.18

      A summary of stock options outstanding at December 31, 2002 is as follows:

				Weighted
				Average
Option	Weighted		Number of	Remaining
Exercise Price	Average	Number of	Shares	Contractual
Range	Exercise Price	Shares	Exercisable	Life

$18.55 – 22.00	$20.64	258,545	110,420	6.4 YEARS
22.01 – 26.00	24.39	1,271,230	392,330	7.6 YEARS
26.01 – 30.00	27.67	1,456,096	854,446	6.8 YEARS
30.01 – 34.00	32.51	255,166	212,501	5.4 YEARS

$18.55 – 34.00	$27.27	3,241,037	1,569,697	7.0 YEARS

      The Company has an employee stock purchase plan whereby substantially all employees are eligible to participate in the purchase of designated shares of the Company’s common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each quarterly stock purchase period. The Company issued 14,753, 11,965 and 13,666 shares of common stock at an average price of $17.47, $18.27 and $21.19 pursuant to this plan during 2002, 2001 and 2000, respectively.

16.     Commitments and Contingencies

     Capital Leases

      During 2002, the Company entered into three capital leases. There were no capital leases in effect at December 31, 2001. In the accompanying consolidated balance sheet, the following amounts of assets

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under capitalized lease agreements are included in property and equipment and other long-term assets and the related obligations are included in debt (amounts in thousands):

2002

Property and equipment	$1,965
Other long-term assets	412
Accumulated depreciation	(144)

Net assets under capital leases in property and equipment	$2,233

Current lease obligations	$522
Long-term lease obligations	931

Capital lease obligations	$1,453

     Operating Leases

      Rental expense related to continuing operations for operating leases was $13.1 million, $2.7 million and $2.6 million for 2002, 2001 and 2000, respectively. The increase in 2002 is related to the operating land lease for Gaylord Palms as discussed below. Of the $13.2 million of rental expense for 2002, $6.5 million relates to non-cash lease expense as discussed below.

      Future minimum cash lease commitments under all noncancelable leases in effect for continuing operations at December 31, 2002 are as follows (amounts in thousands):

	Capital Leases	Operating Leases

2003	$560	$6,150
2004	741	5,641
2005	178	4,661
2006	89	3,370
2007	—	3,466
Years thereafter	—	683,099

Total minimum lease payments	1,568	$706,387

Less amount representing interest	(115)

Total present value of minimum payments	1,453
Less current portion of obligations	(522)

Long-term obligations	$931

      The Company entered into a 75-year operating lease agreement during 1999 for 65.3 acres of land located in Osceola County, Florida for the development of Gaylord Palms. The lease requires annual lease payments of approximately $0.9 million until the completion of construction in 2002, at which point the annual lease payments increased to approximately $3.2 million. The lease agreement provides for a 3% escalation of base rent each year beginning five years after the opening of Gaylord Palms. As required by SFAS No. 13, and related interpretations, the terms of this lease require that the Company recognize lease expense on a straight-line basis, which resulted in an annual lease expense of approximately $9.8 million for 2002, including approximately $6.5 million of non-cash expenses during 2002. The Company is currently attempting to renegotiate certain terms of the lease in an attempt to more closely align the economic cost of the lease with the impact on the Company’s results of operations. At the end of the 75-year lease term, the Company may extend the operating lease to January 31, 2101, at which point the

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

buildings and fixtures will be transferred to the lessor. The Company also records contingent rentals based upon net revenues associated with the Gaylord Palms operations. The Company recorded $0.6 million of contingent rentals related to the Gaylord Palms subsequent to its January 2002 opening.

     Other Commitments

      The Company was notified during 1997 by Nashville governmental authorities of an increase in the appraised value and property tax rates related to Gaylord Opryland resulting in an increased tax assessment. The Company contested the increases and was awarded a partial reduction in the assessed values. During the year ended December 31, 2000, the Company recognized a pretax charge to operations of $1.1 million for the resolution of the property tax dispute.

      During 1999, the Company entered into a 20-year naming rights agreement related to the Nashville Arena with the Nashville Predators. The Nashville Arena has been renamed the Gaylord Entertainment Center as a result of the agreement. The contractual commitment required the Company to pay $2.1 million during the first year of the contract, with a 5% escalation each year for the remaining term of the agreement. The Company is accounting for the naming rights agreement expense on a straight-line basis over the 20-year contract period. The Company recognized naming rights expense of $3.4 million for the years ended December 31, 2002, 2001 and 2000, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

      The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims relating to workers’ compensation, employee medical benefits and general liability for which it is self-insured.

      The Company has entered into employment agreements with certain officers, which provides for severance payments upon certain events, including a change of control.

      The Company, in the ordinary course of business, is involved in certain legal actions and claims on a variety of other matters. It is the opinion of management that such legal actions will not have a material effect on the results of operations, financial condition or liquidity of the Company.

17.     Retirement Plans

      Prior to January 1, 2001, the Company maintained a noncontributory defined benefit pension plan in which substantially all of its employees were eligible to participate upon meeting the pension plan’s participation requirements. The benefits were based on years of service and compensation levels. On January 1, 2001 the Company amended its defined benefit pension plan to determine future benefits using a cash balance formula. On December 31, 2000, benefits credited under the plan’s previous formula were frozen. Under the cash formula, each participant had an account which was credited monthly with 3% of qualified earnings and the interest earned on their previous month-end cash balance. In addition, the Company included a “grandfather” clause which assures that the participant will receive the greater of the benefit calculated under the cash balance plan and the benefit that would have been payable if the defined benefit plan had remained in existence. The benefit payable to a vested participant upon retirement at age 65, or age 55 with 15 years of service, is equal to the participant’s account balance, which increases based upon length of service and compensation levels. At retirement, the employee generally receives the balance in the account as a lump sum. The funding policy of the Company is to contribute annually an amount which equals or exceeds the minimum required by applicable law.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the funded status at December 31 (amounts in thousands):

	2002	2001

Change in benefit obligation:
Benefit obligation at beginning of year	$58,712	$57,608
Service cost	—	2,592
Interest cost	3,964	4,288
Amendments	—	1,867
Actuarial loss (gain)	5,359	(2,763)
Benefits paid	(5,021)	(4,880)
Curtailment	(3,800)	—

Benefit obligation at end of year	59,214	58,712

Change in plan assets:
Fair value of plan assets at beginning of year	44,202	52,538
Actual loss on plan assets	(3,870)	(6,030)
Employer contributions	1,794	2,574
Benefits paid	(5,021)	(4,880)

Fair value of plan assets at end of year	37,105	44,202

Funded status	(22,109)	(14,510)
Unrecognized net actuarial loss	22,944	14,829
Unrecognized prior service cost	—	3,750
Adjustment for minimum liability	(22,944)	(14,779)

Accrued pension cost	$(22,109)	$(10,710)

      Net periodic pension expense reflected in the accompanying consolidated statements of operations included the following components for the years ended December 31 (amounts in thousands):

	2002	2001	2000

Service cost	$—	$2,592	$2,564
Interest cost	3,964	4,288	3,911
Expected return on plan assets	(3,395)	(4,131)	(3,963)
Recognized net actuarial loss	710	169	107
Amortization of prior service cost	—	402	211
Curtailment loss	3,750	—	—

Total net periodic pension expense	$5,029	$3,320	$2,830

      The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% for 2002, and 7.5% for 2001. The rate of increase in future compensation levels used was 4% and the assumed expected long-term rate of return on plan assets was 8%. Plan assets are invested in a diverse portfolio that primarily consists of equity and debt securities.

      The Company also maintains non-qualified retirement plans (the “Non-Qualified Plans”) to provide benefits to certain key employees. The Non-Qualified Plans are not funded and the beneficiaries’ rights to receive distributions under these plans constitute unsecured claims to be paid from the Company’s general

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets. At December 31, 2002, the Non-Qualified Plans’ projected benefit obligations and accumulated benefit obligations were $10.3 million.

      The Company’s accrued cost related to its qualified and non-qualified retirement plans of $32.4 million and $20.8 million at December 31, 2002 and 2001, respectively, is included in other long-term liabilities in the accompanying consolidated balance sheets. The 2002 increase in the minimum liability related to the Company’s retirement plans resulted in a charge to equity of $7.2 million, net of taxes of $4.7 million. The 2001 increase in the minimum liability related to the Company’s retirement plans resulted in a charge to equity of $7.7 million, net of taxes of $4.9 million. The 2002 and 2001 charges to equity due to the increase in the minimum liability are included in other comprehensive loss in the accompanying consolidated statements of stockholders’ equity.

      The Company also has contributory retirement savings plans in which substantially all employees are eligible to participate. The Company contributes an amount equal to the lesser of one-half of the amount of the employee’s contribution or 3% of the employee’s salary. In addition, effective January 1, 2002, the Company contributes 2% to 4% of the employee’s salary, based upon the Company’s financial performance. Company contributions under the retirement savings plans were $3.8 million, $1.5 million and $1.6 million for 2002, 2001 and 2000, respectively.

      Effective December 31, 2001, the Company amended its retirement plans and its retirement savings plan whereby the retirement cash balance benefit was frozen and whereby future Company contributions to the retirement savings plan will include 2% to 4% of the employee’s salary, based upon the Company’s financial performance, in addition to the one-half match of the employee’s salary up to a maximum of 3% as described above. As a result of these changes to the retirement plans, the Company recorded a pretax charge to operations of $5.7 million in the first quarter of 2002 related to the write-off of unamortized prior service cost in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and related interpretations.

18.     Postretirement Benefits Other Than Pensions

      The Company sponsors unfunded defined benefit postretirement health care and life insurance plans for certain employees. The Company contributes toward the cost of health insurance benefits and contributes the full cost of providing life insurance benefits. In order to be eligible for these postretirement benefits, an employee must retire after attainment of age 55 and completion of 15 years of service, or attainment of age 65 and completion of 10 years of service. The Company’s Benefits Trust Committee determines retiree premiums.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table reconciles the change in benefit obligation of the postretirement plans to the accrued postretirement liability as reflected in other liabilities in the accompanying consolidated balance sheets at December 31 (amounts in thousands):

	2002	2001

Change in benefit obligation:
Benefit obligation at beginning of year	$13,665	$12,918
Service cost	306	688
Interest cost	1,353	946
Actuarial loss	862	—
Contributions by plan participants	142	101
Benefits paid	(987)	(988)
Remeasurements	9,054	—
Amendments	(4,673)	—

Benefit obligation at end of year	19,722	13,665
Unrecognized net actuarial gain	4,406	13,038

Accrued postretirement liability	$24,128	$26,703

      Net postretirement benefit expense reflected in the accompanying consolidated statements of operations included the following components for the years ended December 31 (amounts in thousands):

	2002	2001	2000

Service cost	$306	$688	$736
Interest cost	1,353	946	923
Curtailment gain	(2,105)	—	—
Recognized net actuarial gain	(1,284)	(826)	(811)

Net postretirement benefit expense	$(1,730)	$808	$848

      The health care cost trend is projected to be 10.75% in 2003, declining each year thereafter to an ultimate level trend rate of 5.5% per year for 2009 and beyond. The health care cost trend rates are not applicable to the life insurance benefit plan. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a 1% increase in the assumed health care cost trend rate each year would increase the accumulated postretirement benefit obligation as of December 31, 2002 by approximately 9% and the aggregate of the service and interest cost components of net postretirement benefit expense would increase approximately 10%. Conversely, a 1% decrease in the assumed health care cost trend rate each year would decrease the accumulated postretirement benefit obligation as of December 31, 2002 by approximately 8% and the aggregate of the service and interest cost components of net postretirement benefit expense would decrease approximately 10%. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for 2002 and 7.5% for 2001.

      The Company amended the plans effective December 31, 2001 such that only active employees whose age plus years of service total at least 60 and who have at least 10 years of service as of December 31, 2001 remain eligible. The amendment and curtailment of the plans were recorded in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and related interpretations.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Goodwill and Intangibles

      The transitional provisions of SFAS No. 142 require the Company to perform an assessment of whether goodwill is impaired as of the beginning of the fiscal year in which the statement is adopted. Under the transitional provisions of SFAS No. 142, the first step is for the Company to evaluate whether the reporting unit’s carrying amount exceeds its fair value. If the reporting unit’s carrying amount exceeds it fair value, the second step of the impairment test must be completed. During the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount.

      The Company completed the transitional goodwill impairment reviews required by SFAS No. 142 during the second quarter of 2002. In performing the impairment reviews, the Company estimated the fair values of the reporting units using a present value method that discounted estimated future cash flows. Such valuations are sensitive to assumptions associated with cash flow growth, discount rates and capital rates. In performing the impairment reviews, the Company determined one reporting unit’s goodwill to be impaired. Based on the estimated fair value of the reporting unit, the Company impaired the recorded goodwill amount of $4.2 million associated with the Radisson Hotel at Opryland in the hospitality segment. The circumstances leading to the goodwill impairment assessment for the Radisson Hotel at Opryland primarily relate to the effect of the September 11, 2001 terrorist attacks on the hospitality and tourism industries. In accordance with the provisions of SFAS No. 142, the Company has reflected the impairment charge as a cumulative effect of a change in accounting principle in the amount of $2.6 million, net of tax benefit of $1.6 million, as of January 1, 2002 in the accompanying consolidated statements of operations.

      The Company performed the annual impairment review on all goodwill at December 31, 2002 and determined that no further impairment, other than the goodwill impairment of the Radisson Hotel at Opryland as discussed above, would be required during 2002.

      The changes in the carrying amounts of goodwill by business segment for the twelve months ended December 31, 2002 are as follows (amounts in thousands):

	Balance as of	Transitional	Balance as of
	December 31,	Impairment	December 31,
	2001	Losses	2002

Hospitality	$4,221	$(4,221)	$—
Attractions	6,915	—	6,915
Corporate and other	—	—	—

Total	$11,136	$(4,221)	$6,915

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents a reconciliation of net income and income per share assuming the nonamortization provisions of SFAS No. 142 were applied during the years ended December 31 (amounts in thousands, except per share data):

	2002	2001	2000

Reported net income (loss)	$95,144	$(47,796)	$(156,056)
Add back: Goodwill amortization, net of tax	—	1,360	4,556

Adjusted net income (loss)	$95,144	$(46,436)	$(151,500)

Basic earnings (loss) per share
Reported net income (loss)	$2.82	$(1.42)	$(4.67)
Add back: Goodwill amortization, net of tax	—	0.04	0.14

Adjusted net income (loss)	$2.82	$(1.38)	$(4.53)

Diluted earnings (loss) per share
Reported net income (loss)	$2.82	$(1.42)	$(4.67)
Add back: Goodwill amortization, net of tax	—	0.04	0.14

Adjusted net income (loss)	$2.82	$(1.38)	$(4.53)

      The above goodwill amortization during 2000 includes $4.1 million of amortization related to the acquisitions for Gaylord Digital as discussed in Note 6.

      The Company also reassessed the useful lives and classification of identifiable finite-lived intangible assets and determined the lives of these intangible assets to be appropriate. The carrying amount of amortized intangible assets in continuing operations, including the intangible assets related to benefit plans, was $2.4 million and $6.7 million at December 31, 2002 and 2001, respectively. The decrease in intangible assets during 2002 is primarily related to the reclassification of the intangible asset related to the benefit plan as discussed in Note 17. The related accumulated amortization of intangible assets in continuing operations was $445,000 and $387,000 at December 31, 2002 and 2001, respectively. The amortization expense related to intangibles from continuing operations during the twelve months ended December 31, 2002 and 2001 was $58,000 and $59,000, respectively. The estimated amounts of amortization expense for the next five years are equivalent to $58,000 per year.

20.     Financial Reporting by Business Segments

      The following information (amounts in thousands) from continuing operations is derived directly from the segments’ internal financial reports used for corporate management purposes. The Company has revised its reportable segments during the first quarter of 2003 due to the Company’s decision to divest of the Radio Operations.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2002	2001	2000

Revenues:
Hospitality	$339,380	$228,712	$237,260
Attractions	65,600	67,064	69,283
Corporate and other	272	290	64

Total	$405,252	$296,066	$306,607

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2002	2001	2000

Depreciation and amortization:
Hospitality	$44,924	$25,593	$24,447
Attractions	5,778	6,270	13,955
Corporate and other	5,778	6,542	6,257

Total	$56,480	$38,405	$44,659

Operating income (Loss):
Hospitality	$25,972	$34,270	$45,478
Attractions	1,596	(5,010)	(44,413)
Corporate and other	(42,111)	(40,110)	(38,187)
Preopening costs	(8,913)	(15,927)	(5,278)
Gain on sale of assets	30,529	—	—
Impairment and other charges	—	(14,262)	(75,660)
Restructuring charges	17	(2,182)	(12,952)

Total	$7,090	$(43,221)	$(131,012)

Identifiable assets:
Hospitality	$1,056,434	$947,646	$660,289
Attractions	85,530	90,912	101,521
Corporate and other	1,032,809	998,916	899,949
Discontinued operations	17,423	140,170	269,046

Total	$2,192,196	$2,177,644	$1,930,805

      The following table represents the capital expenditures for continuing operations by segment for the years ended December 31 (amounts in thousands).

	2002	2001	2000

Capital expenditures
Hospitality	$170,522	$277,643	$201,720
Attractions	3,285	2,471	6,973
Corporate and other	11,842	807	8,168

Total	$185,649	$280,921	$216,861

21.     Subsequent Events

      The Company has revised its reportable segments during the first quarter of 2003 due to the Company’s decision to dispose of WSM-FM and WWTN(FM). During the first quarter of 2003, the Company committed to a plan of disposal of the Radio Operations. Subsequent to committing to a plan of disposal during the first quarter, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus in exchange for approximately $62.5 million in cash. In connection with this agreement, the Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 21, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million. At the time of the sale, net proceeds of approximately $50 million were placed in an escrow account for completion of the Texas hotel. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

      During May of 2003, the Company finalized a $225 million credit facility (the “2003 Loans”) with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Loans consist of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Loans are due in 2006. The senior loan bears interest of LIBOR plus 3.5%. The subordinated loan bears interest of LIBOR plus 8.0%. The 2003 Loans are secured by the Gaylord Palms assets and the Gaylord hotel in Texas. At the time of closing the 2003 Loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Loans at 1.48% in year one and 2.09% in year two. The Company is required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the 2003 Loans. Proceeds of the 2003 Loans were used to pay off the Term Loan of $60 million as discussed below and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Gaylord hotel in Texas.

      On November 12, 2003, the Company completed its offering of $350 million in aggregate principal amount of senior notes due 2013 (the “Senior Notes”) in an institutional private placement. The interest rate of the Senior Notes is 8%, although the Company has entered into interest rate swaps with respect to $125 million principal amount of the Senior Notes which results in an effective interest rate of LIBOR plus 2.95% with respect to that portion of the Senior Notes. The Senior Notes, which mature on November 15, 2013, bear interest semi-annually in cash in arrears on May 15 and November 15 of each year, starting on May 15, 2004. The Senior Notes are redeemable, in whole or in part, at any time on or after November 15, 2008 at a designated redemption amount, plus accrued and unpaid interest. In addition, the Company may redeem up to 35% of the Senior Notes before November 15, 2006 with the net cash proceeds from certain equity offerings. The Senior Notes rank equally in right of payment with the Company’s other unsecured unsubordinated debt, but are effectively subordinated to all of the Company’s secured debt to the extent of the assets securing such debt. The Senior Notes are guaranteed on a senior unsecured basis by each of the Company’s subsidiaries that was a borrower or guarantor under the 2003 Loans, and as of November 2003, of the new revolving credit facility. The net proceeds from the offering of the Senior Notes, together with the Company’s cash on hand, were used as follows:

•	$275.6 million was used to repay the $150 million senior term loan portion and the $50 million subordinated term loan portion of the 2003 Loans, as well as the remaining $66 million of the Company’s $100 million Mezzanine Loan and to pay certain estimated fees and expenses related to the ResortQuest acquisition; and

•	$79.2 million was placed in escrow pending consummation of the ResortQuest acquisition, at which time that amount was used, together with available cash, to repay ResortQuest’s senior notes and its credit facility.

      On November 20, 2003, the Company entered into a new $65.0 million revolving credit facility, which has been increased to $100.0 million. The new revolving credit facility, which replaced the revolving credit portion under the 2003 Florida/Texas senior secured credit facility, matures in May 2006 and borrowings thereunder bear interest at a rate of either LIBOR plus 3.50% or the lending banks’ base rate plus 2.25%.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The new revolving credit facility is guaranteed by the subsidiaries that were guarantors or borrowers under the 2003 Florida/Texas senior secured credit facility and is secured by a leasehold mortgage on the Gaylord Palms Resort & Convention Center. The new revolving credit facility requires the Company to achieve substantial completion and initial opening of the Texas hotel by June 30, 2004. The new revolving credit facility was arranged by Deutsche Bank Securities Inc. and Banc of America Securities LLC.

      On November 20, 2003, pursuant to the Agreement and Plan of Merger dated as of August 4, 2003, the Company acquired ResortQuest International, Inc (“ResortQuest”) in a tax-free stock-for-stock merger. ResortQuest, which is based in Destin, Florida, is one of the largest vacation rental property managers in the United States. ResortQuest will continue to operate as a separate brand led by members of its existing senior management team. Under the terms of the merger agreement, the ResortQuest stockholders received 0.275 shares of Gaylord common stock for each outstanding share of ResortQuest common stock. ResortQuest became a wholly-owned subsidiary of the Company and ResortQuest stockholders owned approximately 14% of the outstanding shares of the Company immediately following the merger.

      Gaylord is a party to the lawsuit styled Nashville Hockey Club Limited Partnership v. Gaylord Entertainment Company, Case No. 03-1474, now pending in the Chancery Court for Davidson County, Tennessee. In its complaint for breach of contract, Nashville Hockey Club Limited Partnership alleges that Gaylord failed to honor its payment obligation under a Naming Rights Agreement for the multi-purpose arena in Nashville known as the Gaylord Entertainment Center. Specifically, Plaintiff alleges that Gaylord failed to make a semi-annual payment to Plaintiff in the amount of $1,186,565.50 when due on January 1, 2003 and in the amount of $1,245,894 when due on July 1, 2003. Gaylord contends that it made the payment due under the Naming Rights Agreement by way of set off against obligations owed by Plaintiff to CCK Holdings, LLC (“CCK”) (a wholly owned consolidated subsidiary of the Company) under a “put option” CCK exercised pursuant to the Partnership Agreement between CCK and Plaintiff. CCK has assigned the proceeds of its put option to Gaylord. Gaylord is vigorously contesting this case by filing an answer and counterclaim denying any liability to Plaintiff, specifically alleging that all payments due to Plaintiff under the Naming Rights Agreement have been paid in full and asserting a counterclaim for amounts owing on the put option under the Partnership Agreement. Plaintiff has filed a motion for summary judgment, which has been set for hearing on February 6, 2004, and the parties are proceeding with discovery. Gaylord will continue to vigorously assert its rights in this litigation.

      As discussed in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC in March 2003, the Company restated its historical financial statements for 2000, 2001 and the first nine months of 2002 to reflect certain non-cash changes, which resulted primarily from a change to the Company’s income tax accrual and the manner in which the Company accounted for its investment in the Nashville Predators. The Company has been advised by the Securities and Exchange Commission (the “SEC”) Staff that it is conducting a formal investigation into the financial results and transactions that were the subject of the restatement by the Company. The Company has been cooperating with the SEC staff and intends to continue to do so. Although the Company cannot predict the ultimate outcome of the investigation, the Company does not currently believe that the investigation will have a material adverse effect on the Company’s financial condition or results of operations.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.     Quarterly Financial Information (Unaudited)

      The following is selected unaudited quarterly financial data for the fiscal years ended December 31, 2002 and 2001 (amounts in thousands, except per share data).

      The sum of the quarterly per share amounts may not equal the annual totals due to rounding.

	2002

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$99,657	$95,937	$100,421	$109,237
Depreciation and amortization	15,230	12,762	13,933	14,555
Operating income (loss)	(15,671)	8,749	18,294	(4,282)
Income (loss) of continuing operations before income taxes, discontinued operations and accounting change	(10,627)	2,869	26,617	(5,582)
Provision (benefit) for income taxes	(4,094)	(1,584)	7,283	(287)
Income (loss) of continuing operations before discontinued operations	(6,533)	4,453	19,334	(5,295)
Gain from discontinued operations, net of taxes	958	1,425	80,710	2,664
Cumulative effect of accounting change	(2,572)	—	—	—
Net income (loss)	(8,147)	5,878	100,044	(2,631)
Net income (loss) per share	(0.24)	0.17	2.96	(0.08)
Net income (loss) per share — assuming dilution	(0.24)	0.17	2.96	(0.08)

      During the second quarter of 2002, the Company sold its partnership share of the Opry Mills partnership to certain affiliates of The Mills Corporation for approximately $30.8 million in cash proceeds upon the disposition. The Company deferred approximately $20.0 million of the gain representing the estimated present value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002. The Company recognized the remainder of the proceeds, net of certain transaction costs, as a gain of approximately $10.6 million during the second quarter of 2002.

      Also during the second quarter of 2002, the Company adopted a plan of restructuring to streamline certain operations and duties. Accordingly, the Company recorded a pretax restructuring charge of $1.1 million related to employee severance costs and other employee benefits. The second quarter 2002 restructuring charge was offset by a reversal of $1.1 million of the fourth quarter 2001 restructuring charge.

      During the third quarter of 2002, the Company sold its interest in the land lease discussed above in relation to the sale of the Opry Mills partnership and recognized the remaining $20.0 million deferred gain, less certain transaction costs.

      During the third quarter of 2002, the Company finalized the sale of Acuff-Rose Music Publishing to Sony/ATV Music Publishing for approximately $157.0 million in cash. The Company recognized a pretax gain of $130.6 million during the third quarter of 2002 related to the sale in discontinued operations. The

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

gain on the sale of Acuff-Rose Music Publishing is recorded in the income from discontinued operations in the consolidated statement of operations.

	2001

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$78,551	$68,077	$67,163	$82,275
Depreciation and amortization	9,526	9,703	9,594	9,582
Operating loss	(3,205)	(17,294)	(8,705)	(14,017)
Income (loss) of continuing operations before income taxes, discontinued operations and accounting change	27,046	(3,067)	(39,095)	(4,191)
Provision (benefit) for income taxes	8,569	(1,294)	(15,042)	(1,375)
Income (loss) of continuing operations before discontinued operations	18,477	(1,773)	(24,053)	(2,816)
Loss from discontinued operations, net of taxes	(7,278)	(2,155)	(19,546)	(19,854)
Cumulative effect of accounting change	11,202	—	—	—
Net income (loss)	22,401	(3,928)	(43,599)	(22,670)
Net income (loss) per share	0.67	(0.12)	(1.30)	(0.67)
Net income (loss) per share — assuming dilution	0.67	(0.12)	(1.30)	(0.67)

      During the second quarter of 2001, the Company recognized pretax impairment and other charges of $11.4 million. Also during the second quarter of 2001, the Company recorded a reversal of $2.3 million of the restructuring charges originally recorded during the fourth quarter of 2000.

      During the fourth quarter of 2001, the Company recognized a pretax loss of $2.9 million from continuing operations representing impairment and other charges and pretax restructuring charges from continuing operations of $5.8 million offset by a pretax reversal of restructuring charges of $1.4 million originally recorded during the fourth quarter of 2000.

23.	Information Concerning Guarantor and Non-Guarantor Subsidiaries

      Not all of the Company’s subsidiaries guarantee the $350 million Senior Notes. All of the Company’s subsidiaries that are borrowers or have guaranteed borrowings under the Company’s new revolving credit facility or previously, the Company’s 2003 Florida/Texas senior secured credit facility will be guarantors (the “Guarantors”) of the notes. Certain of the Company’s subsidiaries, including those that incurred the Company’s Nashville hotel loan or own or manage the Nashville loan borrower (the “Non-Guarantors”), do not guarantee the notes. The condensed consolidating financial information includes certain allocations of revenues and expenses based on management’s best estimates, which are not necessarily indicative of financial position, results of operations and cash flows that these entities would have achieved on a stand alone basis.

      The following consolidating schedules present condensed financial information of the Company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations

For the Twelve Months Ended December 31, 2002

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues	$63,549	$176,149	$206,132	$(40,578)	$405,252
Operating expenses:
Operating costs	16,399	112,497	135,685	(9,998)	254,583
Selling, general and administrative	39,814	39,286	29,998	(366)	108,732
Management fees	—	13,196	17,454	(30,650)	—
Preopening costs	—	8,913	—	—	8,913
Gain on sale of assets	—	(30,529)	—	—	(30,529)
Restructuring charges, net	(1,086)	104	965	—	(17)
Depreciation	6,238	22,895	23,561	—	52,694
Amortization	2,343	595	848	—	3,786

Operating income (loss)	(159)	9,192	(2,379)	436	7,090
Interest expense, net	(36,598)	(30,037)	(27,095)	46,770	(46,960)
Interest income	45,499	290	3,789	(46,770)	2,808
Unrealized loss on Viacom stock	(37,300)	—	—	—	(37,300)
Unrealized gain on derivatives	86,476	—	—	—	86,476
Other gains and (losses)	1,753	(643)	53	—	1,163

Income (loss) before income taxes, discontinued operations, and cumulative effect of accounting change	59,671	(21,198)	(25,632)	436	13,277
Provision (benefit) for income taxes	20,157	(9,462)	(9,813)	436	1,318
Equity in subsidiaries’ (earnings) losses, net	(55,630)	—	—	55,630	—

Income (loss) from continuing operations	95,144	(11,736)	(15,819)	(55,630)	11,959
Gain (loss) from discontinued operations, net	—	9,803	75,954	—	85,757
Cumulative effect of accounting change, net	—	(2,572)	—	—	(2,572)

Net income (loss)	$95,144	$(4,505)	$60,135	$(55,630)	$95,144

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations

For the Twelve Months Ended December 31, 2001

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues	$45,649	$60,909	$222,073	$(32,565)	$296,066
Operating expenses:
Operating costs	19,498	46,402	143,027	(7,628)	201,299
Selling, general and administrative	27,851	9,810	29,551	—	67,212
Management fees	—	9,004	16,227	(25,231)	—
Preopening costs	—	15,927	—	—	15,927
Impairment and other charges	6,858	845	6,559	—	14,262
Restructuring charges, net	2,182	—	—	—	2,182
Depreciation	6,900	4,339	23,499	—	34,738
Amortization	2,091	934	642	—	3,667

Operating income (loss)	(19,731)	(26,352)	2,568	294	(43,221)
Interest expense, net	(33,412)	(9,994)	(42,062)	46,103	(39,365)
Interest income	47,388	2,194	2,075	(46,103)	5,554
Unrealized gain on Viacom stock	782	—	—	—	782
Unrealized gain on derivatives	54,282	—	—	—	54,282
Other gains and (losses)	(10,565)	13,112	114	—	2,661

Income (loss) before income taxes, discontinued operations, and cumulative effect of accounting change	38,744	(21,040)	(37,305)	294	(19,307)
Provision (benefit) for income taxes	14,465	(8,193)	(15,708)	294	(9,142)
Equity in subsidiaries’ (earnings) losses, net	83,277	—	—	(83,277)	—

Income (loss) from continuing operations	(58,998)	(12,847)	(21,597)	83,277	(10,165)
Gain (loss) from discontinued operations, net	—	(26,136)	(22,697)	—	(48,833)
Cumulative effect of accounting change, net	11,202	—	—	—	11,202

Net income (loss)	$(47,796)	$(38,983)	$(44,294)	$83,277	$(47,796)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations

For the Twelve Months Ended December 31, 2000

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$48,650	$53,329	$233,960	$(29,332)	$306,607
Operating expenses:
Operating costs	20,163	44,004	146,917	(1,066)	210,018
Selling, general and administrative	31,570	17,078	40,404	—	89,052
Management fees	—	10,012	18,703	(28,715)	—
Preopening costs	—	5,278	—	—	5,278
Impairment and other charges	3,720	23,807	48,133	—	75,660
Restructuring charges, net	632	812	11,508	—	12,952
Depreciation	6,830	5,376	23,172	—	35,378
Amortization	1,645	1,100	6,536	—	9,281

Operating income (loss)	(15,910)	(54,138)	(61,413)	449	(131,012)
Interest expense, net	(34,045)	(29,847)	(62,761)	96,346	(30,307)
Interest income	89,530	9,088	1,774	(96,346)	4,046
Other gains and (losses)	2,050	(6,398)	834	—	(3,514)

Income (loss) before income taxes, discontinued operations, and cumulative effect of accounting change	41,625	(81,295)	(121,566)	449	(160,787)
Provision (benefit) for income taxes	16,066	(26,157)	(42,689)	449	(52,331)
Equity in subsidiaries’ (earnings) losses, net	181,615	—	—	(181,615)	—

Income (loss) from continuing operations	(156,056)	(55,138)	(78,877)	181,615	(108,456)
Gain (loss) from discontinued operations, net	—	(26,913)	(20,687)	—	(47,600)

Net income (loss)	$(156,056)	$(82,051)	$(99,564)	$181,615	$(156,056)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2002

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(in thousands)
ASSETS:
Current assets:
Cash and cash equivalents — unrestricted	$92,896	$3,644	$2,092	$—	$98,632
Cash and cash equivalents — restricted	2,732	—	16,591	—	19,323
Trade receivables, net	1,237	10,768	22,610	(12,241)	22,374
Deferred financing costs	26,865	—	—	—	26,865
Deferred income taxes	10,344	3,601	6,608	—	20,553
Other current assets	5,330	6,295	14,264	—	25,889
Intercompany receivables, net	509,409	—	—	(509,409)	—
Current assets of discontinued operations	—	—	4,095	—	4,095

Total current assets	648,813	24,308	66,260	(521,650)	217,731
Property and equipment, net	85,132	661,151	363,880	—	1,110,163
Goodwill	—	6,915	—	—	6,915
Amortized intangible assets, net	1,480	319	197	—	1,996
Investments	726,985	22,202	60,598	(300,705)	509,080
Estimated fair value of derivative assets	207,727	—	—	—	207,727
Long-term deferred financing costs	93,660	—	7,273	—	100,933
Other long-term assets	11,432	2,351	10,540	—	24,323
Long-term assets of discontinued operations	—	—	13,328	—	13,328

Total assets	$1,775,229	$717,246	$522,076	$(822,355)	$2,192,196

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Current portion of long-term debt	$522	$—	$8,004	$—	$8,526
Accounts payable and accrued liabilities	16,008	44,114	33,098	(12,535)	80,685
Intercompany payables, net	—	655,381	(167,130)	(488,251)	—
Current liabilities of discontinued operations	—	1,523	5,129	—	6,652

Total current liabilities	16,530	701,018	(120,899)	(500,786)	95,863
Secured forward exchange contract	613,054	—	—	—	613,054
Long-term debt	60,931	—	271,181	—	332,112
Deferred income taxes	183,496	7,242	53,634	—	244,372
Estimated fair value of derivative liabilities	48,647	—	—	—	48,647
Other long-term liabilities	64,581	(11,450)	14,470	294	67,895
Long-term liabilities of discontinued operations	—	(22,691)	23,480	—	789
Minority interest of discontinued operations	—	—	1,885	—	1,885
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	338	3,337	2	(3,339)	338
Additional paid-in capital	520,796	235,126	123,093	(358,219)	520,796
Retained earnings	282,798	(195,176)	155,481	39,695	282,798
Other stockholders’ equity	(15,942)	(160)	(251)	—	(16,353)

Total stockholders’ equity	787,990	43,127	278,325	(321,863)	787,579

Total liabilities and stockholders’ equity	$1,775,229	$717,246	$522,076	$(822,355)	$2,192,196

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2001

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS:
Current assets:
Cash and cash equivalents — unrestricted	$7,108	$307	$1,779	$—	$9,194
Cash and cash equivalents — restricted	30,821	—	34,172	—	64,993
Trade receivables, net	1,860	11,592	21,834	(21,836)	13,450
Deferred financing costs	26,865	—	—	—	26,865
Deferred income taxes	13,809	1,623	8,006	—	23,438
Other current assets	4,871	3,405	4,011	2,854	15,141
Intercompany receivables, net	570,508	—	—	(570,508)	—
Current assets of discontinued operations	—	32,091	19,498	—	51,589

Total current assets	655,842	49,018	89,300	(589,490)	204,670
Property and equipment, net	81,883	534,103	375,206	—	991,192
Goodwill	—	11,136	—	—	11,136
Amortized intangible assets, net	5,725	355	219	—	6,299
Investments	651,220	48,802	72,661	(222,511)	550,172
Estimated fair value of derivative assets	158,028	—	—	—	158,028
Long-term deferred financing costs	123,738	—	13,775	—	137,513
Other long-term assets	9,442	791	19,820	—	30,053
Long-term assets of discontinued operations	—	43,304	45,277	—	88,581

Total assets	$1,685,878	$687,509	$616,258	$(812,001)	$2,177,644

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Current portion of long-term debt	$80,000	$—	$8,004	$—	$88,004
Accounts payable and accrued liabilities	24,740	56,896	25,726	(19,319)	88,043
Intercompany payables, net	—	593,409	(22,901)	(570,508)	—
Current liabilities of discontinued operations	—	9,602	21,626	—	31,228

Total current liabilities	104,740	659,907	32,455	(589,827)	207,275
Secured forward exchange contract	613,054	—	—	—	613,054
Long-term debt	20,000	—	360,993	—	380,993
Deferred income taxes	117,394	(13,121)	34,326	—	138,599
Estimated fair value of derivative liabilities	85,424	—	—	—	85,424
Other long-term liabilities	47,273	754	4,424	337	52,788
Long-term liabilities of discontinued operations	—	(6,912)	7,756	—	844
Minority interest of discontinued operations	—	—	1,679	—	1,679
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	337	3,337	10	(3,347)	337
Additional paid-in capital	519,695	235,126	79,363	(314,489)	519,695
Retained earnings	187,654	(190,671)	95,346	95,325	187,654
Other stockholders’ equity	(9,693)	(911)	(94)	—	(10,698)

Total stockholders’ equity	697,993	46,881	174,625	(222,511)	696,988

Total liabilities and stockholders’ equity	$1,685,878	$687,509	$616,258	$(812,001)	$2,177,644

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net cash provided by continuing operating activities	$110,765	$40,248	$(67,184)	$—	$83,829
Net cash provided by discontinued operating activities	—	(517)	3,968	—	3,451

Net cash provided by operating activities	110,765	39,731	(63,216)	—	87,280
Purchases of property and equipment	(11,550)	(161,396)	(12,703)	—	(185,649)
Sale of assets	—	30,875	—	—	30,875
Other investing activities	(2,401)	12,777	(1,086)	—	9,290

Net cash used in investing activities — continuing operations	(13,951)	(117,744)	(13,789)	—	(145,484)
Net cash provided by investing activities — discontinued operations	—	81,350	151,220	—	232,570

Net cash provided by investing activities	(13,951)	(36,394)	137,431	—	87,086
Proceeds from issuance of long-term debt	85,000	—	—	—	85,000
Repayment of long-term debt	(125,034)	—	(89,812)	—	(214,846)
(Increase) decrease in restricted cash and cash equivalents	28,089	—	17,581	—	45,670
Proceeds from exercise of stock option and purchase plans	919	—	—	—	919

Net cash used in financing activities — continuing operations	(11,026)	—	(72,231)	—	(83,257)
Net cash used in financing activities — discontinued operations	—	—	(1,671)	—	(1,671)

Net cash used in financing activities	(11,026)	—	(73,902)	—	(84,928)

Net change in cash	85,788	3,337	313	—	89,438
Cash and cash equivalents at beginning of year	7,108	307	1,779	—	9,194

Cash and cash equivalents at end of year	$92,896	$3,644	$2,092	$—	$98,632

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2001

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net cash provided by continuing operating activities	$(84,464)	$251,963	$(152,377)	$—	$15,122
Net cash provided by discontinued operating activities	—	4,848	(4,480)	—	368

Net cash provided by operating activities	(84,464)	256,811	(156,857)	—	15,490
Purchases of property and equipment	(5,184)	(262,420)	(13,317)	—	(280,921)
Other investing activities	889	4,850	(2,706)	—	3,033

Net cash used in investing activities — continuing operations	(4,295)	(257,570)	(16,023)	—	(277,888)
Net cash provided by investing activities — discontinued operations	—	452	17,342	—	17,794

Net cash used in investing activities	(4,295)	(257,118)	1,319	—	(260,094)
Proceeds from issuance of long-term debt	100,000	—	435,000	—	535,000
Repayment of long-term debt	(500)	—	(241,003)	—	(241,503)
Deferred financing costs paid	(3,642)	—	(15,940)	—	(19,582)
(Increase) decrease in restricted cash and cash equivalents	(26,861)	—	(25,465)	—	(52,326)
Proceeds from exercise of stock option and purchase plans	2,548	—	—	—	2,548

Net cash provided by financing activities — continuing operations	71,545	—	152,592	—	224,137
Net cash provided by financing activities — discontinued operations	—	—	2,904	—	2,904

Net cash provided by financing activities	71,545	—	155,496	—	227,041

Net change in cash	(17,214)	(307)	(42)	—	(17,563)
Cash and cash equivalents at beginning of year	24,322	614	1,821	—	26,757

Cash and cash equivalents at end of year	$7,108	$307	$1,779	$—	$9,194

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2000

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net cash provided by continuing operating activities	$(87,692)	$184,534	$(59,030)	$—	$37,812
Net cash used in discontinued operating activities	—	483	(27,061)	—	(26,578)

Net cash provided by operating activities	(87,692)	185,017	(86,091)	—	11,234
Purchases of property and equipment	(3,133)	(172,717)	(41,011)	—	(216,861)
Other investing activities	(16,363)	2,154	(18,818)	—	(33,027)

Net cash used in investing activities — continuing operations	(19,496)	(170,563)	(59,829)	—	(249,888)
Net cash used in investing activities — discontinued operations	—	(12,129)	(26,923)	—	(39,052)

Net cash used in investing activities	(19,496)	(182,692)	(86,752)	—	(288,940)
Proceeds from issuance of long-term debt	500	—	175,000	—	175,500
Repayment of long-term debt	(500)	(3,000)	—	—	(3,500)
Cash proceeds from secured forward exchange contract	613,054	—	—	—	613,054
Deferred financing costs paid	(192,643)	—	(2,809)	—	(195,452)
Net payments under revolving credit agreements	(294,000)	—	—	—	(294,000)
(Increase) decrease in restricted cash and cash equivalents	(3,960)	—	(8,707)	—	(12,667)
Proceeds from exercise of stock option and purchase plans	2,136	—	—	—	2,136

Net cash provided by financing activities — continuing operations	124,587	(3,000)	163,484	—	285,071
Net cash provided by financing activities — discontinued operations	—	—	9,306	—	9,306

Net cash provided by financing activities	124,587	(3,000)	172,790	—	294,377

Net change in cash	17,399	(675)	(53)	—	16,671
Cash and cash equivalents at beginning of year	6,923	1,289	1,874	—	10,086

Cash and cash equivalents at end of year	$24,322	$614	$1,821	$—	$26,757

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following unaudited consolidating schedules present condensed financial information of the Company, the guarantor subsidiaries, and the non-guarantor subsidiaries as of and for the nine months ended September 30, 2003 and 2002.

Unaudited Condensed Consolidating Statement of Operations

For the Nine Months Ended September 30, 2003

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$48,371	$148,826	$151,562	$(30,808)	$317,951
Operating expenses:
Operating costs	16,250	86,321	97,265	(7,903)	191,933
Selling, general and administrative	25,879	33,199	20,932	(69)	79,941
Management fees	—	11,123	11,713	(22,836)	—
Preopening costs	—	7,111	—	—	7,111
Gain on sale of assets	—	—	—	—	—
Impairment and other charges	—	—	—	—	—
Restructuring charges, net	—	—	—	—	—
Depreciation	4,161	17,394	18,106	—	39,661
Amortization	2,324	467	992	—	3,783

Operating income (loss)	(243)	(6,789)	2,554	—	(4,478)
Interest expense, net	(28,092)	(20,086)	(16,477)	33,516	(31,139)
Interest income	27,989	957	6,343	(33,516)	1,773
Unrealized gain (loss) on Viacom stock	(27,067)	—	—	—	(27,067)
Unrealized gain (loss) on derivatives	24,016	—	—	—	24,016
Other gains and (losses)	465	(10)	(20)	—	435

Income (loss) before income taxes and discontinued operations	(2,932)	(25,928)	(7,600)	—	(36,460)
Provision (benefit) for income taxes	(949)	(9,820)	(5,205)	—	(15,974)
Equity in subsidiaries’ (earnings) losses, net	(17,623)	—	—	17,623	—

Income (loss) from continuing operations	15,640	(16,108)	(2,395)	(17,623)	(20,486)
Income (loss) from discontinued operations, net	—	977	35,149	—	36,126
Cumulative effect of accounting change	—	—	—	—	—

Net income (loss)	$15,640	$(15,131)	$32,754	$(17,623)	$15,640

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidating Statement of Operations

For the Nine Months Ended September 30, 2002

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$50,117	$138,529	$140,625	$(33,256)	$296,015
Operating expenses:
Operating costs	15,266	86,836	94,116	(7,330)	188,888
Selling, general and administrative	26,147	28,410	21,806	—	76,363
Management fees	—	12,122	13,804	(25,926)	—
Preopening costs	—	7,946	—	—	7,946
Gain on sale of assets	—	(30,529)	—	—	(30,529)
Impairment and other charges	—	—	—	—	—
Restructuring charges, net	(1,019)	104	965	—	50
Depreciation	4,744	16,844	17,649	—	39,237
Amortization	1,672	460	556	—	2,688

Operating income (loss)	3,307	16,336	(8,271)	—	11,372
Interest expense, net	(27,568)	(23,823)	(20,728)	35,830	(36,289)
Interest income	35,827	261	1,659	(35,830)	1,917
Unrealized loss on Viacom stock	(39,611)	—	—	—	(39,611)
Unrealized gain on derivatives	80,805	—	—	—	80,805
Other gains and (losses)	1,179	(887)	373	—	665

Income (loss) before income taxes and discontinued operations	53,939	(8,113)	(26,967)	—	18,859
Provision (benefit) for income taxes	13,164	(2,676)	(8,883)	—	1,605
Equity in subsidiaries’ (earnings) losses, net	(57,000)	—	—	57,000	—

Income (loss) from continuing operations	97,775	(5,437)	(18,084)	(57,000)	17,254
Income (loss) from discontinued operations, net	—	8,135	74,958	—	83,093
Cumulative effect of accounting change	—	(2,572)	—	—	(2,572)

Net income (loss)	$97,775	$126	$56,874	$(57,000)	$97,775

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidating Balance Sheet

As of September 30, 2003

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS:
Current assets:
Cash and cash equivalents — unrestricted	$23,133	$599	$1,040	$—	$24,772
Cash and cash equivalents — restricted	136,495	—	14,048	—	150,543
Trade receivables, net	386	17,885	11,328	(8,328)	21,271
Deferred financing costs	27,722	1,740	—	—	29,462
Deferred income taxes	10,344	3,601	6,608	—	20,553
Intercompany receivable	421,828	—	44,240	(466,068)	—
Other current assets	5,407	7,138	15,277	(175)	27,647
Current assets of discontinued operations	—	—	2,185	—	2,185

Total current assets	625,315	30,963	94,726	(474,571)	276,433

Property and equipment, net	85,486	798,053	354,463	—	1,238,002
Goodwill	—	6,915	—	—	6,915
Amortized intangible assets, net	1,649	317	4	—	1,970
Investments	722,991	22,202	60,598	(323,779)	482,012
Estimated fair value of derivative assets	200,274	—	—	—	200,274
Long-term deferred financing costs	71,112	4,253	2,812	—	78,177
Other long-term assets	9,875	2,002	10,493	—	22,370
Long-term assets of discontinued operations	—	—	8,398	—	8,398

Total assets	$1,716,702	$864,705	$531,494	$(798,350)	$2,314,551

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Current portion of long-term debt	$517	$22	$74,004	$—	$74,543
Accounts payable and accrued liabilities	42,672	23,552	28,283	(8,797)	85,710
Intercompany payable	—	580,901	(114,833)	(466,068)	—
Current liabilities of discontinued operations	—	22	3,145	—	3,167

Total current liabilities	43,189	604,497	(9,401)	(474,865)	163,420

Secured forward exchange contract	613,054	—	—	—	613,054
Long-term debt	452	200,212	193,178	—	393,842
Deferred income taxes	178,125	17,987	50,850	—	246,962
Estimated fair value of derivative liabilities	17,177	—	—	—	17,177
Other long-term liabilities	58,250	12,301	136	294	70,981
Long-term liabilities of discontinued operations	—	829	(1)	—	828
Intercompany	—	—	—	—	—
Minority interest of discontinued operations	—	—	2,019	—	2,019
Stockholders’ equity:
Common stock	339	3,337	2	(3,339)	339
Additional paid-in capital	523,330	235,126	107,386	(342,512)	523,330
Retained earnings	298,438	(210,307)	188,235	22,072	298,438
Other stockholders’ equity	(15,652)	723	(910)	—	(15,839)

Total stockholders’ equity	806,455	28,879	294,713	(323,779)	806,268

Total liabilities and stockholders’ equity	$1,716,702	$864,705	$531,494	$(798,350)	$2,314,551

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended September 30, 2003

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(in thousands)
Net cash provided by continuing operating activities	$128,538	$(40,919)	$(43,168)	$—	$44,451
Net cash provided by discontinued operating activities	—	—	2,524		2,524

Net cash provided by operating activities	128,538	(40,919)	(40,644)	—	46,975
Purchases of property and equipment	(3,266)	(155,354)	(8,808)		(167,428)
Sale of assets	—	—	—		—
Other investing activities	(2,075)	167	(670)		(2,578)

Net cash used in investing activities — continuing operations	(5,341)	(155,187)	(9,478)	—	(170,006)
Net cash provided by investing activities — discontinued operations	—	—	59,485		59,485

Net cash used in investing activities	(5,341)	(155,187)	50,007	—	(110,521)
Repayment of long-term debt	(60,000)	—	(12,003)		(72,003)
Proceeds from issuance of long-term debt	—	200,000	—		200,000
Deferred financing costs paid	—	(7,793)	—		(7,793)
(Increase) decrease in restricted cash and cash equivalents	(133,763)	—	2,543		(131,220)
Proceeds from exercise of stock option and purchase plans	1,287	—	—		1,287
Other financing activities, net	(484)	854	(861)		(491)

Net cash used in financing activities — continuing operations	(192,960)	193,061	(10,321)	—	(10,220)
Net cash used in financing activities — discontinued operations	—	—	(94)		(94)

Net cash used in financing activities	(192,960)	193,061	(10,415)	—	(10,314)

Net change in cash	(69,763)	(3,045)	(1,052)	—	(73,860)
Cash and cash equivalents at beginning of period	92,896	3,644	2,092		98,632

Cash and cash equivalents at end of period	$23,133	$599	$1,040	$—	$24,772

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended September 30, 2002

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net cash provided by continuing operating activities	$175,642	$(26,468)	$(85,596)	$—	$63,578
Net cash used in discontinued operating activities	—	(517)	151		(366)

Net cash provided by operating activities	175,642	(26,985)	(85,445)	—	63,212
Purchases of property and equipment	(11,548)	(84,693)	(9,651)		(105,892)
Sale of assets	—	30,875	—		30,875
Other investing activities	(24)	172	(390)		(242)

Net cash used in investing activities — continuing operations	(11,572)	(53,646)	(10,041)	—	(75,259)
Net cash provided by investing activities — discontinued operations	—	81,350	151,395		232,745

Net cash provided by investing activities	(11,572)	27,704	141,354	—	157,486
Repayment of long-term debt	(125,000)	—	(75,054)		(200,054)
Proceeds from issuance of long-term debt	85,000	—	—		85,000
Deferred financing costs paid	—	—	—		—
(Increase) decrease in restricted cash and cash equivalents	29,589	—	20,324		49,913
Proceeds from exercise of stock option and purchase plans	856	—	—		856
Other financing activities, net	1,314	—	—		1,314

Net cash used in financing activities — continuing operations	(8,241)	—	(54,730)	—	(62,971)
Net cash used in financing activities — discontinued operations	—	—	(839)		(839)

Net cash used in financing activities	(8,241)	—	(55,569)	—	(63,810)

Net change in cash	155,829	719	340	—	156,888
Cash and cash equivalents at beginning of period	7,108	307	1,779		9,194

Cash and cash equivalents at end of period	$162,937	$1,026	$2,119	$—	$166,082

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

23.1	Consent of Ernst & Young LLP

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY

Date: January 9, 2004	By:	/s/ David C. Kloeppel

	Name: Title:	David C. Kloeppel Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP